Filed Pursuant to Rule 424(b)(3)
Registration Statement Nos. 333-181974
and 333-181974-01 through 333-181974-24

PROSPECTUS

$30,000,000

M/I Homes, Inc.

Offer to exchange

up to $30 million aggregate principal amount of outstanding unregistered 8.625% Senior Notes due 2018 for

an equal principal amount of 8.625% Senior Notes due 2018 which have been registered under the Securities Act of 1933, as amended

M/I Homes, Inc. hereby offers, upon the terms and subject to the conditions set forth in this prospectus, to exchange up to $30 million aggregate principal amount of its outstanding unregistered 8.625% Senior Notes due 2018 (the “original notes”) for an equal principal amount of registered 8.625% Senior Notes due 2018 (the “exchange notes”). The original notes are, and the exchange notes will be, part of a single class of 8.625% Senior Notes due 2018 in the aggregate principal amount of $230 million, of which $200 million were initially issued on November 12, 2010 in a private placement transaction and subsequently exchanged on June 13, 2011 for substantially identical notes (the “outstanding registered notes”) registered under the Securities Act of 1933, as amended (the “Securities Act”). The exchange offer does not relate to the outstanding registered notes. We expect that the exchange notes will share a single CUSIP number with the outstanding registered notes and the exchange notes and the outstanding registered notes will be fungible. The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes will not be subject to the transfer restrictions, registration rights and additional interest provisions applicable to the original notes. We are offering the exchange notes pursuant to a registration rights agreement that we entered into in connection with the issuance of the original notes. The exchange notes will be fully and unconditionally guaranteed on a senior unsecured basis by all of our subsidiaries that have guaranteed the original notes and the outstanding registered notes.

Material Terms of the Exchange Offer:

•	The exchange offer will expire at 5:00 p.m., New York City time, on July 18, 2012, unless extended (the “expiration time”).

•

Upon consummation of the exchange offer, all original notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of the exchange notes which have been registered under the Securities Act.

•	You may withdraw tenders of original notes at any time prior to the expiration time.

•	The exchange offer is subject to certain customary conditions described in this prospectus, but is not conditioned upon the tender of any minimum principal amount of original notes.

•	The exchange of your original notes for exchange notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer, and we will pay all expenses of the exchange offer.

•

No established trading market currently exists for the exchange notes. We do not intend to list the exchange notes on any national securities exchange or seek their quotation on any automated quotation system.

•	See “The Exchange Offer” beginning on page 2 of this prospectus for information on how to exchange your original notes for exchange notes.

•

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The accompanying letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such exchange notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for the one-year period following the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 10 of this prospectus for a description of risks that you should consider in determining whether to participate in the exchange offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 19, 2012

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information or represent anything about us, our financial results or this offering that is not contained or incorporated by reference in this prospectus. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any state or other jurisdiction where the offer or solicitation is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate on any date subsequent to the date set forth on the front of this prospectus or the date of incorporation by reference, even though this prospectus may be delivered or securities may be sold on a later date.

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request. In order to ensure timely delivery of this information, you must request the information no later than five business days before the date on which the exchange offer expires. Therefore, you must request the information on or before July 11, 2012. You may make such a request by contacting us at:

M/I Homes, Inc.

3 Easton Oval, Suite 500

Columbus, Ohio 43219

Attention: J. Thomas Mason, Chief Legal Officer

(614) 418-8000

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FORWARD-LOOKING STATEMENTS

Certain information contained or incorporated by reference in this prospectus contains forward-looking statements, including, but not limited to, statements regarding our future financial performance and financial condition. Words such as “expects,” “anticipates,” “envisions,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make or incorporate herein are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, but not limited to, those referred to below:

•

the homebuilding industry is experiencing a prolonged and severe downturn that may continue for an indefinite period and adversely affect our business and results of operations even more than has occurred to date;

•

further tightening of residential consumer mortgage lending or mortgage financing requirements or further volatility in credit and consumer lending markets could adversely affect the availability of residential consumer mortgage loans for some potential purchasers of our homes and thereby reduce our sales;

•	our strategies in responding to the adverse conditions in the homebuilding industry have had limited success, and the continued implementation of these and other strategies may not be successful;

•	demand for new homes is sensitive to economic conditions over which we have no control, such as the availability of mortgage financing;

•	increasing interest rates could cause defaults for homebuyers who financed homes using non-traditional financing products, which could increase the number of homes available for resale;

•	our land investment exposes us to significant risks, including potential impairment write-downs, that could negatively impact our profits if the market value of our inventory declines;

•	if we are unable to successfully compete in the highly competitive homebuilding industry, our financial results and growth may suffer;

•

if economic conditions worsen or the current challenging economic conditions continue for an extended period of time, this could have continued negative consequences on our operations, financial position, and cash flows;

•	interest rate increases or changes in federal lending programs or regulations could lower demand for our homes;

•	tax law changes could make home ownership more expensive or less attractive;

•	inflation can adversely affect us, particularly in a period of declining home sale prices;

•	our limited geographic diversification could adversely affect us if the homebuilding industry in our markets declines;

•	we may not be successful in integrating acquisitions or implementing our growth strategies;

•	if we are unable to obtain suitable financing, our business may be negatively impacted;

•	reduced numbers of home sales may force us to absorb additional carrying costs;

•	we could be adversely affected by a negative change in our credit rating;

•	errors in estimates and judgments that affect decisions about how we operate and on our reported amounts of assets, liabilities, revenues and expenses could have a material impact on us;

•	if our ability to resell mortgages to investors is impaired, we may be required to broker loans;

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•	mortgage investors could seek to have us buy back loans or compensate them for losses incurred on mortgages we have sold based on claims that we breached our limited representations or warranties;

•	we compete on several levels with homebuilders that may have greater sales and financial resources, which could hurt future earnings;

•	we may not be able to benefit from net operating loss carryforwards;

•	our net operating loss carryforwards could be substantially limited if we experience an “ownership change” as defined in Section 382 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

•	our results of operations, financial condition and cash flows could be adversely affected if pending or future legal claims against us are not resolved in our favor;

•

the terms of our indebtedness may restrict our ability to operate and, if our financial performance further declines, we may be unable to maintain compliance with the covenants in the documents governing our indebtedness;

•	our indebtedness could adversely affect our financial condition, and we and our subsidiaries may incur additional indebtedness, which could increase the risks created by our indebtedness;

•	in the ordinary course of business, we are required to obtain performance bonds, the unavailability of which could adversely affect our results of operations and/or cash flows;

•	changes in accounting principles, interpretations and practices may affect our reported revenues, earnings, and results of operations;

•	we can be injured by failures of persons who act on our behalf to comply with applicable regulations and guidelines;

•	we experience fluctuations and variability in our operating results on a quarterly basis and, as a result, our historical performance may not be a meaningful indicator of future results;

•	homebuilding is subject to warranty and liability claims in the ordinary course of business which may lead to additional reserves or expenses;

•	natural disasters and severe weather conditions could delay deliveries, increase costs, and decrease demand for homes in affected areas;

•	supply shortages and other risks related to the demand for skilled labor and building materials could increase costs and delay deliveries;

•	we are subject to extensive government regulations, which could restrict our homebuilding or financial services business;

•	information technology failures and data security breaches could harm our business;

•	we are dependent on the services of certain key employees, and the loss of their services could hurt our business; and

•	such other factors as may be described from time to time in our filings with the SEC.

The factors identified in this section are not intended to represent a complete list of all the factors that could adversely affect our business, operating results, financial condition or cash flows. Other factors not presently known to us or that we currently deem immaterial to us may also have an adverse effect on our business, operating results, financial condition or cash flows, and the factors we have identified could affect us to a greater extent than we currently anticipate. Many of the important factors that will determine our future financial performance and financial condition are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date they are made. Except as required by applicable law or the rules and regulations of the SEC, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings and reports with the SEC should be consulted.

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SUMMARY

The following summary highlights selected information contained or incorporated by reference in this prospectus, and may not contain all of the information that is important to you. You should read this prospectus in its entirety, including the information set forth under “Risk Factors” and the documents incorporated by reference in this prospectus, before making any investment decision. Unless the context otherwise requires, all references in this prospectus to the “Company,” “we,” “our” and “us” refer to M/l Homes, Inc. and its subsidiaries.

The Company

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes. We were incorporated, through predecessor entities, in 1973 and commenced homebuilding activities in 1976. Since that time, we have sold and delivered over 81,000 homes. We design, market, construct and sell single-family homes, attached townhomes, and condominiums to first-time, move-up, empty-nester and luxury buyers, with a particular focus on first-time and value-focused buyers, under the M/I Homes, Showcase Homes, TriStone Homes and Triumph Homes trade names.

Our homes are sold in the following geographic markets: Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Tampa and Orlando, Florida; Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C. We support our homebuilding operations by providing mortgage financing services through our wholly-owned subsidiary, M/I Financial Corp. (“M/I Financial”), and title services through subsidiaries that are either wholly- or majority-owned by us.

Our financial reporting segments consist of: Midwest homebuilding; Southern homebuilding; Mid-Atlantic homebuilding; and financial services. Our homebuilding operations comprise the most substantial part of our business, representing 97% of consolidated revenue for the year ended December 31, 2011. Our financial services operations generate revenue from originating and selling mortgages and collecting fees for title insurance and closing services.

For additional information regarding our business, financial condition, results of operations and cash flows, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, each of which is incorporated by reference in this prospectus.

M/I Homes, Inc. is an Ohio corporation incorporated through predecessor entities in 1973. Our executive offices are located at 3 Easton Oval, Suite 500, Columbus, Ohio 43219, and our telephone number is (614) 418-8000. Our website address is www.mihomes.com. Information on our website is not incorporated by reference in or otherwise a part of this prospectus.

The Exchange Offer

The following is a summary of the principal terms of the exchange offer. See “The Exchange Offer” for a more detailed description of the terms of the exchange offer. Unless otherwise provided in this prospectus, as used in this prospectus, the term “notes” refers collectively to the original notes, the exchange notes and the outstanding registered notes, the term “indenture” refers to the indenture, dated as of November 12, 2010, which governs the original notes, the exchange notes and the outstanding registered notes, and the term “registration rights agreement” refers to the registration rights agreement, dated as of May 8, 2012, that we entered into with the initial purchasers of the original notes.

Original Notes	On May 8, 2012, we issued and sold $30 million aggregate principal amount of the original notes to the initial purchasers in a private placement transaction that was exempt from the registration requirements of the Securities Act.

In connection with the private placement, we entered into a registration rights agreement, dated May 8, 2012, with the initial purchasers of the original notes, pursuant to which we agreed to exchange the original notes for exchange notes which we agreed to register under the Securities Act, and we also granted holders of the original notes rights under certain circumstances to have resales of their original notes registered under the Securities Act. The exchange offer is intended to satisfy our obligations under the registration rights agreement.

We issued the original notes under an indenture dated as of November 12, 2010 among us, the subsidiary guarantors and U.S. Bank National Association, as trustee. The exchange notes will be issued under the same indenture and entitled to the benefits of the indenture. The exchange notes will evidence the same debt as the original notes. The original notes, the exchange notes and the outstanding registered notes will be treated as a single class of debt securities under the indenture.

The issuance of the original notes is represented by one or more global notes registered in the name of a nominee of The Depository Trust Company (“DTC”). Participants in DTC’s system who have accounts with DTC hold interests in the global notes in book-entry form. Accordingly, ownership of beneficial interests in the original notes is limited to DTC participants or persons who hold their interests through DTC participants.

The Exchange Offer	We are offering to exchange up to $30 million aggregate principal amount of the exchange notes, which have been registered under the Securities Act, for an equal principal amount of the original notes that are validly tendered and accepted in the exchange offer. The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes will not be subject to the transfer restrictions, registration rights and additional interest provisions applicable to the original notes.

If all outstanding original notes are tendered for exchange, there will be $230 million principal amount of 8.625% Senior Notes due 2018

(that have been registered under the Securities Act) outstanding after this exchange offer.

Expiration Time	The exchange offer will expire at 5:00 p.m., New York City time, on July 18, 2012, unless extended, in which case the expiration time will be the latest date and time to which we extend the exchange offer. See “The Exchange Offer—Expiration Time; Extensions; Amendments.”

Accrued Interest on Original Notes and Exchange Notes	Exchanging original notes for exchange notes will not affect the amount of interest a holder will receive. The exchange notes will accrue interest at the same rate (8.625% per annum) and on the same terms as the original notes. Interest will be payable semi-annually in arrears on each May 15 and November 15.

Original notes that are exchanged for exchange notes will cease to accrue interest on the last interest payment date before the day on which the exchange offer is consummated. Exchange notes that are issued in exchange for original notes will accrue interest from the last interest payment date before the day on which the exchange offer is consummated. See “The Exchange Offer—Interest on the Exchange Notes.”

Procedures for Tendering Original Notes	To exchange your original notes for exchange notes, you must validly tender your original notes at or before the expiration time. If you are a participant in DTC’s system, you may tender your original notes through book-entry transfer in accordance with DTC’s Automated Tender Offer Program, known as ATOP. If you wish to participate in the exchange offer, you must, at or prior to the expiration time:

•

complete, sign and date the accompanying letter of transmittal in accordance with the instructions contained therein, and deliver the letter of transmittal, together with your original notes and any other documents required by the letter of transmittal, to the exchange agent at the address set forth under “The Exchange Offer—Exchange Agent;” or

•

if your original notes are tendered pursuant to the procedures for book-entry transfer, arrange for DTC to (i) transmit to the exchange agent certain required information, including an agent’s message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, (ii) transfer your original notes into the exchange agent’s account at DTC and (iii) send the exchange agent confirmation of such book-entry transfer.

You may tender your original notes in whole or in part. However, if you tender less than all of your original notes, you may tender your original notes only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. See “The Exchange Offer—Procedures for Tendering Original Notes.”

Guaranteed Delivery Procedures	If you wish to tender your original notes and:

•	certificates for your original notes are not immediately available;

•	the letter of transmittal, your original notes or any other required documents cannot be delivered to the exchange agent at or prior to the expiration time; or

•	the procedures for book-entry transfer cannot be completed at or prior to the expiration time,

you may tender your original notes according to the guaranteed delivery procedures described in “The Exchange Offer—Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners	If you beneficially own original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must either (i) make appropriate arrangements to register ownership of the original notes in your name or (ii) obtain a properly completed bond power from the registered holder of the original notes before completing, signing and delivering the letter of transmittal, together with your original notes and any other required documents, to the exchange agent. See “The Exchange Offer—Procedures for Tendering Original Notes.”

Withdrawal of Tenders	You may withdraw your tender of original notes at any time prior to the expiration time by delivering a written notice of withdrawal to the exchange agent in accordance with the procedures described under “The Exchange Offer—Withdrawal of Tenders.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive. The exchange offer is not conditioned upon the tender of any minimum principal amount of original notes. We reserve the right to amend or terminate the exchange offer at any time prior to the expiration time if any condition to the exchange offer is not satisfied. See “The Exchange Offer—Conditions to the Exchange Offer.”

Acceptance of Original Notes and Delivery of Exchange Notes	Subject to satisfaction or waiver of the conditions to the exchange offer, promptly following the expiration time, we will accept any and all original notes that are validly tendered and not validly withdrawn and will issue the exchange notes. See “The Exchange Offer—Acceptance of Original Notes for Exchange; Delivery of Exchange Notes.”

Resales of Exchange Notes	We believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	you acquire the exchange notes in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate, you are not participating, and you do not intend to participate, in the distribution of the exchange notes (within the meaning of the Securities Act);

•	you are not an “affiliate” (as such term is defined in Rule 405 under the Securities Act) of ours;

•	you are not tendering original notes that have, or that are reasonably likely to have, the status of an unsold allotment of the initial placement of the original notes; and

•

if you are a broker-dealer, (i) you receive the exchange notes for your own account, (ii) you acquired the original notes as a result of market-making activities or other trading activities and (iii) you deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes.

If you do not meet these requirements, you may not participate in the exchange offer, and any sale or transfer of your original notes must comply with the registration and prospectus delivery requirements of the Securities Act.

Our belief is based on interpretations by the staff of the SEC contained in several no-action letters issued to third parties. The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer. If our belief is not accurate and you sell or transfer any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability. See “The Exchange Offer—Resales of the Exchange Notes.”

Broker-Dealer Prospectus Delivery Requirements	Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. See “Plan of Distribution.”

Consequences of Failure to Exchange Your Original Notes

If you do not exchange your original notes in the exchange offer, your original notes will continue to be subject to the restrictions on transfer set forth in the indenture and the legend on the original notes. In general, the original notes may not be offered, resold or otherwise transferred unless they are registered under the Securities Act or offered or sold under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. If a substantial amount of the original notes is tendered and accepted for exchange, the liquidity and trading market for the original notes that you continue to own may be significantly limited. See “The Exchange Offer—Consequences of Failure to Exchange Original Notes.”

Registration Rights Agreement	We are making the exchange offer to satisfy our obligations under the registration rights agreement. After the exchange offer is consummated, except in limited circumstances, you will no longer be entitled to any exchange or registration rights with respect to any original notes that you continue to own.

Material U.S. Federal Income Tax Consequences	The exchange of your original notes for exchange notes will not be a taxable event for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences.”

Dissenters’ Rights	Holders do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Exchange Agent	U.S. Bank National Association is serving as the exchange agent for the exchange offer. See “The Exchange Offer—Exchange Agent.”

Use of Proceeds	We will receive no proceeds from the issuance of exchange notes in the exchange offer. See “Use of Proceeds.”

The Exchange Notes

The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes have been registered under the Securities Act and, therefore, will not be subject to the transfer restrictions, registration rights and additional interest provisions applicable to the original notes. The following summary describes the principal terms of the exchange notes, certain of which are subject to important limitations and exceptions. See “Description of Notes” for a more detailed description of the terms of the exchange notes.

Issuer	M/I Homes, Inc., an Ohio corporation.

Notes Offered	$30 million aggregate principal amount of 8.625% Senior Notes due 2018.

Maturity	November 15, 2018.

Interest	The exchange notes will accrue interest at the rate of 8.625% per year. Interest on the exchange notes will be payable semi-annually in arrears on each May 15 and November 15.

Optional Redemption	We may redeem some or all of the notes at any time prior to November 15, 2014 at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus a “make-whole” amount, as described under “Description of Notes—Optional Redemption.”

On or after November 15, 2014, we may redeem some or all of the notes at the redemption prices set forth under “Description of Notes—Optional Redemption.”

In addition, prior to November 15, 2013, we may redeem up to 35% of the notes from the net cash proceeds of one or more qualified equity offerings at a redemption price equal to 108.625% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, provided that at least 65% of the aggregate principal amount of the notes remains outstanding after the redemption and such redemption occurs within 90 days of the date of closing of such qualified equity offering.

Change of Control Offer	Following a change of control, we will be required to make an offer to purchase all of the notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of Notes—Change of Control.”

Guarantees	The exchange notes will be fully and unconditionally guaranteed on a senior unsecured basis by all of our subsidiaries that have guaranteed the original notes and the outstanding registered notes. For the year ended December 31, 2011, our non-guarantor subsidiaries accounted for approximately $14.5 million, or 2.6%, of our total revenues, and as of March 31, 2012, our non-guarantor subsidiaries accounted for approximately $62.2 million, or 9.5%, of our total assets and $46.2 million, or 11.9%, of our total liabilities.

Ranking	The exchange notes and the guarantees of the exchange notes will be our and our subsidiary guarantors’ unsecured senior obligations and will: (i) rank equally in right of payment with all our and our subsidiary guarantors’ existing and future unsecured senior indebtedness, including the outstanding registered notes; (ii) rank senior in right of payment to all our and our subsidiary guarantors’ existing and future subordinated indebtedness; and (iii) be effectively subordinated to all our and our subsidiary guarantors’ existing and future secured indebtedness, including our $140 million secured revolving credit facility dated June 9, 2010, as amended (the “Credit Facility”), to the extent of the value of the assets securing such indebtedness. The exchange notes will be structurally subordinated to the liabilities of any of our subsidiaries that do not guarantee the exchange notes to the extent of the assets of such non-guarantor subsidiaries.

Certain Covenants	The indenture includes covenants that limit our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional indebtedness or liens;

•	pay dividends or make other distributions or repurchase or redeem our stock or other equity interests;

•	make investments;

•	sell assets;

•	create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

•	engage in transactions with affiliates; and

•	consolidate or merge with or into other companies, liquidate or sell all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications that are described in “Description of Notes—Certain Covenants.”

If the notes receive an investment grade rating by both Moody’s and Standard & Poor’s, our obligation to comply with certain of these covenants will cease. See “Description of Notes—Certain Covenants.”

Absence of an Established Trading Market	No established trading market currently exists for the exchange notes. We do not intend to list the exchange notes on any national securities exchange or seek their quotation on any automated quotation system. We cannot assure you that any active or liquid market for the exchange notes will develop or be maintained.

Book-Entry Form	The exchange notes will be issued in book-entry form and will be represented by one or more global notes deposited with a custodian for, and registered in the name of a nominee of, DTC, as depositary. Beneficial interests in the exchange notes will be shown on, and transfers of the exchange notes will be effected only through, records maintained in book-entry form by DTC and its participants.

Risk Factors	You should carefully consider all of the information contained and incorporated by reference in this prospectus before deciding whether to participate in the exchange offer. See “Risk Factors” for a discussion of certain risks you should consider in making your investment decision.

RISK FACTORS

You should carefully consider the risks described below, as well as the other information contained in this prospectus or incorporated by reference in this prospectus, before deciding whether to participate in the exchange offer. The occurrence of any of the following risks could materially and adversely affect our business, financial condition, prospects, results of operations and cash flows, which in turn could adversely affect our ability to repay the notes.

Risks Related to the Exchange Notes and the Exchange Offer

You may not be able to sell your original notes if you do not exchange them for exchange notes in the exchange offer.

If you do not exchange your original notes for exchange notes in the exchange offer, your original notes will continue to be subject to the restrictions on transfer as stated in the indenture and the legend on the original notes. In general, you may not offer, resell or otherwise transfer the original notes in the United States unless they are:

•	registered under the Securities Act;

•	offered or sold under an exemption from the registration requirements of the Securities Act and applicable state securities laws; or

•	offered or sold in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws.

We do not currently anticipate that we will register the original notes that are not exchanged in the exchange offer under the Securities Act or any state securities laws.

Holders of the original notes who do not tender their original notes will generally have no further registration rights under the registration rights agreement.

Once the exchange offer is consummated, holders who do not tender their original notes will not, except in limited circumstances, have any further registration rights under the registration rights agreement. We do not intend to file a shelf registration statement covering resales of the original notes unless we are required to do so under the registration rights agreement. We are required to file such a registration statement in only specific, limited circumstances which may not apply to you or your original notes. If you are eligible to participate in the exchange offer, you should not decline to do so based on the assumption that a shelf registration statement will be on file and effective when you intend to resell your original notes.

The market for the original notes may be significantly limited after the exchange offer, and you may be unable to sell your original notes after the exchange offer.

If a substantial amount of the original notes is tendered and accepted for exchange in the exchange offer, the trading market for the original notes that remain outstanding may be significantly limited. As a result, the liquidity of the original notes not tendered for exchange could be adversely affected. The extent of the market for the original notes and the availability of price quotations for the original notes will depend upon a number of factors, including the number of holders and the amount of original notes remaining outstanding and the interest of securities firms in maintaining a market in the original notes. If a substantially smaller amount of original notes remains outstanding after the exchange offer, the trading price for such remaining original notes may decline and become more volatile.

If you fail to follow the exchange offer procedures, your original notes may not be accepted for exchange, and if your original notes are not accepted for exchange, they will continue to be subject to their existing transfer restrictions and you may be unable to sell them.

We are not required to accept your original notes for exchange if you do not comply with all of the exchange offer procedures. We are required to issue exchange notes in the exchange offer only upon satisfaction of the procedures described under “The Exchange Offer—Procedures for Tendering Original Notes.” Therefore, if you wish to tender your original notes, please carefully review the exchange offer procedures and allow sufficient time to ensure timely satisfaction of all such procedures. If we do not receive all required documentation at or prior to the expiration time, or if there are defects or irregularities with respect to your tender of original notes for exchange, we may not accept your original notes for exchange. Neither we nor the exchange agent are obligated to extend the expiration time or notify you of any defects or irregularities with respect to your tender of original notes for exchange. We have the right to waive any defects or irregularities, but we are not obligated to do so. If we do not accept your original notes for exchange, your original notes will continue to be subject to their existing transfer restrictions and you may be unable to sell them.

Some holders who participate in the exchange offer must deliver a prospectus in connection with any resales of their exchange notes.

Based on interpretations of the staff of the SEC contained in several no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, assuming the truth of certain representations required to be made by you as described under “The Exchange Offer—Procedures for Tendering Original Notes.” If you do not meet these requirements, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, a broker-dealer that purchased original notes for its own account as part of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act whenever it sells any exchange notes it receives in the exchange offer.

Because the SEC has not considered this exchange offer in the context of a no-action letter, we cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer. If our belief is not accurate and you sell or transfer any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

Our indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes, and we and our subsidiaries may incur additional indebtedness, which could increase the risks created by our indebtedness.

As of March 31, 2012, after giving effect to the issuance of the original notes and based on the assumptions set forth under “Capitalization,” we had approximately $233.3 million of indebtedness outstanding (excluding issuances of letters of credit) and $48.5 million of available borrowings, in each case excluding the MIF Mortgage Warehousing Agreement (as defined herein). In addition, under the terms of the Credit Facility and the documents governing our other indebtedness, including the indenture, we have the ability, subject to applicable debt covenants, to incur additional indebtedness. The incurrence of additional indebtedness could magnify other risks related to us and our business. Our indebtedness and any future indebtedness we may incur could have a significant adverse effect on our future financial condition and our ability to fulfill our obligations under the notes. For example:

•

a significant portion of our cash flow may be required to pay principal and interest on our indebtedness, which could reduce the funds available for working capital, capital expenditures, acquisitions or other purposes;

•

borrowings under the Credit Facility bear, and borrowings under any new facility entered into before the maturity of the notes could bear, interest at floating rates, which could result in higher interest expense in the event of an increase in interest rates;

•	the terms of our indebtedness could limit our ability to borrow additional funds or sell assets to raise funds, if needed, for working capital, capital expenditures, acquisitions or other purposes;

•

our debt level and the various covenants contained in the Credit Facility, the indenture and the documents governing our other indebtedness could place us at a relative competitive disadvantage as compared to some of our competitors;

•

the terms of our indebtedness could prevent us from raising the funds necessary to repurchase all of the notes tendered to us upon the occurrence of a change of control, which would constitute a default under the indenture, which in turn could trigger a default under the Credit Facility and the documents governing our other indebtedness; and

•

the Credit Facility and certain of our other indebtedness have maturity dates prior to the maturity date of the notes, and if we are unable to repay or refinance such indebtedness upon maturity, we could be forced into bankruptcy or liquidation, which would constitute an event of default under the indenture and reduce or eliminate our ability to pay our obligations under the notes when due.

The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects or ability to satisfy our obligations under the notes. See “Description of Other Indebtedness.”

The terms of our indebtedness may restrict our ability to operate and, if our financial performance further declines, we may be unable to maintain compliance with the covenants in the documents governing our indebtedness.

The Credit Facility and the indenture impose restrictions on our operations and activities. These restrictions, and/or our failure to comply with the terms of our indebtedness, could have a material adverse effect on our results of operations, financial condition and ability to operate our business.

The Credit Facility requires compliance with certain financial covenants, including a minimum consolidated tangible net worth requirement and a maximum permitted leverage ratio. Currently, we believe the most restrictive covenant of the Credit Facility is to maintain a minimum consolidated tangible net worth. Failure to comply with this covenant or any of the other restrictions or covenants of the Credit Facility, whether because of a decline in our operating performance or otherwise, could result in a default under the Credit Facility. If a default occurs, the affected lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable, which in turn could cause a default under the documents governing our other indebtedness, if there is an amount outstanding and we are not able to repay such amount from other sources. If this happens and we are unable to obtain waivers from the required lenders, the lenders could exercise their rights under such documents, including forcing us into bankruptcy or liquidation. Also, while the aggregate commitment of the Credit Facility is $140 million, we can only borrow up to the amount we have secured by real estate and/or cash in accordance with the provisions of the Credit Facility. The secured borrowing base in the Credit Facility could preclude us from incurring additional borrowings, which could impair our ability to maintain sufficient working capital. In such a situation, there can be no assurance that we would be able to obtain alternative financing.

The indenture contains covenants that limit, among other things, our ability to pay dividends on common and preferred shares, or to repurchase any shares. If our “restricted payments basket,” as defined in the indenture, is less than zero, we are restricted from making certain payments, including dividends, as well as from repurchasing any shares. As a result of the current deficit in our restricted payments basket, we are currently restricted from paying dividends on our common shares and our 9.75% Series A Preferred Shares, as well as from repurchasing any shares. We cannot resume making such payments until such time as the restricted payments basket becomes positive or the notes are repaid and our board of directors authorizes such payments. The indenture also contains covenants that restrict our ability to, among other things, incur additional indebtedness or liens, make investments, engage in transactions with affiliates, consolidate or merge with or into other companies or liquidate or sell all or substantially all of our assets. These restrictions may limit our ability to operate our businesses and may prohibit or limit our ability to enhance our operations or take advantage of potential business opportunities as they arise. Failure to comply with these covenants or any of the other restrictions or covenants contained in the indenture could result in a default under such indenture, in which case holders of the notes may be entitled to cause the sums evidenced by such notes to become due immediately. Under such circumstances, we may be unable to repay those amounts without selling substantial assets, which we may have to do at prices well below the long-term fair values and carrying values of the assets. Our ability to comply with the foregoing restrictions and covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions.

We may be unable to generate a sufficient amount of cash flow to meet our debt obligations, including our obligations under the notes.

Our ability to make scheduled payments or to refinance our obligations with respect to the notes and our other indebtedness will depend on our financial and operating performance, which is subject to prevailing economic conditions and to certain financial, business and other factors beyond our control. If our cash flow and capital resources are insufficient to fund our debt obligations, we could face substantial liquidity problems and may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. We cannot assure you that our operating performance, cash flow and capital resources will be sufficient for the payment of our indebtedness in the future. In the event that we are required to dispose of material assets or operations or restructure our debt to meet our debt obligations, we cannot assure you as to the terms of any such transaction or how quickly any such transaction could be completed.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, and could cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. Any default under the agreements governing our indebtedness, including a default under the Credit Facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could render us unable to pay the principal and interest on the notes and substantially decrease the market value of the notes.

The notes and the guarantees of the notes will not be secured by any of our assets and therefore will be effectively subordinated to all our existing and future secured indebtedness.

The notes and the guarantees of the notes will be general unsecured obligations ranking effectively junior in right of payment to all of our existing and future secured indebtedness, including under the Credit Facility, to the extent of the collateral securing such indebtedness. In addition, the indenture permits the incurrence of additional indebtedness, some of which may be secured. In the event that the Company or a subsidiary guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, creditors whose debt is secured by assets of the Company or the subsidiary guarantors will be entitled to the remedies available to secured holders under applicable laws, including the foreclosure of the collateral securing such debt, before any payment may be made with respect to the notes or the affected guarantees. As a result, there may be insufficient assets to pay amounts due on the notes, and holders of the notes may receive less, ratably, than holders of our secured indebtedness. As of March 31, 2012, we had approximately $5.9 million of secured indebtedness outstanding (excluding issuances of letters of credit) and approximately $48.5 million of available borrowings with respect to secured indebtedness, in each case excluding the MIF Mortgage Warehousing Agreement. We can create additional borrowing availability under the Credit Facility to the extent we pledge additional assets. Borrowing availability under the Credit Facility can also be increased by increasing investments in assets currently pledged, but this is offset by the collateral value of homes delivered that are within the pledged asset pool. We may also incur additional secured indebtedness in the future.

The notes will be structurally subordinated to the liabilities of any of our subsidiaries that do not guarantee the notes to the extent of the assets of such non-guarantor subsidiaries.

The notes will be structurally subordinated to all liabilities of any of our subsidiaries that do not guarantee the notes. Therefore, our rights and the rights of our creditors to participate in the assets of any such subsidiary in the event that such a subsidiary is liquidated or reorganized are subject to the prior claims of such subsidiary’s creditors. As a result, all indebtedness and other liabilities, including trade payables, of the non-guarantor subsidiaries, whether secured or unsecured, must be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us in order for us to meet our obligations with respect to the notes. For the year ended December 31, 2011, our non-guarantor subsidiaries accounted for approximately $14.5 million, or 2.6%, of our total revenues, and as of March 31, 2012, our non-guarantor subsidiaries accounted for approximately $62.2 million, or 9.5%, of our total assets and $46.2 million, or 11.9%, of our total liabilities.

We may not have sufficient funds or be permitted by our indebtedness to purchase the notes upon a change of control.

Upon a change of control, we will be required to make an offer to purchase all of the outstanding notes. However, we cannot assure you that we will have or will be able to borrow sufficient funds at the time of any change of control to make the required repurchases of notes, or that restrictions in the Credit Facility or the documents governing our other indebtedness would permit us to make the required repurchases. In addition, a change of control may constitute an event of default under the Credit Facility or the documents governing our other indebtedness. A default under the Credit Facility or the documents governing our other indebtedness could result in a default under the indenture if the lenders elect to accelerate the indebtedness under such documents.

We could enter into transactions that would not constitute a change of control giving rise to an obligation to repurchase the notes, but that could increase the amount of our outstanding indebtedness.

The indenture, the Credit Facility and the documents governing our other indebtedness impose significant restrictions on our ability to take certain actions, including our ability to incur additional indebtedness or liens, make investments and sell assets, among others. In addition, the indenture imposes obligations on us to offer to repurchase the notes if we enter into a transaction that constitutes a change of control. Nevertheless, we could, in the future, enter into transactions such as acquisitions, refinancings or other recapitalizations or highly-leveraged transactions that would not constitute a change of control giving rise to an obligation by us to repurchase the notes, but that could increase the amount of our outstanding indebtedness. Such transactions could affect our capital structure or credit ratings or otherwise adversely affect the holders of the notes.

The notes and the guarantees of the notes may not be enforceable because of fraudulent conveyance laws.

The notes and the guarantees of the notes may be subject to review under federal bankruptcy laws or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of our unpaid creditors. Generally, under these laws, if in such a case or lawsuit a court were to find that at the time we issued the notes or one of our subsidiaries issued a guarantee of the notes:

•	we issued the notes or such subsidiary issued a guarantee with the intent of hindering, delaying or defrauding current or future creditors; or

•

we or such subsidiary guarantor received less than reasonably equivalent value or fair consideration for issuing the notes or a guarantee of the notes, as the case may be, and we or such subsidiary guarantor:

•	were insolvent or were rendered insolvent by reason of the issuance of the notes or such guarantee;

•

were engaged, or were about to engage, in a business or transaction for which our or such subsidiary guarantor’s remaining assets constituted unreasonably small capital to carry on our or such subsidiary guarantor’s business; or

•

intended to incur, or believed that we or such subsidiary guarantor would incur, indebtedness or other obligations beyond the ability to pay such indebtedness or obligations as they matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes), then the court could void the notes or such guarantee, as the case may be, subordinate the amounts owing under the notes or such guarantee to our presently existing or future indebtedness or take other actions detrimental to you.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred indebtedness or issued a guarantee:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts (including contingent liabilities) was greater than its assets, at fair valuation; or

•

the present fair saleable value of its assets was less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and mature.

If a note or a guarantee is voided as a fraudulent conveyance or is found to be unenforceable for any other reason, you will not have a claim against us or such subsidiary guarantor.

Each subsidiary guarantee contains a provision intended to limit the subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent conveyance. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent conveyance laws.

There is no established trading market for the exchange notes and, if a trading market develops, it may not be liquid.

No established trading market currently exists for the exchange notes. We do not intend to list the exchange notes on any national securities exchange or seek their quotation on any automated quotation system.

The liquidity of a trading market in the exchange notes, if any, and the future trading prices of the exchange notes will depend on many factors, including:

•	prevailing interest rates;

•	the market for similar securities; and

•	other factors, including general economic conditions and our financial condition, performance and prospects.

In addition, the market for non-investment grade debt securities has historically been subject to disruptions that have caused price volatility independent of the operating and financial performance of the issuers of these securities. It is possible that the market for the exchange notes will be subject to these kinds of disruptions. Accordingly, declines in the liquidity and market price of the exchange notes may occur independent of our operating and financial performance. We cannot assure you that any active or liquid market for the exchange notes will develop or be maintained.

The initial purchasers of the original notes have advised us that they currently intend to make a market in the exchange notes, but they are not obligated to do so. The initial purchasers may discontinue any market making activities in the exchange notes at any time, in their sole discretion, which could further negatively impact your ability to sell the exchange notes or the prevailing market price at the time you choose to sell.

Upon consummation of the exchange offer, we expect that the exchange notes will share a single CUSIP number with the outstanding registered notes and the exchange notes and the outstanding registered notes will thereafter be fungible. However, in the event that we are unable to exchange the original notes for notes sharing a single CUSIP number with the outstanding registered notes, for any reason, the exchange notes will continue to trade under a separate CUSIP number from the outstanding registered notes.

The value of the exchange notes may be subject to substantial volatility.

A real or perceived economic downturn or higher interest rates could cause a decline in the value of, or otherwise negatively impact the market for, the exchange notes. Because an active trading market may not develop for the exchange notes, it may be more difficult to sell and accurately value the exchange notes. In addition, as has recently been evident in the turmoil in the global financial markets, the present economic slowdown and the uncertainty over its breadth, depth and duration, the market for high-yield notes can experience sudden and sharp price swings, which may impact the valuation of the exchange notes and may be further exacerbated by large or sustained sales by major investors in the exchange notes, a high-profile default by another issuer or a change in the market for high-yield notes. Moreover, if one of the major rating agencies lowers its credit rating of the exchange notes, the price of the exchange notes will likely decline.

Risks Related to Our Business

The homebuilding industry is experiencing a prolonged and severe downturn that may continue for an indefinite period and adversely affect our business and results of operations even more than has occurred to date.

Since 2006, many of our markets and the U.S. homebuilding industry as a whole have experienced a significant and sustained decrease in demand for new homes and an oversupply of new and existing homes available for sale. In many markets, a rapid increase in new and existing home prices in the years leading up to and including 2006 reduced housing affordability relative to consumer incomes and tempered buyer demand. Also since the downturn began, investors and speculators reduced their purchasing activity and instead accelerated their efforts to sell residential property they had previously acquired. These trends, which have been more pronounced in markets that had experienced the greatest levels of price appreciation, have resulted in fewer overall home sales, greater cancellations of home purchase agreements by buyers, higher inventories of unsold homes and the increased use by homebuilders, speculators, investors and others of discounts, incentives, price concessions and other marketing efforts to close home sales in the years following 2006. These negative supply and demand trends have been exacerbated since 2008 by increasing sales of lender-owned homes, a severe downturn in general economic conditions, unemployment, turmoil in credit and consumer lending markets and tighter lending standards.

Reflecting the impact of this difficult environment, we, like many other homebuilders, have experienced to varying degrees since the housing market downturn began, declines in new contracts, decreases in the average selling price of new homes we have sold and delivered and reduced margins relative to years prior to the housing market downturn, and we have generated operating losses. We can provide no assurances that the homebuilding market or our business will improve substantially in the near future. If economic conditions and employment remain weak and mortgage foreclosures, delinquencies and short sales remain at heightened levels, there would likely be a corresponding adverse effect on our business and our results of operations, including, but not limited to, our number of homes delivered and the amount of revenues we generate.

Further tightening of residential consumer mortgage lending or mortgage financing requirements or further volatility in credit and consumer lending markets could adversely affect the availability of residential consumer mortgage loans for some potential purchasers of our homes and thereby reduce our sales.

Since 2008, the residential consumer mortgage lending and mortgage finance industries have experienced significant instability due to, among other things, relatively high rates of delinquencies, defaults and foreclosures on residential consumer mortgage loans and a resulting decline in their market value and the market value of securities backed by such loans. The delinquencies, defaults and foreclosures have been driven in part by persistent poor economic and employment conditions, which have negatively affected borrowers’ incomes, and by a decline in the values of many existing homes in various markets below the principal balance of the residential consumer mortgage loans secured by such homes. A number of providers, purchasers and insurers of residential consumer mortgage loans and residential consumer mortgage-backed securities have gone out of business or exited the market, and lenders, investors, regulators and others have questioned the oversight and the adequacy of lending standards for several residential consumer mortgage loan programs made available to borrowers in recent years, including programs offered or supported by the Federal Housing Administration (the “FHA”), the U.S. Department of Veterans Affairs (the “VA”) and the federal government sponsored enterprises, Fannie Mae and Freddie Mac. Compared to periods prior to 2008, this has led to reduced investor demand for residential consumer mortgage loans and residential consumer mortgage-backed securities, tightened credit requirements, reduced liquidity and availability of residential consumer mortgage loan products (particularly subprime and nonconforming loans), and increased down payment requirements and credit risk premiums related to home purchases. It has also led to enhanced regulatory and legislative actions, and government programs focused on modifying the principal balances, interest rates and/or payment terms of existing residential consumer mortgage loans and preventing residential consumer mortgage loan foreclosures, which have achieved somewhat mixed results.

The reduction in the availability of residential consumer mortgage loan products and providers and tighter residential consumer mortgage loan qualifications and down payment requirements have made it more difficult for some categories of borrowers to finance the purchase of our homes or the purchase of existing homes from potential move-up buyers who wish to purchase one of our homes. Overall, these factors have slowed any general improvement in the housing market, and they have resulted in volatile home purchase cancellation rates and reduced demand for our homes and for residential consumer mortgage loans originated through our M/I Financial subsidiary. These reductions in demand have had a materially adverse effect on our business and results of operations which may continue.

Potentially exacerbating the foregoing trends, in 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law and established several new standards and requirements (including risk retention obligations) relating to the origination, securitizing and servicing of, and consumer disclosures for, residential consumer mortgage loans. In addition, United States and international banking regulators have proposed or enacted higher capital standards and requirements for financial institutions. These standards and requirements, as and when implemented, are expected to further reduce the availability of loans to borrowers and/or increase the costs to borrowers to obtain such loans. Federal regulators and legislators are also discussing steps that may significantly reduce the ability or authority of the FHA, Fannie Mae and Freddie Mac to purchase or insure residential consumer mortgage loans. In the last few years, the FHA, Fannie Mae and Freddie Mac have purchased or insured substantially all new residential consumer mortgage loans originated by lenders and other mortgage banking services providers. Since 2010, investors in residential consumer mortgage-backed securities, as well as the FHA, Fannie Mae and Freddie Mac, have increasingly demanded that lenders and other mortgage banking services providers, brokers and other institutions, or their agents, repurchase the loans underlying the securities based on alleged breaches of underwriting standards or of representations and warranties made in connection with transferring the loans. We expect these “put-back” demands will continue during 2012 and, to the extent successful, could cause lenders and other mortgage banking services providers and brokers to further curtail their residential consumer mortgage loan origination activities due to reduced liquidity. Concerns about the soundness of the residential consumer mortgage lending and mortgage finance industries have also been heightened due to allegedly widespread errors by lenders and other mortgage banking services providers or brokers, or their agents, in the processing of residential consumer mortgage loan foreclosures and sales of foreclosed homes, leading to voluntary or involuntary delays and higher costs to finalize foreclosures and foreclosed home sales, and greater court and regulatory scrutiny. In addition to having a potential negative impact on the origination of new residential consumer mortgage loans, these disruptions in residential consumer mortgage loan foreclosures and lender-owned home sales can make it more difficult for us to accurately assess the supply of and prevailing prices for unsold homes and/or the overall health of particular housing markets.

Many of our homebuyers obtain financing for their home purchases from our M/I Financial subsidiary. If, due to higher costs, reduced liquidity, heightened risk retention obligations and/or new operating restrictions or regulatory reforms related to or arising from compliance with the Dodd-Frank Act, residential consumer mortgage loan put-back demands or internal or external reviews of its residential consumer mortgage loan foreclosure processes, or other factors or business decisions, M/I Financial is limited or unable to make loan products available to our homebuyers, our home sales and our homebuilding and financial services results of operations may be adversely affected. We can provide no assurance that the trend of tighter residential consumer mortgage lending standards will slow or reverse in the foreseeable future.

Our strategies in responding to the adverse conditions in the homebuilding industry have had limited success, and the continued implementation of these and other strategies may not be successful.

In an effort to generate higher revenues and restore and maintain our homebuilding operations’ profitability, beginning in late 2008 and continuing through 2011, we rolled out new, more flexible product designs, including our Eco Series, and we continued to take steps to reduce our selling, general and administrative expenses, and to redeploy our capital into housing markets with perceived higher future growth prospects, such as our entry into the Houston and San Antonio, Texas markets.

We believe these steps helped us increase our new contracts in 2011 compared to 2010, as well as increase the number of homes in backlog, the average sales price of the homes in backlog and the overall sales value of our backlog. However, there can be no assurance that these trends will continue, that we will successfully increase our average active community count and inventory base with desirable land assets at a reasonable cost, or that we will achieve or maintain profitability in the near future. In addition, notwithstanding our sales strategies, we have experienced volatility in our new contracts throughout the present housing downturn, including in 2011. We believe that our volatile new contract levels have largely reflected weak homebuyer confidence due to sustained home sales price declines, increased offerings of sales incentives in the marketplace for both new and existing homes, tightened residential consumer mortgage lending standards, and generally poor economic and employment conditions, all of which have prompted homebuyers to forgo or delay home purchases. Additional volatility arose in 2010 with the April 30, 2010 expiration of the federal homebuyer tax credit, which likely pulled demand forward into the first two quarters of 2010 and led to a drop in new contracts and customer traffic in the periods that followed, which led to a decreased beginning backlog level in 2011 compared to the year earlier. The relatively tight consumer mortgage lending environment and the inability of some homebuyers to sell their existing homes have also led to lower demand for new homes and to volatility in home purchase contract cancellations for us and the homebuilding industry. Many of these factors affecting our new contracts, and the related market dynamics that put downward pressure on our average selling prices, are beyond our control. It is uncertain how long and to what degree these factors, and the volatility in new contracts we have experienced, will continue. To the extent that these factors continue, and to the extent that they depress our average selling prices, we expect that they will have a negative effect on our business and our results of operations.

Demand for new homes is sensitive to economic conditions over which we have no control, such as the availability of mortgage financing.

Demand for homes is sensitive to changes in economic conditions such as the level of employment, consumer confidence, consumer income, the availability of financing and interest rate levels. The mortgage lending industry has experienced and may continue to experience significant challenges. As a result of increased default rates, particularly (but not entirely) with regard to sub-prime and other non-conforming loans, many lenders have reduced their willingness to make, and tightened their credit requirements with regard to, residential mortgage loans. Fewer loan products and stricter loan qualification standards have made it more difficult for some borrowers to finance the purchase of our homes. Although our financial services subsidiary offers mortgage loans to potential buyers of most of the homes we build, we may no longer be able to offer financing terms that are attractive to our potential buyers. Unavailability of mortgage financing at acceptable rates reduces demand for the homes we build, including, in some instances, causing potential buyers to cancel contracts they have signed.

Increasing interest rates could cause defaults for homebuyers who financed homes using non-traditional financing products, which could increase the number of homes available for resale.

During the period of high demand in the homebuilding industry prior to 2006, many homebuyers financed their purchases using non-traditional adjustable rate or interest only mortgages or other mortgages, including sub-prime mortgages, that involved, at least during initial years, monthly payments that were significantly lower than those required by conventional fixed rate mortgages. As a result, new homes became more affordable. However, as monthly payments for these homes increased, either as a result of increasing adjustable interest rates or as a result of principal payments coming due, some of these homebuyers defaulted on their payments and had their homes foreclosed, which increased the inventory of homes available for resale. Foreclosure sales and other distress sales resulted in further declines in market prices for homes. In an environment of declining prices, many homebuyers may delay purchases of homes in anticipation of lower prices in the future. In addition, as lenders perceive deterioration in credit quality among homebuyers, lenders have eliminated most of the non-traditional and sub-prime financing products previously available and increased the qualifications needed for mortgages or adjusting their terms to address increased credit risk. Tighter lending standards for mortgage products may have a negative impact on our business by making it more difficult for certain of our homebuyers to obtain financing or resell their existing homes. In general, to the extent mortgage rates increase or lenders make it more difficult for prospective buyers to finance home purchases, it becomes more difficult or costly for customers to purchase our homes, which has an adverse effect on our sales volume.

Our land investment exposes us to significant risks, including potential impairment write-downs, that could negatively impact our profits if the market value of our inventory declines.

We must anticipate demand for new homes several years prior to those homes being sold to homeowners. There are significant risks inherent in controlling or purchasing land, especially as the demand for new homes decreases. There is often a significant lag time between when we acquire land for development and when we sell homes in neighborhoods we have planned, developed and constructed. The value of undeveloped land, building lots and housing inventories can fluctuate significantly as a result of changing market conditions. In addition, inventory carrying costs can be significant, and fluctuations in value can result in reduced profits. Economic conditions could result in the necessity to sell homes or land at a loss, or hold land in inventory longer than planned, which could significantly impact our financial condition, results of operations, cash flows and stock performance. As a result of softened market conditions in all of our markets, since 2006, we have recorded an aggregate loss of $522.3 million for impairment of inventory and investments in unconsolidated limited liability companies (including $63.5 million related to discontinued operation), and have written-off $19.2 million relating to abandoned land transactions (including $1.5 million related to discontinued operation). It is possible that the estimated cash flows from these inventory positions may change and could result in a future need to record additional valuation adjustments. Additionally, if conditions in the homebuilding industry worsen in the future, we may be required to evaluate additional inventory for potential impairment, which may result in additional valuation adjustments, which could be significant and could negatively impact our financial results and condition. We cannot make any assurances that the measures we employ to manage inventory risks and costs will be successful.

If we are unable to successfully compete in the highly competitive homebuilding industry, our financial results and growth may suffer.

The homebuilding industry is highly competitive. We compete for sales in each of our markets with national, regional, and local developers and homebuilders, foreclosures sales, existing home resales and, to a lesser extent, condominiums and available rental housing. Some of our competitors have significantly greater financial resources or lower costs than we do. Competition among both small and large residential homebuilders is based on a number of interrelated factors, including location, reputation, amenities, design, quality and price. Competition is expected to continue and may become more intense, and there may be new entrants in the markets in which we currently operate and in markets we may enter in the future. If we are unable to successfully compete, our financial results and growth could suffer.

If economic conditions worsen or the current challenging economic conditions continue for an extended period of time, this could have continued negative consequences on our operations, financial position, and cash flows.

The homebuilding industry is cyclical and is significantly affected by changes in industry conditions, as well as by general and local economic conditions, such as:

•	employment levels and job and personal income growth;

•	availability of and pricing of financing for homebuyers;

•	short and long-term interest rates;

•	overall consumer confidence and the confidence of potential homebuyers in particular;

•	demographic trends;

•	housing demand from population growth, household formation and other demographic changes, among other factors;

•	U.S. and global financial system and credit market stability;

•	private party and governmental residential consumer mortgage loan programs, and federal and state regulation of lending and appraisal practices;

•	federal and state personal income tax rates and provisions, including provisions for the deduction of residential consumer mortgage loan interest payments and other expenses;

•

the supply of and prices for available new or existing homes (including lender-owned homes acquired through foreclosures and short sales) and other housing alternatives, such as apartments and other residential rental property;

•	homebuyer interest in our current or new product designs and community locations, and general consumer interest in purchasing a home compared to choosing other housing alternatives; and

•	real estate taxes.

Adverse changes in these conditions may affect our business nationally or may be more prevalent or concentrated in particular regions or localities in which we operate. In recent years, unfavorable changes in many of these factors negatively affected all of our served markets, and the widespread nature of the present housing downturn may continue during 2012. Continued weakness in the economy, employment levels and consumer confidence would likely exacerbate the unfavorable trends the housing market has experienced since mid-2006.

The potential difficulties described above can cause demand and prices for our homes to fall or cause us to take longer and incur more costs to build our homes. We may not be able to recover these increased costs by raising prices because of market conditions and because the price of each home we sell is usually set several months before the home is delivered, as our customers typically sign their home purchase contracts before construction begins. The potential difficulties could also lead some homebuyers to cancel or refuse to honor their home purchase contracts altogether. Reflecting the difficult conditions in our served markets and the impact of the termination, expiration or scaling back of homebuyer tax credits and other government programs supportive of home sales, we have experienced volatility in our new contracts and in home purchase contract cancellations in recent years, and we may experience similar or increased volatility during 2012.

Interest rate increases or changes in federal lending programs or regulations could lower demand for our homes.

Nearly all of our customers finance the purchase of their homes. Before the housing downturn began, low interest rates and the increased availability of specialized residential consumer mortgage loan products, including products requiring no or low down payments, and interest-only and adjustable-rate residential consumer mortgage loans, made purchasing a home more affordable for a number of customers and more available to customers with lower credit scores. Increases in interest rates or decreases in the availability of residential consumer mortgage loan financing or of certain residential consumer mortgage loan products or programs may lead to fewer residential consumer mortgage loans being provided, higher down payment requirements or borrower costs, or a combination of the foregoing, and, as a result, reduce demand for our homes and increase our home purchase contract cancellation rates.

As a result of the volatility and uncertainty in the credit markets and in the residential consumer mortgage lending and mortgage finance industries since 2008, the federal government has taken on a significant role in supporting residential consumer mortgage lending through its conservatorship of Fannie Mae and Freddie Mac, both of which purchase or insure residential consumer mortgage loans and residential consumer mortgage-backed securities, and its insurance of residential consumer mortgage loans through the FHA and the VA. FHA-backing of residential consumer mortgage loans has been particularly important to the residential consumer mortgage finance industry and to our business. In 2011, approximately 50% of our homebuyers (compared to approximately 58% in 2010) that chose to finance with our M/I Financial subsidiary purchased a home using an FHA- or VA-backed loan. The availability and affordability of residential consumer mortgage loans, including interest rates for such loans, could be adversely affected by a scaling back or termination of the federal government’s mortgage-related programs or policies. In addition, due to growing federal budget deficits, the U.S. Treasury may not be able to continue supporting the residential consumer mortgage-related activities of Fannie Mae, Freddie Mac, the FHA and the VA at present levels.

Because Fannie Mae-, Freddie Mac-, FHA- and VA-backed residential consumer mortgage loan financing is an important factor in marketing and selling many of our homes, any limitations or restrictions in the availability of such government-backed financing could reduce our home sales and adversely affect our results of operations, including the income we earn from M/I Financial, due to lower levels of residential consumer mortgage loan originations.

Tax law changes could make home ownership more expensive or less attractive.

Under current U.S. tax law and policy, significant expenses of owning a home, including residential consumer mortgage loan interest costs and real estate taxes, generally are deductible expenses for the purpose of calculating an individual’s federal, and in some cases state, taxable income, subject to various limitations. If the federal government or a state government changes income tax laws, as some policy makers and a presidential commission have proposed, by eliminating or substantially reducing these income tax benefits, the after-tax cost of owning a home could increase substantially. This could adversely impact demand for and/or sales prices of new homes.

Inflation can adversely affect us, particularly in a period of declining home sale prices.

Inflation can have a long-term impact on us because, if the costs of land, materials and labor increase, this would require us to attempt to increase the sale prices of homes in order to maintain satisfactory margins.

Although an excess of supply over demand for new homes, such as the environment in which we are currently operating, requires that we reduce prices, rather than increase them, it does not necessarily result in reductions, or prevent increases, in the costs of materials, labor and land development costs. Under those circumstances, the effect of cost increases is to reduce the margins on the homes we sell. Reduced margins in such cases makes it more difficult for us to recover the full cost of previously purchased land.

Our limited geographic diversification could adversely affect us if the homebuilding industry in our markets declines.

We have operations in Ohio, Indiana, Illinois, Maryland, Virginia, North Carolina, Florida and Texas. Our limited geographic diversification could adversely impact us if the homebuilding business in our current markets should continue to decline, since there may not be a balancing opportunity in a stronger market in other geographic regions.

We may not be successful in integrating acquisitions or implementing our growth strategies.

In April 2011, we acquired the assets of TriStone Homes, a privately-held homebuilder based in San Antonio, Texas. In April 2012, we expanded our Houston, Texas operations by acquiring the assets of Triumph Homes, a privately-held homebuilder based in Houston, Texas. We may in the future consider growth or expansion of our operations in our current markets or in other areas of the country, whether through strategic acquisitions of homebuilding companies or otherwise. The magnitude, timing and nature of any future expansion will depend on a number of factors, including our ability to identify suitable additional markets and/or acquisition candidates, the negotiation of acceptable terms, our financial capabilities and general economic and business conditions. Our expansion into new or existing markets, whether through acquisition or otherwise, could have a material adverse effect on our liquidity and/or profitability, and any future acquisitions could result in the dilution of existing shareholders if we issue our common shares as consideration. Acquisitions also involve numerous risks, including difficulties in the assimilation of the acquired company’s operations, the incurrence of unanticipated liabilities or expenses, the risk of impairing inventory and other assets related to the acquisition, the diversion of management’s attention and resources from other business concerns, risks associated with entering markets in which we have limited or no direct experience and the potential loss of key employees of the acquired company.

If we are unable to obtain suitable financing, our business may be negatively impacted.

The homebuilding industry is capital intensive because of the length of time from when land or lots are acquired to when the related homes are constructed on those lots and delivered to homebuyers. Our business and earnings depend on our ability to obtain financing to support our homebuilding operations and to provide the resources to carry inventory. We may be required to seek additional capital, whether from sales of equity or debt, or additional bank borrowings, to support our business. Our ability to secure the needed capital on terms that are acceptable to us may be impacted by factors beyond our control. In the event we are unable to obtain suitable financing, our future liquidity may be impacted, which could have a material adverse effect on our financial condition or results of operations and require us to use cash or other sources of capital to fund our business operations.

The mortgage warehousing agreement of our financial services segment will expire in March 2013.

M/I Financial is party to the MIF Mortgage Warehousing Agreement. M/I Financial uses the MIF Mortgage Warehousing Agreement to finance its lending activities until the loans are delivered to third party buyers. The MIF Mortgage Warehousing Agreement will expire on March 30, 2013. If we are unable to renew or replace the MIF Mortgage Warehousing Agreement when it matures, the activities of our financial services segment could be seriously impeded.

Reduced numbers of home sales may force us to absorb additional carrying costs.

We incur many costs even before we begin to build homes in a community. These include costs of preparing land and installing roads, sewage and other utilities, as well as taxes and other costs related to ownership of the land on which we plan to build homes. Reducing the rate at which we build homes extends the length of time it takes us to recover these additional costs. Also, we frequently enter into contracts to purchase land and make deposits that may be forfeited if we do not fulfill our purchase obligation within specified periods.

We could be adversely affected by a negative change in our credit rating.

Our ability to access capital on favorable terms is a key factor in growing our business and operations in a profitable manner. As of the date of this prospectus, our credit rating by Moody’s is B3 and our credit rating by Standard & Poor’s is B-. Downgrades of our credit rating by either of these credit agencies may make it more difficult and costly for us to access external financing.

Errors in estimates and judgments that affect decisions about how we operate and on our reported amounts of assets, liabilities, revenues and expenses could have a material impact on us.

In the ordinary course of business, we must make estimates and judgments that affect decisions about how we operate and the reported amounts of assets, liabilities, revenues and expenses. These estimates include, but are not limited to, those related to: recognition of income and expenses; impairment of assets; estimates of future improvement and amenity costs; estimates of sales levels and sales prices; capitalization of costs to inventory; provisions for litigation, insurance and warranty costs; cost of complying with government regulations; and income taxes. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. On an ongoing basis, we evaluate and adjust our estimates based upon the information then currently available. Actual results may differ from these estimates, assumptions and conditions.

If our ability to resell mortgages to investors is impaired, we may be required to broker loans.

We sell substantially all of the loans we originate within a short period of time in the secondary mortgage market on a servicing released, non-recourse basis, although we remain liable for certain limited representations and warranties related to loan sales. An entity which has historically purchased a substantial volume of mortgage loans from us has recently exited this line of business. If we are unable to sell to additional viable purchasers in the marketplace, our ability to originate and sell mortgage loans at competitive prices could be limited which would negatively affect our profitability. Additionally, if there is a significant decline in the secondary mortgage market, our ability to sell mortgages could be adversely impacted and we would be required to make arrangements with banks or other financial institutions to fund our buyers’ closings. If we became unable to sell loans into the secondary mortgage market or directly to Fannie Mae and Freddie Mac, we would have to modify our origination model, which, among other things, could significantly reduce our ability to sell homes.

Mortgage investors could seek to have us buy back loans or compensate them for losses incurred on mortgages we have sold based on claims that we breached our limited representations or warranties.

M/I Financial originates mortgages, primarily for our homebuilding customers. Substantially all of the mortgage loans originated are sold within a short period of time in the secondary mortgage market on a servicing released, nonrecourse basis, although we remain liable for certain limited representations, such as fraud, and warranties related to loan sales. Accordingly, mortgage investors have in the past and could in the future seek to have us buy back loans or compensate them for losses incurred on mortgages we have sold based on claims that we breached our limited representations or warranties. We believe there continues to be an industry-wide issue with the number of purchaser claims in which purchasers purport to have found inaccuracies related to sellers’ representations and warranties in particular loan sale agreements. In 2011 and to date in 2012, we have not repurchased any loans and we have established reserves for potential losses, however there can be no assurance that we will not have significant liabilities in respect of such claims in the future, which could exceed our reserves, or that the impact of such claims on our results of operations will not be material.

We compete on several levels with homebuilders that may have greater sales and financial resources than us, which could hurt our future earnings.

We compete not only for homebuyers but also for desirable properties, financing, raw materials and skilled labor, often within larger subdivisions designed, planned and developed by other homebuilders. Our competitors include other local, regional and national homebuilders, some of which have greater sales and financial resources than us. The competitive conditions in the homebuilding industry, together with current market conditions, have resulted in and could continue to result in:

•	difficulty in acquiring suitable land at acceptable prices;

•	lower selling prices;

•	increased selling incentives;

•	lower sales;

•	lower profit margins;

•	impairments in the value of inventory; and

•	delays in construction.

If we are unable to successfully compete within the homebuilding industry, this could lead to increased costs and/or lower profit margins.

We may not be able to benefit from net operating loss carryforwards.

We suffered losses in each fiscal year from 2007 through 2011 for tax (as well as for financial statement) purposes. We were able to carryback 100% of our tax loss in the 2007 fiscal year to recover tax we had paid with regard to a prior year. However, we would not have been able to carryback 100% of our 2008 fiscal year tax loss without legislation enacted in November 2009 that extended the net operating loss (“NOL”) carryback period to five years. We were unable to carryback our tax losses for the fiscal years from 2009 through 2011. We will not receive any tax benefits with regard to tax losses we could not carryback unless we have taxable income in the 20-year NOL carryforward period. In our financial statements, we have fully reserved against all our deferred tax assets due to the possibility that we may not have taxable income that will enable us to benefit from our tax losses for the fiscal years from 2009 through 2011. However, those reserves will be reversed when it becomes more likely than not that we will have sufficient future taxable income to take advantage of the deferred tax assets.

Our net operating loss carryforwards could be substantially limited if we experience an “ownership change” as defined in Section 382 of the Internal Revenue Code.

Based on recent impairments and our current financial performance, we generated NOL carryforwards for the year ending December 31, 2011, and it is possible that we will generate net NOL carryforwards in future years. Under the Code, we may use these NOL carryforwards to offset future earnings and reduce our federal income tax liability. As a result, we believe these NOL carryforwards could be a substantial asset for us.

Section 382 of the Code contains rules that limit the ability of a company that undergoes an “ownership change,” which is generally defined as any change in ownership of more than 50% of its common stock over a three-year period, to utilize its NOL carryforwards and certain built-in losses recognized in years after the ownership change. These rules generally operate by focusing on ownership changes among shareholders owning, directly or indirectly, 5% or more of the company’s common stock (including changes involving a shareholder becoming a 5% shareholder) or any change in ownership arising from a new issuance of stock by the company.

In March 2009, we amended our code of regulations to impose certain restrictions on the transfer of our common shares to preserve the tax treatment of our NOLs and built-in losses (the “NOL Protective Amendment”). The transfer restrictions imposed by the NOL Protective Amendment generally restrict (unless otherwise approved by our board of directors) any direct or indirect transfer if the effect would be to: (i) increase the direct or indirect ownership of our shares by any person or group of persons from less than 5% to 5% or more of our common shares; or (ii) increase the percentage of our common shares owned directly or indirectly by a person or group of persons owning or deemed to own 5% or more of our common shares. Although the NOL Protective Amendment is intended to reduce the likelihood of an “ownership change” that could adversely affect us, we cannot provide assurance that the restrictions on transferability in the NOL Protective Amendment will prevent all transfers that could result in such an “ownership change.” There also can be no assurance that the transfer restrictions in the NOL Protective Amendment will be enforceable against all of our shareholders absent a court determination confirming such enforceability. The transfer restrictions may be subject to challenge on legal or equitable grounds.

If we undergo an “ownership change” for purposes of Section 382 of the Code as a result of future transactions involving our common shares, including transactions initiated by the Company, and including transactions involving a shareholder becoming an owner of 5% or more of our common shares and purchases and sales of our common shares by existing 5% shareholders, our ability to use our NOL carryforwards and recognize certain built-in losses could be limited by Section 382 of the Code. Depending on the resulting limitation, a significant portion of our NOL carryforwards could expire before we would be able to use them. Our inability to utilize our NOL carryforwards could have a material adverse affect on our financial condition and results of operations.

Our results of operations, financial condition and cash flows could be adversely affected if pending or future legal claims against us are not resolved in our favor.

On March 5, 2009, a resident of Florida and an owner of one of our homes filed a complaint in the United States District Court for the Southern District of Ohio, on behalf of himself and other similarly situated owners and residents of homes in the United States or alternatively in Florida, against the Company and certain other identified and unidentified parties (the “Initial Action”). The plaintiff alleged that the Company built his home with defective drywall, manufactured and supplied by certain of the defendants, that contains sulfur or other organic compounds capable of harming the health of individuals and damaging property. The plaintiff alleged physical and economic damages and sought legal and equitable relief, medical monitoring and attorney’s fees. The Company filed a responsive pleading on or about April 30, 2009. The Initial Action was consolidated with other similar actions not involving the Company and transferred to the Eastern District of Louisiana pursuant to an order from the United States Judicial Panel on Multidistrict Litigation for coordinated pre-trial proceedings (collectively, the “In Re: Chinese Manufactured Drywall Product Liability Litigation”). In connection with the administration of the In Re: Chinese Manufactured Drywall Product Liability Litigation, the same homeowner and nine other homeowners were named as plaintiffs in omnibus class action complaints filed in and after December 2009 against certain identified manufacturers of drywall and others (including the Company), including one homeowner named as a plaintiff in an omnibus class action complaint filed in March 2010 against various unidentified manufacturers of drywall and others (including the Company) (collectively, the “MDL Omnibus Actions”). As they relate to the Company, the Initial Action and the MDL Omnibus Actions address substantially the same claims and seek substantially the same relief. The Company has entered into agreements with several of the homeowners named as plaintiffs pursuant to which the Company agreed to make repairs to their homes consistent with repairs made to the homes of other homeowners. As a result of these agreements, the Initial Action has been resolved and dismissed, and seven of the nine other homeowners named as plaintiffs in omnibus class action complaints have dismissed their claims against the Company. One of the two remaining plaintiffs has also filed a complaint in Florida state court asserting essentially the same claims and seeking substantially the same relief as asserted in the MDL Omnibus Action. The Company intends to vigorously defend against the claims of the remaining plaintiffs. Given the inherent uncertainties in this litigation, there can be no assurance that the ultimate resolution of the MDL Omnibus Actions, or any other actions or claims relating to defective drywall that may be asserted in the future, will not have a material adverse effect on our results of operations, financial condition, and cash flows. See the risk factor captioned “Homebuilding is subject to warranty and liability claims in the ordinary course of business which may lead to additional reserves or expenses” for more information.

The Company and certain of its subsidiaries have also been named as defendants in other claims, complaints and legal actions which are routine and incidental to our business. While management currently believes that the ultimate resolution of these other matters, individually and in the aggregate, will not have a material adverse effect on our results of operations, financial condition or cash flows, such matters are subject to inherent uncertainties. We have recorded a liability to provide for the anticipated costs, including legal defense costs, associated with the resolution of these other matters. However, it is possible that the costs to resolve these other matters could differ from the recorded estimates and, therefore, have a material adverse effect on our results of operations, financial condition and cash flows for the periods in which the matters are resolved. Similarly, if additional claims are filed against us in the future, the negative outcome of one or more of such matters could have a material adverse effect on our results of operations, financial condition and cash flows.

In the ordinary course of business, we are required to obtain performance bonds, the unavailability of which could adversely affect our results of operations and/or cash flows.

As is customary in the homebuilding industry, we are often required to provide surety bonds to secure our performance under construction contracts, development agreements and other arrangements. Our ability to obtain surety bonds primarily depends upon our credit rating, capitalization, working capital, past performance, management expertise, and certain external factors, including the overall capacity of the surety market and the underwriting practices of surety bond issuers. The ability to obtain surety bonds also can be impacted by the willingness of insurance companies to issue performance bonds. If we were unable to obtain surety bonds when required, our results of operations and/or cash flows could be adversely impacted.

Changes in accounting principles, interpretations and practices may affect our reported revenues, earnings and results of operations.

Generally accepted accounting principles and the accompanying standards, implementation guidelines, interpretations and practices for certain aspects of our business are complex and may involve subjective judgments, estimates and assumptions, such as revenue recognition, inventory valuations and income taxes. Changes in interpretations could significantly affect our reported revenues, earnings and operating results, and could add significant volatility to those measures without a comparable underlying change in cash flows from operations. The imposition of new accounting standards (e.g. , International Financial Reporting Standards) could result in increased expenses as we may be required to modify our current practices and systems in order to comply with such standards.

We can be injured by failures of persons who act on our behalf to comply with applicable regulations and guidelines.

There are instances in which subcontractors or others through whom we do business engage in practices that do not comply with applicable regulations or guidelines. When we learn of practices relating to homes we build or financing we provide that do not comply with applicable laws, rules or regulations, we actively move to stop the non-complying practices as soon as possible. However, regardless of the steps we take after we learn of practices that do not comply with applicable laws, rules or regulations, we can in some instances be subject to fines or other governmental penalties, and our reputation can be injured, due to the practices having taken place.

We experience fluctuations and variability in our operating results on a quarterly basis and, as a result, our historical performance may not be a meaningful indicator of future results.

We historically have experienced, and expect to continue to experience, variability in home sales and results of operations on a quarterly basis. As a result of such variability, our historical performance may not be a meaningful indicator of future results. Factors that contribute to this variability include: (i) the timing of home deliveries and land sales; (ii) delays in construction schedules due to strikes, adverse weather, acts of God, reduced subcontractor availability and governmental restrictions; (iii) our ability to acquire additional land or options for additional land on acceptable terms; (iv) conditions of the real estate market in areas where we operate and of the general economy; (v) the cyclical nature of the homebuilding industry, changes in prevailing interest rates and the availability of mortgage financing; and (vi) costs and availability of materials and labor.

Historically, a significant percentage of our home purchase contracts are entered into in the spring and summer months, and we deliver a corresponding significant percentage of our homes in the fall and winter months. Construction of our homes typically requires approximately four to six months and weather delays that often occur in late winter and early spring may extend this period. As a result of these combined factors, we historically have experienced uneven quarterly results, with lower revenues and operating income generally during the first and second quarters of the year.

Homebuilding is subject to warranty and liability claims in the ordinary course of business which may lead to additional reserves or expenses.

As a homebuilder, we are subject to home warranty and construction defect claims arising in the ordinary course of business. We record warranty and other reserves for homes we sell based on historical experience in our markets and our judgment of the qualitative risks associated with the types of homes built. We have, and require the majority of our subcontractors to have, general liability, workers’ compensation, and other business insurance. These insurance policies protect us against a portion of our risk of loss from claims, subject to certain self-insured retentions, deductibles and other coverage limits. We reserve for the costs to cover our self-insured retentions and deductible amounts under these policies and for any costs of claims and lawsuits based on an analysis of our historical claims, which includes an estimate of claims incurred but not yet reported. Because of the uncertainties inherent to these matters, we cannot provide assurance that our insurance coverage, our subcontractors’ arrangements and our reserves will be adequate to address all of our warranty and construction defect claims in the future. For example, contractual indemnities can be difficult to enforce, we may be responsible for applicable self-insured retentions and some types of claims may not be covered by insurance or may exceed applicable coverage limits. Additionally, the coverage offered and the availability of general liability insurance for construction defects are currently limited and costly. As a result, in some cases, we have reduced our customary insurance requirements. We have responded to the increases in insurance costs and coverage limitations by increasing our self-insured retentions. There can be no assurance that coverage will not be further restricted and may become even more costly or may not be available at rates that are acceptable to us.

There has been significant publicity about homes constructed with defective drywall. Since the discovery of defective drywall, we implemented procedures in every division to investigate homes for signs of the presence of defective drywall. As of March 31, 2012, we have identified 93 homes that have been confirmed as having defective drywall installed by our subcontractors. All of these homes are located in Florida. While we are continuing to investigate whether other homes are affected, the number of additional affected homes newly identified each quarter has declined significantly since 2009 to a nominal amount. As of March 31, 2012, we have completed the repair of 80 homes, are in the process of repairing nine homes, and are continuing to seek the authorization of the remaining homeowners to repair their homes. In consideration for performing these repairs, we received from the homeowner a full release of claims (excluding, in nearly all cases, personal injury claims) arising from the defective drywall. Since 2009, the Company has accrued approximately $13.0 million for the repair of these 93 homes. The remaining balance in this accrual was $0.9 million as of March 31, 2012. Based on our investigation to date and our evaluation of the defective drywall issue, we believe our existing accrual is sufficient to cover costs and claims associated with the repair of these homes. However, if and to the extent the scope of the defective drywall issue proves to be significantly greater than we currently anticipate, or in the event defective drywall is, through credible evidence, linked to significant adverse health effects of the occupants of the homes containing such defective drywall, or if it is determined that our accrual for costs of repair attributable to defective drywall together with recoveries from our insurance carrier and from other responsible parties and their insurance carriers are not sufficient to cover claims, losses or other issues related to defective drywall, then it is possible that we could incur additional costs or liabilities related to this issue that may have a material adverse effect on our results of operations, financial position and cash flows. See the risk factor captioned “Our results of operations, financial condition and cash flows could be adversely affected if pending or future legal claims against us are not resolved in our favor” for more information.

Natural disasters and severe weather conditions could delay deliveries, increase costs, and decrease demand for homes in affected areas.

Several of our markets, specifically our operations in Florida, North Carolina, Washington, D.C. and Texas, are situated in geographical areas that are regularly impacted by severe storms, including hurricanes, flooding and tornadoes. In addition, our operations in the Midwest can be impacted by severe storms, including tornados. The occurrence of these or other natural disasters can cause delays in the completion of, or increase the cost of, developing one or more of our communities, and as a result could materially and adversely impact our results of operations.

Supply shortages and other risks related to the demand for skilled labor and building materials could increase costs and delay deliveries.

The residential construction industry has, from time to time, experienced significant material and labor shortages in insulation, drywall, brick, cement and certain areas of carpentry and framing, as well as fluctuations in lumber prices and supplies. Any shortages of long duration in these areas could delay construction of homes, which could adversely affect our business and increase costs.

We are subject to extensive government regulations, which could restrict our homebuilding or financial services business.

The homebuilding industry is subject to numerous and increasing local, state and federal statutes, ordinances, rules and regulations concerning zoning, resource protection, building design and construction, and similar matters. This includes local regulations that impose restrictive zoning and density requirements in order to limit the number of homes that can eventually be built within the boundaries of a particular location. Such regulation also affects construction activities, including construction materials that must be used in certain aspects of building design, as well as sales activities and other dealings with homebuyers. We must also obtain licenses, permits and approvals from various governmental agencies for our development activities, the granting of which are beyond our control. Furthermore, increasingly stringent requirements may be imposed on homebuilders and developers in the future. Although we cannot predict the impact on us to comply with any such requirements, such requirements could result in time-consuming and expensive compliance programs. In addition, we have been, and in the future may be, subject to periodic delays or may be precluded from developing certain projects due to building moratoriums. These moratoriums generally relate to insufficient water supplies or sewage facilities, delays in utility hookups, or inadequate road capacity within the specific market area or subdivision. These moratoriums can occur prior or subsequent to commencement of our operations, without notice or recourse.

We are also subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning consumer protection matters and the protection of health and the environment. These statutes, ordinances, rules and regulations, and any failure to comply therewith, could give rise to additional liabilities or expenditures and have an adverse effect on our results of operations, financial condition or business. The particular consumer protection matters regulate the marketing, sales, construction, closing and financing of our homes. The particular environmental laws that apply to any given project vary greatly according to the project site and the present and former uses of the property. These environmental laws may result in delays, cause us to incur substantial compliance costs (including substantial expenditures for pollution and water quality control), and prohibit or severely restrict development in certain environmentally sensitive regions.

In addition to the laws and regulations that relate to our homebuilding operations, M/I Financial is subject to a variety of laws and regulations concerning the underwriting, servicing and sale of mortgage loans.

Information technology failures and data security breaches could harm our business.

We use information technology, digital communications and other computer resources to carry out important operational and marketing activities and to maintain our business records. Many of these resources are provided to us and/or maintained on our behalf by third-party service providers pursuant to agreements that specify to varying degrees certain security and service level standards. Although we and our service providers employ what we believe are adequate security and other preventative and corrective measures, our ability to conduct our business may be impaired if these resources, including our website, are compromised, degraded, damaged or fail, whether due to a virus or other harmful circumstance, intentional penetration or disruption of our information technology resources by a third party, natural disaster, hardware or software corruption or failure or error (including a failure of security controls incorporated into or applied to such hardware or software), telecommunications system failure, service provider error or failure, intentional or unintentional personnel actions (including the failure to follow our security protocols). A significant and extended disruption in the functioning of these resources, including our website, could damage our reputation and cause us to lose customers, sales and revenue, result in the unintended and/or unauthorized public disclosure or the misappropriation of proprietary, personal identifying and confidential information (including information about our homebuyers and business partners), and require us to incur significant expense to address and remediate or otherwise resolve these kinds of issues. The release of confidential information may also lead to litigation or other proceedings against us by affected individuals and/or business partners and/or by regulators, and the outcome of such proceedings, which could include penalties or fines, could have a material and adverse effect on our consolidated financial statements. In addition, the costs of maintaining adequate protection against such threats, depending on their evolution, pervasiveness and frequency and/or government-mandated standards or obligations regarding protective efforts, could be material to our consolidated financial statements in a particular period or over various periods.

We are dependent on the services of certain key employees, and the loss of their services could hurt our business.

Our future success depends, in part, on our ability to attract, train and retain skilled personnel. If we are unable to retain our key employees or attract, train, and retain other skilled personnel in the future, this could materially and adversely impact our operations and result in additional expenses for identifying and training new personnel.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive an equal principal amount of the original notes. We will cancel all of the original notes that are tendered and accepted for exchange. Accordingly, no additional debt will result from the exchange offer. We have agreed to bear all expenses of the exchange offer.

The net proceeds from the private placement of the original notes were added to our working capital to be used for general corporate purposes, which may include acquisitions of land, repayment of other indebtedness, capital expenditures and increasing our working capital.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges, or the deficiency of earnings available to cover fixed charges, as appropriate, for each of the periods indicated:

	Three Months Ended March 31,		Fiscal Year Ended December 31,
(Dollars in Thousands)	2012	2011	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges	0.46	—	—	—	—	—	—
Coverage deficiency	$3,673	$16,780	$32,673	$24,085	$90,820	$211,906	$149,705

The ratio of earnings to fixed charges is determined by dividing earnings by fixed charges. Earnings consists of (loss) income from continuing operations before income taxes, loss (income) of unconsolidated joint ventures, fixed charges and interest amortized to cost of sales, excluding capitalized interest. Fixed charges consists of interest incurred, amortization of debt costs and that portion of operating lease rental expense (33%) deemed to be representative of interest.

CAPITALIZATION

The following table sets forth our consolidated cash and restricted cash and capitalization as of March 31, 2012:

•	on an actual basis; and

•

on an as adjusted basis to give effect to (i) the issuance of the original notes (after deducting the initial purchasers’ discount and estimated transaction fees and expenses) and (ii) our repayment, on April 2, 2012, of all of our outstanding 6.875% senior notes due 2012.

You should read this table in conjunction with our consolidated financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, which are incorporated by reference in this prospectus.

(Dollars in thousands, except par values)	Actual	As Adjusted
Cash and restricted cash(1)	$80,711	$68,368

Debt:
Homebuilding revolving credit facility(2)	$—	$—
6.875% senior notes due 2012(3)	41,443	—
8.625% senior notes due 2018 (outstanding registered notes and original notes), net of discount	197,675	227,375
Mortgage note payable(4)	5,882	5,882

Total homebuilding debt	245,000	233,257
M/I Financial credit facility(5)	41,580	41,580

Total debt	$286,580	$274,837

Shareholders’ Equity:
Preferred shares—$.01 par value; authorized 2,000,000 shares; 4,000 shares issued and outstanding	$96,325	$96,325
Common shares—$.01 par value; authorized 38,000,000 shares; 22,101,723 shares issued and outstanding	221	221
Additional paid-in capital	139,475	139,475
Retained earnings	100,515	100,515
Treasury shares—at cost (3,298,982 common shares)	(65,521)	(65,521)

Total shareholders’ equity	$271,015	$271,015

Total capitalization	$557,595	$545,852

(1)	At March 31, 2012, the Company had $13.7 million of restricted cash, which primarily consisted of homebuilding cash the Company had designated as collateral in accordance with the Letter of Credit Facilities (as defined herein) and also included cash held in escrow of $0.2 million.
(2)	The Credit Facility has an aggregate commitment amount of up to $140 million (as determined by a borrowing base calculation), which may be increased up to $175 million in the aggregate, contingent on obtaining additional commitments from the lenders, including a $40 million sub-facility for letters of credit, and a maturity date of December 31, 2014. As of March 31, 2012, there were no borrowings outstanding and $18.3 million of letters of credit outstanding under the Credit Facility, leaving net remaining borrowing availability of $48.5 million, in accordance with the borrowing base calculation.
(3)	Represents the $41.4 million aggregate principal amount of our 6.875% senior notes due 2012 that were outstanding on March 31, 2012. On April 2, 2012, we repaid all of the outstanding 6.875% senior notes due 2012.
(4)	Represents the mortgage for our principal executive offices and other secured indebtedness.
(5)	The MIF Mortgage Warehousing Agreement has an aggregate commitment amount of $70 million and a maturity date of March 30, 2013. This facility is used by M/I Financial primarily to provide financing for the origination of mortgage loans.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected consolidated financial data as of the dates and for the periods indicated. You should read the following information in conjunction with our consolidated financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, each of which is incorporated by reference into this prospectus.

	December 31,					March 31,
(In thousands, except per share amounts)(a)	2011	2010	2009	2008	2007	2012	2011
Income Statement Data (Year Ended December 31 or Quarter Ended March 31, as applicable):
Revenue	$566,424	$616,377	$569,949	$607,659	$1,016,460	$131,125	$110,570
Gross margin(b)(c)	$77,301	$92,431	$19,539	$(77,805)	$35,487	$23,700	$7,125
Net loss from continuing operations(b)(c)(d)	$(33,877)	$(26,269)	$(62,109)	$(245,415)	$(92,480)	$(3,186)	$(17,039)
Discontinued operation, net of tax(a)	$—	$—	$—	$(33)	$(35,646)	$—	$—
Net loss(b)(c)(d)	$(33,877)	$(26,269)	$(62,109)	$(245,448)	$(128,126)	$(3,186)	$(17,039)
Preferred dividends	$—	$—	$—	$4,875	$7,313	$—	$—
Net loss to common shareholders(b)(c)(d)	$(33,877)	$(26,269)	$(62,109)	$(250,323)	$(135,439)	$(3,186)	$(17,039)
Loss per share to common shareholders:
Basic:(b)(c)(d)
Continuing operations	$(1.81)	$(1.42)	$(3.71)	$(17.86)	$(7.14)	$(0.17)	$(0.92)
Discontinued operation	$—	$—	$—	$—	$(2.55)	$—	$—
Total	$(1.81)	$(1.42)	$(3.71)	$(17.86)	$(9.69)	$(0.17)	$(0.92)
Diluted:(b)(c)(d)
Continuing operations	$(1.81)	$(1.42)	$(3.71)	$(17.86)	$(7.14)	$(0.17)	$(0.92)
Discontinued operation	$—	$—	$—	$—	$(2.55)	$—	$—
Total	$(1.81)	$(1.42)	$(3.71)	$(17.86)	$(9.69)	$(0.17)	$(0.92)
Weighted average shares outstanding:
Basic	18,698	18,523	16,730	14,016	13,977	18,772	18,615
Diluted	18,698	18,523	16,730	14,016	13,977	18,772	18,615
Dividends per common share	$—	$—	$—	$0.05	$0.10	$—	$—
Balance Sheet Data (December 31 or March 31, as applicable):
Inventory	$466,772	$450,936	$420,289	$516,029	$797,329	$490,058	$443,478
Total assets(d)	$664,485	$661,894	$663,828	$693,288	$1,117,645	$657,733	$645,742
Notes payable banks—homebuilding operations	$—	$—	$—	$—	$115,000	$—	$—
Note payable bank—financial services operations	$52,606	$32,197	$24,142	$35,078	$40,400	$41,580	$26,024
Notes payable banks—other	$5,801	$5,853	$6,160	$16,300	$6,703	$5,881	$5,773
Senior Notes—net of discount	$239,016	$238,610	$199,424	$199,168	$198,912	$239,118	$238,711
Shareholders’ equity(b)(c)(d)	$273,350	$303,491	$326,763	$333,061	$581,345	$271,015	$288,782

(a)	In December 2007, we sold substantially all of our assets in our West Palm Beach, Florida market and announced our exit from this market. The results of operations for this market for all years presented have been reclassified as discontinued operation.
(b)

For the years ended December 31, 2011, 2010, 2009, 2008 and 2007, includes the impact of charges relating to the impairment of inventory and investment in unconsolidated limited liability companies, reducing gross margin by $22.0 million, $12.5 million, $55.4 million, $153.3 million and $148.4 million, respectively. Those charges, along with the write-off of land deposits, intangibles and pre-acquisition costs, increased net loss from continuing operations by $14.2 million, $8.2 million, $35.4 million, $98.3 million and $96.9 million and loss per diluted share by $0.76, $0.44, $1.31, $7.00 and $6.71 for the years ended December 31, 2011, 2010, 2009, 2008 and 2007, respectively. For the three months ended March 31, 2012 and 2011, includes the impact of charges related to the impairment of inventory and investment in unconsolidated limited liability companies, which reduced gross margin by $0.1 million and $10.9 million, respectively. Those charges, along with charges related to the write-off of land deposits and pre-acquisition costs, increased net loss from continuing operations by less than $0.1 million and $6.9 million and loss per diluted share by less than $0.01 and $0.37 for the three months ended March 31, 2012 and 2011, respectively.
(c)	For the years ended December 31, 2010 and 2009, includes the impact of charges and settlements related to the repair of certain homes in Florida where certain of our subcontractors had purchased defective drywall that may be responsible for accelerated corrosion of certain metals in the home, which decreased net loss from continuing operations by $1.1 million, or $0.06 per share, in 2010, and increased net loss from continuing operations by $7.5 million, or $0.46 per share, in 2009.
(d)	For the years ended December 31, 2011, 2010, 2009 and 2008, net loss also reflects a $12.9 million, $10.8 million, $8.2 million and $108.9 million, respectively, valuation allowance for deferred tax assets, or $0.35, $0.58, $0.73 and $7.75 per share, respectively. For the three months ended March 31, 2012 and 2011, net loss also reflects a valuation allowance for deferred tax assets of $1.1 million and $6.5 million, or $0.06 and $0.35 per share, respectively.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of our and our subsidiaries’ indebtedness.

Homebuilding Credit Facility

The following description is a summary of the material provisions of the Credit Facility. The Credit Facility is governed by a Credit Agreement (the “Credit Agreement”) among the Company, as borrower, the lenders party thereto and PNC Bank, National Association, as administrative agent for the lenders. We have not included the definitions of certain defined terms contained in the Credit Agreement, and we urge you to refer to the Credit Agreement for the definitions of capitalized terms used in the following summary. Copies of the Credit Agreement are available as set forth under the caption “Where You Can Find More Information.”

Term; Maturity

The Company entered into the Credit Facility on June 9, 2010, as amended by an Amendment, dated January 31, 2012. The Credit Facility matures on December 31, 2014.

Borrowing Capacity

The Credit Facility provides revolving credit financing for the Company in the aggregate commitment amount of up to $140 million (as determined by a borrowing base), which aggregate commitment may be increased up to $175 million, contingent on obtaining additional commitments from the lenders. The aggregate commitment amount includes a $40 million sub-facility for letters of credit. The aggregate commitment will begin to decrease in increments of $20 million on a quarterly basis, beginning September 30, 2013, if the Interest Coverage Ratio and ACFO Ratio are both less than 1.50 to 1.0, unless, at the time of determination, the aggregate commitments of the lenders are less than or equal to $80 million and the Company has maintained an ACFO Ratio of greater than 1.10 to 1.0 for the trailing two fiscal quarters As of March 31, 2012, the Company had no outstanding borrowings and $18.3 million of letters of credit outstanding under the Credit Facility, and the Company had pledged $202.8 million in aggregate book value of inventory to secure those outstanding letters of credit and any borrowings that the Company may make in the future under the Credit Facility.

Interest

Borrowings under the Credit Facility are at the Alternate Base Rate plus a margin of 350 basis points or at the Eurodollar Rate plus a margin of 450 basis points, as described in the Credit Agreement.

Collateral

The obligations under the Credit Facility are secured by certain of the personal property of the Company and the Guarantors, including the equity interests in the Guarantors owned by the Company and the Guarantors, and by certain real property in Ohio, Indiana, Illinois and North Carolina. The security documents impose certain restrictions on the transfer of the property that is subject to the lien created thereby.

Borrowing Base

Availability under the Credit Facility is based on a borrowing base equal to 100% of cash, if any, pledged as security plus 45% of the aggregate appraised value of mortgaged real property. The Credit Facility provides for additional availability, for a period of up to 120 days, of up to $25 million based on mortgaged real property for which appraisals and other requirements have not been completed, based on 35% of the aggregate book value of such mortgaged real property. The borrowing base also includes certain limits on the percentage of real property in a single geographic market and on the percentage of real property consisting of lots under development and unimproved land. As of March 31, 2012, there was $66.8 million of availability under the Credit Facility in accordance with the borrowing base calculation, and there were no borrowings outstanding and $18.3 million of letters of credit outstanding under the Credit Facility, leaving net remaining borrowing availability of $48.5 million. The Company can create additional borrowing availability under the Credit Facility to the extent it pledges additional assets. The borrowing availability can also be increased by increasing investments in assets currently pledged, offset by decreases equal to the collateral value of homes delivered that are within the pledged asset pool.

Guarantees

The Company’s obligations under the Credit Facility are guaranteed by all of the Company’s subsidiaries, with the exception of subsidiaries that are primarily engaged in the business of mortgage financing, the origination of mortgages for resale, title insurance or similar financial businesses relating to the homebuilding and home sales business and certain subsidiaries that are not wholly-owned by the Company or another subsidiary, and other subsidiaries designated by the Company as Non-Guarantor Subsidiaries, subject to limitations on the aggregate amount invested in such Non-Guarantor Subsidiaries.

Covenants

The Credit Facility contains various representations, warranties and affirmative, negative and financial covenants. The covenants, as more fully described in the Credit Agreement, require, among other things, that the Company:

•

Maintain a minimum level of Consolidated Tangible Net Worth equal to or exceeding (i) $200 million plus (ii) 50% of Consolidated Earnings (without deduction for losses and excluding the effect of any decreases in any Deferred Tax Valuation Allowance) earned for each completed fiscal quarter ending after March 31, 2011 to the date of determination, excluding any quarter in which the Consolidated Earnings are less than zero, plus (iii) the amount of any reduction or reversal in Deferred Tax Valuation Allowance for each completed fiscal quarter ending after March 31, 2011 minus (iv) the costs of the Company’s repurchase of the 2012 Senior Notes up to $10 million. As of March 31, 2012, the Company’s Consolidated Tangible Net Worth was $264.0 million and the minimum required Consolidated Tangible Net Worth was $191.6 million.

•	Maintain a leverage ratio (Consolidated Indebtedness to Consolidated Tangible Net Worth) not in excess of 1.50 to 1.00. As of March 31, 2012, the Company’s leverage ratio was 1.14 to 1.00.

•

Maintain one or more of the following: (i) a minimum Interest Coverage Ratio of 1.50 to 1.00; (ii) a minimum ACFO Ratio of 1.50 to 1.00; or (iii) either (or a combination of) unrestricted cash pledged as security to the lenders or unused availability under the Secured Borrowing Base of not less than $25 million. As of March 31, 2012, the Company had an Interest Coverage Ratio of 1.13 to 1.00 and an ACFO Ratio of (1.35) to 1.00 and therefore, was required to maintain either (or a combination thereof) unrestricted cash pledged as security to the lenders or unused availability under the Secured Borrowing Base of not less than $25 million.

•

Not incur any secured indebtedness outside of the Credit Facility exceeding $25 million at any one time outstanding other than an aggregate amount not in excess of $50 million of issued and outstanding secured letters of credit. As of March 31, 2012, the Company had $13.2 million of letters of credit issued and outstanding under the Letter of Credit Facilities and $6.5 million of other secured indebtedness outstanding outside of the Credit Facility.

•

Not incur any liens except for liens permitted by the Credit Agreement, which permitted liens include liens on the permitted amount of secured indebtedness and liens incurred in the normal operation of the Company’s homebuilding and related business.

•

Not allow the number of unsold housing units and model homes to exceed, as of the end of any fiscal quarter, the greater of (a) the number of housing unit closings occurring during the period of twelve months ending on the last day of such fiscal quarter, multiplied by 35%, or (b) the number of housing unit closings occurring during the period of six months ending on the last day of such fiscal quarter, multiplied by 70%. As of March 31, 2012, the number of unsold housing units and model homes was 536 and the maximum amount allowed was 822.

•

Not allow adjusted land value to exceed 110% of Consolidated Tangible Net Worth. As of March 31, 2012, the Company’s adjusted land value was $172.0 million and the maximum amount allowed was $290.4 million.

•

Not make or commit to make any Investments except for Investments permitted by the Credit Agreement, which permitted Investments include (i) Investments made in the normal operation of the Company’s homebuilding and related business, (ii) Investments in cash and equivalents and (iii) Investments in Non-Guarantor Subsidiaries, Financial Subsidiaries and Joint Ventures up to a maximum of 30% of Consolidated Tangible Net Worth. As of March 31, 2012, the amount of Investments in such Subsidiaries and Joint Ventures was $11.1 million and the maximum amount allowed was $79.2 million.

As of March 31, 2012, the Company was in compliance with all covenants of the Credit Facility.

Events of Default

The Credit Agreement contains customary events of default, including:

•	nonpayment of principal, interest and fees;

•	defaults in the performance of covenants;

•	inaccuracy of representations and warranties;

•	material defaults on other agreements; and

•	bankruptcy and other insolvency events.

In the event of a default under the Credit Agreement, the lenders may terminate their commitments under the Credit Agreement and declare the amounts outstanding, including all accrued and unpaid interest and fees, payable immediately.

Homebuilding Letter of Credit Facilities

In addition to the letter of credit sub-facility contained in the Credit Facility, the Company is a party to five secured credit agreements for the issuance of letters of credit outside of the Credit Facility (each, a “Letter of Credit Facility” and, collectively, the “Letter of Credit Facilities”). The following description is a summary of the material provisions of the agreements governing the Letter of Credit Facilities (the “Letter of Credit Facilities Agreements”). Copies of the Letter of Credit Facilities Agreements are available as set forth under the caption “Where You Can Find More Information.”

Term; Maturity; Collateral

In 2009 and 2010, the Company entered into five separate secured Letter of Credit Facilities with different banks. The Company has subsequently entered into amendments to certain of the Letter of Credit Facilities to extend the expiration dates and increase or reduce the limits on the dollar amount of letters of credit available thereunder.

Four of the Letter of Credit Facilities have maturity dates ranging from June 1, 2012 to September 30, 2012. The fifth Letter of Credit Facility has no expiration date and will remain in effect until the Company or the issuing bank gives notice of termination. Under the terms of the Letter of Credit Facilities, letters of credit can be issued for maximum terms ranging from one year up to three years. The Letter of Credit Facilities contain cash collateral requirements ranging from 100% to 105%. Upon maturity or the earlier termination of the Letter of Credit Facilities, letters of credit that have been issued under the Letter of Credit Facilities remain outstanding with cash collateral in place through their respective expiration dates.

Borrowing Capacity

The Letter of Credit Facility Agreements contain limits for the issuance of letters of credit ranging from $5 million to $10 million (excluding one Letter of Credit Facility that no longer permits the issuance of new letters of credit), for a combined letter of credit capacity of $30.7 million, of which $5.2 million was uncommitted as of March 31, 2012 and could be withdrawn at any time. As of March 31, 2012, there was a total of $13.2 million of letters of credit issued under the Letter of Credit Facilities, which was collateralized with $13.6 million of restricted cash.

Interest

If a beneficiary draws on a letter of credit and the Company does not reimburse the letter of credit issuing bank (either from the cash that collateralizes the letter of credit or otherwise) immediately upon demand for reimbursement, interest rates per annum for unreimbursed draws on letters of credit issued under the Letter of Credit Facilities range from (i) the prime rate to (ii) the prime rate plus a margin of 500 basis points.

Events of Default

The Letter of Credit Facilities contain certain events of default, including:

•	the failure to pay obligations under the Letter of Credit Facilities when due;

•	a default under the Credit Facility;

•	a change of control; and

•	bankruptcy and other insolvency events.

In the event of a default under the Letter of Credit Facilities, the issuing banks may terminate any commitment to issue letters of credit under the Letter of Credit Facilities and declare the amounts outstanding, including all accrued and unpaid interest and fees, payable immediately.

M/I Financial Mortgage Warehousing Facility

The following description is a summary of the material provisions of M/I Financial’s mortgage warehousing facility, which is governed by a Mortgage Warehousing Agreement among M/I Financial, the lenders party thereto and Comerica Bank, as administrative agent (the “MIF Mortgage Warehousing Agreement”). We have not included the definitions of certain defined terms contained in the MIF Mortgage Warehousing Agreement, and we urge you to refer to the MIF Mortgage Warehousing Agreement for the definitions of capitalized terms used in the following summary. Copies of the MIF Mortgage Warehousing Agreement are available as set forth under the caption “Where You Can Find More Information.”

Term; Maturity

M/I Financial entered into the MIF Mortgage Warehousing Agreement on April 18, 2011, as amended by an Amendment, dated November 29, 2011, and by a Second Amendment, dated March 23, 2012. The MIF Mortgage Warehousing Agreement expires on March 30, 2013 and is used to finance eligible residential mortgage loans originated by M/I Financial.

Borrowing Capacity

The MIF Mortgage Warehousing Agreement provides M/I Financial with maximum borrowing availability of $70 million.

Interest

M/I Financial pays interest on each advance under the MIF Mortgage Warehousing Agreement at a per annum rate equal to the greater of (i) the floating LIBOR rate plus 225 basis points and (ii) 3.50%.

Collateral

The MIF Mortgage Warehousing Agreement is secured by certain mortgage loans that have been originated by M/I Financial and are being “warehoused” prior to their sale to investors. The MIF Mortgage Warehousing Agreement provides for limits with respect to certain loan types that can secure outstanding borrowings. There are currently no guarantors of the MIF Mortgage Warehousing Agreement, although M/I Financial may, at its election, designate from time to time any one or more of its subsidiaries as guarantors.

Covenants

M/I Financial must comply with certain representations, warranties and covenants set forth in the MIF Mortgage Warehousing Agreement. The covenants, as more fully described in the MIF Mortgage Warehousing Agreement, require, among other things, that M/I Financial:

•	Maintain Tangible Net Worth of at least $10 million. As of March 31, 2012, M/I Financial’s Tangible Net Worth was $13.1 million.

•	Maintain liquidity (unencumbered cash and cash equivalents) of at least $5 million. As of March 31, 2012, M/I Financial’s liquidity was $13.2 million.

•	Maintain a leverage ratio (Debt to Tangible Net Worth) of not more than 10.0 to 1.0. As of March 31, 2012, M/I Financial’s leverage ratio was 3.67 to 1.0.

•

Maintain, as of the end of each calendar month, for the 12 months then ending, positive Adjusted Net Income. As of March 31, 2012, M/I Financial’s Adjusted Net Income for the 12 months then ending was $2.8 million.

•

Not incur any Indebtedness, except as permitted by the MIF Mortgage Warehousing Agreement, which permitted Indebtedness includes other mortgage collateralized facilities and Indebtedness incurred in the normal operation of M/I Financial’s mortgage finance and related business.

•

Not incur any liens, except as permitted by the MIF Mortgage Warehousing Agreement, which permitted liens include liens securing other mortgage collateralized facilities and liens incurred in the normal operation of M/I Financial’s mortgage finance and related business.

•

Not make any Investments, except as permitted by the MIF Mortgage Warehousing Agreement, which permitted Investments include Investments in cash and equivalents and Investments made in the normal operation of M/I Financial’s mortgage finance and related business.

As of March 31, 2012, M/I Financial had $41.6 million outstanding under the MIF Mortgage Warehousing Agreement and was in compliance with all covenants of the MIF Mortgage Warehousing Agreement.

Events of Default

The MIF Mortgage Warehousing Agreement contains customary events of default, including:

•	the failure to pay obligations under the MIF Mortgage Warehousing Agreement when due;

•	the failure to meet financial covenants;

•	an acceleration event under any other credit facility which M/I Financial may enter into in the future;

•	failure to satisfy any judgment in excess of $200,000 that is not bonded pending appeal;

•	a change of control; and

•	bankruptcy and other insolvency events.

In the event of a default under the MIF Mortgage Warehousing Agreement, the lenders may terminate their commitments under the MIF Mortgage Warehousing Agreement and declare the amounts outstanding, including all accrued and unpaid interest and fees, payable immediately.

THE EXCHANGE OFFER

General

We are offering to exchange in the exchange offer any and all of the original notes for an equal principal amount of the exchange notes on the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal. The original notes and the outstanding registered notes are, and the exchange notes will be, part of a single class of notes in the aggregate principal amount of $230 million. The exchange offer does not relate to the outstanding registered notes.

Purpose of the Exchange Offer

On May 8, 2012, we issued and sold $30 million aggregate principal amount of the original notes to the initial purchasers in a private placement transaction that was exempt from the registration requirements of the Securities Act. In connection with the private placement, we entered into the registration rights agreement with the initial purchasers, pursuant to which we agreed to exchange the original notes for exchange notes which we agreed to register under the Securities Act, and we also granted holders of the original notes rights under limited circumstances to have resales of their original notes registered under the Securities Act.

Under the registration rights agreement, we agreed to file within 90 days after May 8, 2012 a registration statement with the SEC for the exchange of the original notes for the exchange notes. This prospectus is a part of the registration statement we filed to satisfy that obligation. We also agreed to use commercially reasonable efforts to cause the registration statement to be declared effective by the SEC within 180 days after May 8, 2012 and to commence the exchange offer promptly following the effectiveness of the registration statement.

We urge you to read the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Copies of the registration rights agreement are also available as set forth under the caption “Where You Can Find More Information.”

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus and the accompanying letter of transmittal, we will accept for exchange any and all original notes that are validly tendered at or prior to the expiration time and not validly withdrawn. The principal amount of the exchange notes issued in the exchange offer will be the same as the principal amount of the original notes that are validly tendered and accepted for exchange. You may tender your original notes in whole or in part. However, if you tender less than all of your original notes, you may tender your original notes only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes will not be subject to the transfer restrictions, registration rights and additional interest provisions applicable to the original notes. Upon consummation of the exchange offer, the rights of holders of the notes under the registration rights agreement, including rights relating to registration and payment of additional interest upon a registration default, generally will terminate.

The exchange notes will evidence the same debt as the original notes, and will be fully and unconditionally guaranteed on a senior unsecured basis by the same subsidiary guarantors that guarantee the original notes and the outstanding registered notes. The indenture governing the exchange notes will be the same indenture that governs the original notes and the outstanding registered notes, and each such series of notes will be entitled to the benefits of the indenture. The exchange notes, the outstanding registered notes and any original notes that remain outstanding after the consummation of the exchange offer will constitute a single class of debt securities under the indenture.

As of the date of this prospectus, $30 million aggregate principal amount of the original notes are outstanding and registered in the name of Cede & Co., as nominee for DTC. Only registered holders of the original notes, or their legal representatives or attorneys-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. We will not set a fixed record date for determining registered holders of the original notes entitled to participate in the exchange offer.

You do not have any appraisal or dissenters’ rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder. Except for the federal securities laws, no federal or state regulatory requirements must be complied with and no federal or state regulatory approvals must be obtained in connection with the consummation of the exchange offer.

We will be deemed to accept all of the original notes that are validly tendered in the exchange offer and not validly withdrawn if, as, and when we give oral or written notice of acceptance to the exchange agent. The exchange agent will act as your agent for the purposes of receiving the exchange notes from us.

If you tender your original notes in the exchange offer, you will not be required to pay any brokerage commissions or fees with respect to the exchange of your original notes for the exchange notes or, except as described below under “—Transfer Taxes,” pay any transfer taxes in connection with such exchange.

Expiration Time; Extensions; Amendments

The expiration time for the exchange offer is 5:00 p.m., New York City time, on July 18, 2012, unless we, in our sole discretion, extend the exchange offer, in which case the expiration time for the exchange offer will be the latest date and time to which we extend the exchange offer.

To extend the exchange offer, we will, before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time:

•	notify the exchange agent of any extension orally or in writing; and

•	make a public announcement of the extension.

During an extension of the expiration time, all original notes previously validly tendered will remain subject to the terms and conditions of the exchange offer and will be accepted for exchange by us, upon expiration of the exchange offer, unless validly withdrawn.

We expressly reserve the right:

•	to extend the expiration time;

•	to delay accepting any original notes due to an extension of the exchange offer;

•	to amend the exchange offer in any manner; or

•	if any conditions listed below under “—Conditions to the Exchange Offer” are not satisfied or waived, to terminate the exchange offer and not accept any original notes for exchange.

Any extension, delay in acceptance, amendment or termination will be followed promptly by notice to the registered holders of the original notes. If we amend the exchange offer in a manner that we determine constitutes a material change (including waiver of a material condition to the exchange offer), we will promptly disclose the amendment by means reasonably calculated to inform the registered holders of the original notes of such amendment, and we will extend the exchange offer to the extent required by law. Generally, we must keep the exchange offer open for at least five business days following a material change.

Without limiting the manner in which we may choose to make a public announcement of any extension, delay in acceptance, amendment or termination of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate such public announcement, other than by making a timely press release to an appropriate news agency.

Interest on the Exchange Notes

Exchanging original notes for exchange notes will not affect the amount of interest a holder will receive. The exchange notes will accrue interest at the same rate (8.625% per annum) and on the same terms as the original notes. Interest will be payable semi-annually in arrears on each May 15 and November 15.

Original notes that are exchanged for exchange notes will cease to accrue interest on the last interest payment date before the day on which the exchange offer is consummated. Exchange notes that are issued in exchange for original notes will accrue interest from the last interest payment date before the day on which the exchange offer is consummated.

Procedures for Tendering Original Notes

Only a record holder of original notes may tender original notes in the exchange offer. When a record holder tenders original notes for exchange and we accept such original notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a record holder who wishes to tender original notes for exchange must, at or prior to the expiration time:

•

transmit a properly completed and duly executed letter of transmittal, together with the original notes being tendered and any other documents required by the letter of transmittal, to U.S. Bank National Association, the exchange agent, at the address set forth below under “—Exchange Agent”; or

•

if original notes are tendered pursuant to DTC’s book-entry transfer procedures, an agent’s message must be transmitted by DTC to the exchange agent at the address set forth below under “—Exchange Agent,” and the exchange agent must receive, at or prior to the expiration time, a confirmation of the book-entry transfer of the original notes being tendered into the exchange agent’s account at DTC, along with the agent’s message.

The term “agent’s message” means a message that:

•	is electronically transmitted by DTC to the exchange agent;

•	is received by the exchange agent and forms a part of a book-entry transfer;

•

states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by, and makes each of the representations contained in, the letter of transmittal; and

•	states that we may enforce the letter of transmittal against such holder.

If you wish to tender original notes and:

•	certificates for the original notes are not immediately available;

•	the letter of transmittal, the original notes or any other required documents cannot be delivered to the exchange agent at or prior to the expiration time; or

•	the procedures for book-entry transfer cannot be completed at or prior to the expiration time,

you may tender your original notes by complying with the guaranteed delivery procedures described below under “—Guaranteed Delivery Procedures.”

The method of delivery of the original notes, the letter of transmittal or an agent’s message, and any other required documents to the exchange agent is at your election and sole risk. We recommend that you use overnight or hand delivery service. If such delivery is by mail, we recommend that you use properly insured registered mail, return receipt requested. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration time. No letters of transmittal or original notes should be sent directly to us.

If you beneficially own original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, before completing, signing and delivering the letter of transmittal, together with your original notes and any other required documents, to the exchange agent, you must either:

•	make appropriate arrangements to register ownership of the original notes in your name; or

•	obtain a properly completed bond power from the registered holder.

Please note that the transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or notice of withdrawal must be guaranteed unless the original notes tendered for exchange are tendered:

•	by the registered holder of the original notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•

for the account of a recognized member in good standing of a Medallion Signature Guarantee Program recognized by the exchange agent, such as a firm which is a member of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States, or certain other eligible institutions as that term is defined in Rule 17Ad-15 under the Exchange Act, each of the foregoing being referred to herein as an “eligible institution.”

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If original notes are registered in the name of a person other than the person who signed the letter of transmittal, the original notes tendered for exchange must be endorsed by, or accompanied by a written instrument of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the registered holder’s signature guaranteed by an eligible institution.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal, any original notes, any notice of withdrawal or any instrument of transfer, such persons must so indicate when signing and must submit proper evidence satisfactory to us of such person’s authority to so act.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt) and acceptance of original notes tendered for exchange and all other required documents. We reserve the absolute right to:

•	reject any and all tenders of any original notes not validly tendered;

•	refuse to accept any original notes if, in our judgment or the judgment of our counsel, acceptance of the original notes may be deemed unlawful;

•	waive any defects or irregularities as to all or any particular original notes, either before or after the expiration time;

•	waive any conditions of the exchange offer; and

•	determine the eligibility of any holder who seeks to tender original notes in the exchange offer.

Our determinations, either before or after the expiration time, with respect to the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, or as to any questions with respect to the tender of any original notes, will be final and binding on all parties. To the extent we waive any conditions to the exchange offer, we will waive such conditions as to all original notes. Holders must cure any defects and irregularities in connection with tenders of original notes for exchange within such reasonable period of time as we may determine, unless we waive such defects or irregularities. Neither we nor the exchange agent will be under any duty to give notification of any defect or irregularity with respect to any tender of original notes for exchange, or to waive any such defects or irregularities, nor will either of us incur any liability for failure to give such notification or waiver.

While we have no present plan to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any original notes that are not tendered in the exchange offer, we reserve the right in our sole discretion to purchase or make offers to purchase any original notes that remain outstanding after consummation of the exchange offer. We also reserve the right to terminate the exchange offer, as described below under “—Conditions to the Exchange Offer,” and, to the extent permitted by applicable law, purchase the original notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ materially from the terms of the exchange offer.

If you wish to tender your original notes for exchange notes in the exchange offer, we will require you to represent that:

•	you are acquiring the exchange notes in the ordinary course of your business;

•

you have no arrangement or understanding with any person to participate, you are not participating, and you do not intend to participate, in the distribution of the exchange notes (within the meaning of the Securities Act);

•	you are not an “affiliate” (as such term is defined in Rule 405 under the Securities Act) of ours;

•	you are not tendering original notes that have, or that are reasonably likely to have, the status of an unsold allotment of the initial placement of the original notes; and

•

if you are a broker-dealer, (i) you will receive the exchange notes for your own account, (ii) you acquired the original notes as a result of market-making activities or other trading activities and (iii) you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes.

If you do not meet these requirements and are unable to make the foregoing representations, you may not participate in the exchange offer, and any sale or transfer of your original notes must comply with the registration and prospectus delivery requirements of the Securities Act, unless such sale or transfer is made pursuant to an exemption from those requirements. See “—Consequences of Failure to Exchange Original Notes” below for additional information.

We make no recommendation as to whether you should exchange or refrain from exchanging all or any portion of your original notes in the exchange offer. In addition, we have not authorized anyone to make any such recommendation. You must make your own decision as to whether to exchange your original notes in the exchange offer and, if so, the aggregate amount of original notes to exchange, after reading this prospectus and the letter of transmittal and consulting with your advisors.

Resales of the Exchange Notes

Based on interpretations by the staff of the SEC contained in several no-action letters issued to third parties, we believe that a holder of original notes who meets the requirements and is able to make the representations described above under “—Procedures for Tendering Original Notes” may offer for resale, resell or otherwise transfer the exchange notes received in the exchange offer without further registration and, except as described below, without the need to deliver a prospectus under the Securities Act. Any holder who does not meet these requirements and is unable to make such representations:

•	will not be able to rely on the interpretations of the staff of the SEC contained in such no-action letters;

•	will not be permitted to participate in the exchange offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of such holder’s original notes, unless such sale or transfer is made pursuant to an exemption from those requirements.

Under the registration rights agreement, we agreed, among other matters, to file a shelf registration statement covering resales of the original notes (i) if any holder of the original notes, other than the initial purchasers, is not eligible to participate in the exchange offer or (ii) upon the request of the initial purchasers under certain specified circumstances. See “—Filing of Shelf Registration Statement” below for additional information. We do not intend to file a shelf registration statement covering resales of the original notes unless we are required to do so under the registration rights agreement.

In connection with the resale of exchange notes, any participating broker-dealer who acquired the original notes for its own account as a result of market-making activities or other trading activities may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act. In no-action letters issued to third parties, the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes by delivery of the prospectus relating to the exchange offer. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of the exchange notes during the one-year period following the consummation of the exchange offer. See “Plan of Distribution” for a discussion of certain exchange and resale obligations of broker-dealers in connection with the exchange offer.

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Because the SEC has not considered this exchange offer in the context of a no-action letter, we cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer. If our belief is not accurate and you sell or transfer any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

Consequences of Failure to Exchange Original Notes

If you do not exchange your original notes in the exchange offer, whether because you are not eligible to participate in the exchange offer or you decline to tender your original notes for exchange, your original notes will, following the consummation of the exchange offer, continue to be subject to the restrictions on transfer as stated in the indenture and the legend on the original notes. In general, original notes, unless the transfer is registered under the Securities Act, may not be offered, resold or otherwise transferred except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

We do not intend to file a shelf registration statement covering resales of the original notes unless we are required to do so under the registration rights agreement. We are required to file such a registration statement in only specific, limited circumstances which may not apply to you or your original notes. See “—Filing of Shelf Registration Statement” below for additional information. If you are eligible to participate in the exchange offer, you should not decline to do so based on the assumption that a shelf registration statement will be on file and effective when you intend to resell your original notes.

See “Risk Factors—Risks Related to the Exchange Notes and the Exchange Offer” for a discussion of certain risks you should consider before deciding whether to participate in the exchange offer.

Book-Entry Transfer

Within two business days after receipt of this prospectus, the exchange agent is obligated to make a request to establish an account for the original notes at DTC for purposes of the exchange offer, unless the exchange agent already has established an account with DTC suitable for the exchange offer. Subject to the establishment of the account, any financial institution that is a participant in DTC’s system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent’s account at DTC in accordance with DTC’s Automated Tender Offer Program, known as ATOP. Such participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below under “—Guaranteed Delivery Procedures.” DTC will verify such acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer.

The confirmation of such book-entry transfer will include an agent’s message or a validly completed and duly executed letter of transmittal. The agent’s message or letter of transmittal, with any required signature guarantees, and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under “—Exchange Agent” at or prior to the expiration time, or the holder must comply with the guaranteed delivery procedures described below under “—Guaranteed Delivery Procedures.”

Guaranteed Delivery Procedures

If you wish to tender your original notes and: (i) certificates for the original notes are not immediately available; (ii) the letter of transmittal, the original notes or any other required documents cannot be delivered to the exchange agent at or prior to the expiration time; or (iii) the procedures for book-entry transfer cannot be completed at or prior to the expiration time, you may effect a tender if:

•

at or prior to the expiration time, the exchange agent receives from an eligible institution a validly completed and duly executed notice of guaranteed delivery, substantially in the form accompanying the letter of transmittal, setting forth your name and address and the amount of the original notes being tendered. The notice of guaranteed delivery will state that the tender is being made and will guarantee that, within three business days after the expiration time, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message, and any other documents required by the letter of transmittal, will be transmitted to the exchange agent; and

•

the exchange agent receives the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message, and any other documents required by the letter of transmittal, within three business days after the expiration time.

Withdrawal of Tenders

You may withdraw tenders of your original notes at any time prior to the expiration time. For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at the address set forth below under “—Exchange Agent” prior to the expiration time. Any such notice of withdrawal must:

•	specify the name of the holder having tendered the original notes to be withdrawn;

•	include a statement that such holder is withdrawing its election to have such original notes exchanged;

•	identify the original notes to be withdrawn (including the aggregate principal amount of the original notes to be withdrawn);

•

where certificates for original notes have been physically tendered, specify the name in which such original notes are registered, if different from that of the withdrawing holder, and the certificate numbers of the particular certificates to be withdrawn;

•

where original notes have been tendered pursuant to DTC’s procedures for book-entry transfer, specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with DTC’s book-entry transfer procedures; and

•

bear the signature of the holder in the same manner as the original signature on the letter of transmittal, if any, by which such original notes were tendered, with such signature guaranteed by an eligible institution, unless such holder is an eligible institution.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices of withdrawal, and our determination will be final and binding on all parties. Any original notes validly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer, and we will not issue exchange notes with respect to such original notes, unless such original notes are validly re-tendered. Validly withdrawn notes may be re-tendered by following one of the procedures described above under “—Procedures for Tendering Original Notes” at any time at or prior to the expiration time.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Subject to the satisfaction or waiver of the conditions to the exchange offer, promptly following the expiration time, we will accept for exchange all original notes that are validly tendered and not validly withdrawn and will issue the exchange notes. For purposes of the exchange offer, we will be deemed to have accepted validly tendered original notes for exchange when, as, and if we have given oral or written notice of acceptance to the exchange agent. For each original note accepted for exchange, the holder will receive an exchange note, the issuance of which is registered under the Securities Act, having a principal amount equal to, and in the denomination of, that of the tendered original note.

Return of Notes

If we do not accept any tendered original notes, or if a holder withdraws previously tendered original notes or submits original notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted, withdrawn or non-exchanged original notes without cost to the tendering holder promptly following the rejection of the tender, withdrawal or expiration or termination of the exchange offer, as applicable. In the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC, such unaccepted, withdrawn or non-exchanged original notes will be credited to an account maintained with DTC.

Conditions to the Exchange Offer

The exchange offer is not conditioned upon the tender of any minimum principal amount of original notes. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and we may amend or terminate the exchange offer as provided in this prospectus if, at any time before the expiration time, any of the following circumstances or events occurs and is not waived:

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer;

•

any stop order is threatened or in effect with respect to either (i) the registration statement of which this prospectus forms a part or (ii) the qualification of the indenture under the Trust Indenture Act of 1939, as amended; or

•	the exchange offer or the making of any exchange by a holder of original notes would violate applicable law or any applicable interpretation of the staff of the SEC.

If, at any time prior to the expiration time, any of the foregoing circumstances or events has occurred, we may:

•	refuse to accept any original notes and return all tendered original notes to the respective holders;

•	extend the exchange offer and retain all original notes tendered at or prior to the expiration time, subject, however, to your rights to withdraw such original notes; or

•	waive the occurrence of such circumstance or event with respect to the exchange offer and accept all validly tendered original notes that have not been validly withdrawn.

If the waiver constitutes a material change to the terms of the exchange offer, we will promptly disclose the waiver by means reasonably calculated to inform the registered holders of the original notes of such waiver, and we will extend the exchange offer to the extent required by law. Generally, we must keep the exchange offer open for at least five business days following a material change.

The condition that none of the foregoing circumstances or events have occurred is for our sole benefit and may be asserted by us, regardless of the circumstances giving rise to such circumstances or events, and the occurrence of any circumstance or event may be waived by us, in whole or in part, in our sole discretion. Any determination by us concerning the circumstances or events described above will be final and binding on all parties. Our rights hereunder will be deemed an ongoing right which may be asserted at any time and from time to time by us prior to the expiration time.

Termination of Rights

If you are a holder of original notes, your rights under the registration rights agreement will generally terminate upon consummation of the exchange offer, except with respect to our continuing obligations to indemnify you and your related parties against certain liabilities, including liabilities under the Securities Act. After the exchange offer is consummated, except in limited circumstances, you will no longer be entitled to any exchange or registration rights with respect to any original notes that you continue to own.

Filing of Shelf Registration Statement

Under the registration rights agreement, we agreed, among other matters, that (i) if any changes in applicable law or applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, (ii) if for any reason the exchange offer is not consummated within 210 days following May 8, 2012, (iii) if any holder of the original notes, other than the initial purchasers, is not eligible to participate in the exchange offer or

(iv) upon the request of the initial purchasers under the circumstances specified in the registration rights agreement, we and the subsidiary guarantors will, at our cost:

•	as promptly as practicable and in any event on or prior to 45 days after such filing obligation arises, file a shelf registration statement covering resales of the original notes;

•	use our respective commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act within 180 days after such filing obligation arises; and

•

use our commercially reasonable efforts to keep the shelf registration continuously effective until the second anniversary of its effective date or until the date upon which all the notes covered by the registration statement have been sold.

We do not intend to file a shelf registration statement covering resales of the original notes unless we are required to do so under the registration rights agreement. If we file a shelf registration statement, we will provide to each holder of the original notes copies of the shelf registration statement and the prospectus which forms a part of the shelf registration statement, notify each holder when the shelf registration statement for the original notes has been filed with the SEC and become effective and take other actions as are required to permit unrestricted resales of the original notes. A holder of original notes that sells the original notes pursuant to the shelf registration statement generally will be:

•	required to be named as a selling security holder in the related prospectus and deliver a prospectus to purchasers;

•	subject to certain of the civil liability provisions under the Securities Act in connection with the sales; and

•	bound by the provisions of the registration rights agreement which are applicable to such a holder, including indemnification obligations.

In addition, each holder of the original notes will be required to deliver information to be used in connection with the shelf registration statement and to provide any comments on the shelf registration statement within the time periods described in the registration rights agreement to have their notes included in the shelf registration statement and to benefit from the provisions regarding additional interest described in “—Additional Interest” below.

Additional Interest

If any of the following (each a “registration default”) occurs:

•	the exchange offer registration statement is not filed with the SEC on or before the 90th calendar day following May 8, 2012;

•	the exchange offer registration statement is not declared effective on or before the 180th calendar day following May 8, 2012;

•	the exchange offer registration statement has been declared effective but ceases to be effective at any time at which it is required to be effective; or

•

the shelf registration statement is required to be filed with the SEC but is not filed or declared effective within the time periods set forth above under “—Filing of Shelf Registration Statement” or is declared effective but thereafter ceases to be effective, the interest rate payable with respect to the original notes will be increased by 0.25% per annum upon the occurrence of such registration default. This rate will continue to increase by 0.25% per annum each 90 day period that the registration default continues. However, the maximum total increase in the interest rate will in no event exceed one percent (1.00%). Such interest is payable in addition to any other interest payable from time to time with respect to the original notes in cash on each interest payment date to the holders of record for such interest payment date. After the cure of all registration defaults, the accrual of additional interest will stop and the interest rate will revert to the original rate.

Exchange Agent

We have appointed U.S. Bank National Association as the exchange agent for the exchange offer. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address set forth below. Questions and requests for assistance with respect to the exchange offer, and requests for additional copies of this prospectus, the letter of transmittal and any other required documents, should also be directed to the exchange agent at the address set forth below:

By registered mail, certified mail, overnight courier or hand delivery:

U.S. Bank National Association

U.S. Bank West Side Flats Operations Center

60 Livingston Ave.

St. Paul, MN 55107

Attn: Specialized Finance

Reference: M/I Homes, Inc.

By facsimile (for eligible institutions only):

(651) 466-7372

Reference: M/I Homes, Inc.

For information or confirmation by telephone:

Specialized Finance

(800) 934-6802

Delivery of the letter of transmittal or any other required documents to an address other than as set forth above or transmission of the letter of transmittal or any other required documents via facsimile to a number other than the one listed above will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders for the exchange offer. We are making the principal solicitation of tenders through DTC. However, solicitations may also be made by mail, electronic mail, facsimile or telephone or in person by our officers and regular employees.

We have not retained any dealer manager in connection with the exchange offer, and we will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse the exchange agent for its reasonable out-of-pocket expenses. We will also reimburse brokers, dealers, commercial banks, trust companies and other nominees for the reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, the letter of transmittal and related documents to the beneficial owners of the original notes and in handling or forwarding tenders of the original notes for exchange.

We estimate that our cash expenses in connection with the exchange offer will be approximately $120,000. These expenses include SEC registration fees, fees and expenses of the exchange agent and the trustee, accounting and legal fees, printing costs and related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of original notes in the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the record holder or any other person, if we are instructed to register exchange notes in the name of, or requested to return any original notes not tendered or accepted for exchange to, a person other than the registered tendering holder, or if a transfer tax is imposed for any other reason, other than by reason of the exchange of the original notes in the exchange offer. If satisfactory evidence of payment of such transfer taxes or exemption from payment is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The exchange notes will be recorded in our accounting records at the same carrying value as the original notes for which they are exchanged. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. We will amortize expenses incurred in connection with the issuance of the exchange notes over the term of the exchange notes.

DESCRIPTION OF NOTES

As used in this “Description of Notes” section, the terms “Issuer,” “we,” “us” and “our” mean M/I Homes, Inc., an Ohio corporation, and its successors, but not any of its Subsidiaries. The term “Notes” means the Issuer’s senior debt securities designated as its 8.625% Senior Notes due 2018, including the original notes, the exchange notes and the outstanding registered notes, in each case except as otherwise expressly provided or as the context otherwise requires.

The Issuer issued the original notes and the outstanding registered notes, and will issue the exchange notes, under an indenture, dated as of November 12, 2010, among the Issuer, the Guarantors and U.S. Bank National Association, as trustee (the “Indenture”). The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. You may obtain a copy of the Indenture from the Issuer at its address set forth under “Where You Can Find More Information.” The terms of the exchange notes are substantially identical to the terms of the original notes, including interest rates and maturity, except that the exchange notes will not be subject to the transfer restrictions, registration rights and additional interest provisions applicable to the original notes.

The exchange notes, the outstanding registered notes and any original notes that remain outstanding after the consummation of the exchange offer will have the same terms, will constitute a single class of debt securities under the Indenture and, therefore, will vote together as a single class for purposes of determining whether holders of the requisite percentage in principal amount thereof have taken actions or exercised rights they are entitled to take or exercise under the Indenture.

We expect that holders that exchange their original notes in the exchange offer will receive exchange notes that have the same CUSIP number as the outstanding registered notes and the exchange notes and the outstanding registered notes will be fungible.

The following is a summary of the material terms and provisions of the Notes. Certain terms used in this “Description of Notes” section are defined under “—Certain Definitions.”

Principal, Maturity and Interest

The Notes will mature on November 15, 2018. The Notes bear interest at the rate of 8.625% per annum, payable on May 15 and November 15 of each year, commencing on May 15, 2011, to holders of record at the close of business on May 1 and November 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

The original notes were, and the exchange notes will be, issued in registered form, without coupons, and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Notes constitute senior debt of the Issuer. The Issuer may issue an unlimited amount of notes having identical terms and conditions to the Notes (“Additional Notes”), subject to compliance with the “Limitations on Additional Indebtedness” covenant described below. Any Additional Notes will be part of the same issue as the Notes and will vote on all matters as one class with the Notes, including, without limitation, waivers, amendments, redemptions and offers to purchase. For purposes of this “Description of Notes” section, except for the covenant described under “Certain Covenants—Limitations on Additional Indebtedness,” references to Notes include Additional Notes, if any.

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to the Issuer at least ten business days prior to the applicable payment date, the Issuer will make all payments on such holder’s Notes in accordance with those instructions.

Otherwise, payments on the Notes will be made at the office or agency of the paying agent and registrar for the Notes within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

Ranking

The Notes are general unsecured obligations of the Issuer. The Notes rank senior in right of payment to all future obligations of the Issuer that are, by their terms, expressly subordinated in right of payment to the Notes and pari passu in right of payment with all existing and future unsecured obligations of the Issuer that are not so subordinated. Each Guarantee is a general unsecured obligation of the Guarantor thereof and ranks senior in right of payment to all future obligations of such Guarantor that are, by their terms, expressly subordinated in right of payment to such Guarantee and pari passu in right of payment with all existing and future unsecured obligations of such Guarantor that are not so subordinated.

The Notes and each Guarantee are effectively subordinated to secured Indebtedness of the Issuer and the applicable Guarantor to the extent of the value of the assets securing such Indebtedness. Although the Indenture contains limitations on the amount of additional secured Indebtedness that the Issuer and the Restricted Subsidiaries may incur, under certain circumstances, the amount of this Indebtedness could be substantial. See “Certain Covenants—Limitations on Additional Indebtedness” and “Certain Covenants—Limitations on Liens.” At March 31, 2011, the Issuer and the Guarantors had approximately $5.8 million of secured Indebtedness outstanding.

The Notes are also effectively subordinated to all existing and future obligations, including Indebtedness, of any of our Unrestricted Subsidiaries. Claims of creditors of Unrestricted Subsidiaries, including trade creditors, will generally have priority as to the assets of our Unrestricted Subsidiaries over the claims of the Issuer and the holders of the Issuer’s Indebtedness, including the Notes. At March 31, 2011, our Unrestricted Subsidiaries had approximately $26.0 million of Indebtedness outstanding, excluding guarantees of the 2012 Senior Notes by the Unrestricted Subsidiaries.

Substantially all the operations of the Issuer are conducted through its Subsidiaries. Therefore, the Issuer’s ability to service its debt, including the Notes, is dependent upon the cash flow of its Subsidiaries and, to the extent they are not Guarantors, their ability to distribute those earnings as dividends, loans or other payments to the Issuer. If their ability to make these distributions were restricted, by law or otherwise, then the Issuer would not be able to use the cash flow of the non-guarantor Subsidiaries to make payments on the Notes.

Guarantees

The Issuer’s obligations under the Notes and the Indenture are jointly and severally guaranteed by each of our Restricted Subsidiaries.

Not all of our Subsidiaries are Guarantors of the Notes. Unrestricted Subsidiaries are not Guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us.

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As of the date of this prospectus, all of our Subsidiaries, other than M/I Financial Corp.; M/I Title Agency Ltd.; TransOhio Residential Title Agency Ltd.; Washington/Metro Residential Title Agency, LLC; K-Tampa, LLC; and The M/I Homes Foundation, are Guarantors. As of the date hereof, each of M/I Financial Corp.; M/I Title Agency Ltd.; TransOhio Residential Title Agency Ltd.; Washington/Metro Residential Title Agency, LLC; K-Tampa, LLC; and The M/I Homes Foundation are Unrestricted Subsidiaries. For the year ended December 31, 2011, the Unrestricted Subsidiaries accounted for approximately $14.5 million, or 2.6%, of our total revenues, and as of March 31, 2012, the Unrestricted Subsidiaries accounted for approximately $62.2 million, or 9.5%, of our total assets and $46.2 million, or 11.9%, of our total liabilities. In addition to the Subsidiaries that are non-guarantor Unrestricted Subsidiaries as of the date hereof, under the circumstances described below under the subheading “Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries,” the Issuer will be permitted to designate some of our other Subsidiaries as “Unrestricted Subsidiaries.” The effect of designating a Subsidiary as an “Unrestricted Subsidiary” will be:

•	an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the Indenture;

•	a Subsidiary that has previously been a Guarantor and that is designated an Unrestricted Subsidiary will be released from its Guarantee; and

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the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Issuer for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

The obligations of each Guarantor under its Guarantee are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees under the Credit Facilities permitted under clause (1) of “Certain Covenants—Limitations on Additional Indebtedness”) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. See “Risk Factors—Risks Related to the Exchange Notes and the Exchange Offer—The notes and the guarantees of the notes may not be enforceable because of fraudulent conveyance laws.” Each Guarantor that makes a payment for distribution under its Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on adjusted net assets of each Guarantor.

In the event (i) of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or, otherwise, or a sale or other disposition of all of the Equity Interests of any Guarantor then held by the Issuer and the Restricted Subsidiaries to any Person other than the Issuer or a Restricted Subsidiary, (ii) any Guarantor merges with and into the Issuer or another Guarantor, with the Issuer or such other Guarantor surviving such merger, (iii) any Guarantor is designated as an Unrestricted Subsidiary, in accordance with the Indenture or otherwise ceases to be a Restricted Subsidiary (including by way of liquidation or dissolution) in a transaction permitted by the Indenture, (iv) the Issuer exercises its Legal Defeasance option or Covenant Defeasance option as described under “Legal Defeasance and Covenant Defeasance” or (v) all obligations under the Indenture are discharged in accordance with the terms of the Indenture as described under “Satisfaction and Discharge,” then, in each such case, such Guarantor will be released and relieved of any obligations under its Guarantee; provided, however, that the Net Available Proceeds of such sale or other disposition pursuant to clause (i) above shall be applied in accordance with the applicable provisions of the Indenture, to the extent required thereby. See “Certain Covenants—Limitations on Asset Sales.”

Optional Redemption

At any time prior to November 15, 2013, the Issuer may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to 108.625% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided, however, that (1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption and (2) the redemption occurs within 90 days of the date of the closing of any such Qualified Equity Offering.

The Issuer may redeem all or any portion of the Notes at any time and from time to time on or after November 15, 2014 and prior to maturity at the following redemption prices (expressed in percentages of the principal amount thereof) together, in each case, with accrued and unpaid interest to the date fixed for redemption, if redeemed during the 12-month period beginning on November 15 of each year indicated below:

Year	Percentage
2014	104.313%
2015	102.156%
2016 and thereafter	100.000%

In addition, at any time prior to November 15, 2014, the Issuer may redeem all or a part of the Notes upon not less than 30 nor more than 60 days notice, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium plus accrued and unpaid interest, if any, to the redemption date.

The Issuer may acquire Notes by means other than a redemption, whether pursuant to an Issuer tender offer, open market purchase or otherwise, so long as the acquisition does not otherwise violate the terms of the Indenture.

Selection and Notice of Redemption

In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of the Notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national security exchange, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $2,000 or less shall be redeemed in part. In addition, if a partial redemption is made, selection of the Notes or portions thereof for redemption shall be made by the trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company (“DTC”), unless that method is otherwise prohibited.

Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the date of redemption to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the paying agent for the Notes funds in satisfaction of the redemption price (including accrued and unpaid interest on the Notes to be redeemed) pursuant to the Indenture.

Change of Control

Upon the occurrence of any Change of Control, each holder will have the right to require that the Issuer purchase that holder’s Notes for a cash price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase.

Within 30 days following any Change of Control, the Issuer will mail, or caused to be mailed, to the holders a notice (a “Change of Control Offer”):

(1) describing the transaction or transactions that constitute the Change of Control;

(2) offering to purchase, pursuant to the procedures required by the Indenture and described in the notice, on a date specified in the notice (which shall be a business day not earlier than 30 days nor later than

60 days from the date the notice is mailed) and for the Change of Control Purchase Price, all Notes properly tendered by such holder pursuant to such Change of Control Offer; and (3) describing the procedures that holders must follow to accept the Change of Control Offer. The Change of Control Offer is required to remain open for at least 20 business days or for such longer period as is required by law.

The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.

If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay for all or any of the Notes that might be delivered by holders seeking to accept the Change of Control Offer. In addition, a Change of Control may constitute an event of default under the Credit Facilities or our other Indebtedness outstanding at such time. We cannot assure you that in the event of a Change of Control, the Issuer will be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness which may prohibit the offer.

The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Issuer purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuer’s obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

A “Change of Control” includes certain sales of all or substantially all of the assets of the Issuer and the Restricted Subsidiaries. The phrase “all or substantially all” as used in the Indenture (including as set forth under “Certain Covenants—Limitations on Mergers, Consolidations, Etc.” below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer and the Restricted Subsidiaries, and therefore it may be unclear as to whether a Change of Control has occurred and whether the holders have the right to require the Issuer to purchase Notes.

The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue of this compliance.

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitations on Additional Indebtedness

Until the Notes receive an Investment Grade rating from both Rating Agencies (after which time the following covenant will no longer be in effect), the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; provided, however, that the Issuer and any Restricted

Subsidiary may incur additional Indebtedness (including Acquired Indebtedness) if no Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of the Indebtedness and if, after giving effect thereto, either (a) the Consolidated Fixed Charge Coverage Ratio would be at least 2.00 to 1.00 or (b) the ratio of Consolidated Indebtedness to Consolidated Tangible Net Worth would be less than 3.00 to 1.00 (either (a) or (b), the “Ratio Exception”).

Notwithstanding the above, so long as no Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of the following Indebtedness, each of the following shall be permitted (the “Permitted Indebtedness”):

(1) Indebtedness of the Issuer and any Restricted Subsidiary under the Credit Facilities in an aggregate amount at any time outstanding not to exceed $350.0 million, less the aggregate amount of Net Available Proceeds applied by the Issuer or any Restricted Subsidiaries since the Issue Date to repay permanently any Indebtedness under a Credit Facility pursuant to “Certain Covenants—Limitations on Asset Sales.”

(2) the Notes and the Guarantees issued on the Issue Date;

(3) Indebtedness of the Issuer and the Restricted Subsidiaries to the extent outstanding on the Issue Date (including the 2012 Notes and the guarantees thereof, to the extent not acquired by the Issuer with the proceeds of the Notes, but other than Indebtedness referred to in clauses (1) and (2) above);

(4) Indebtedness of the Issuer and the Restricted Subsidiaries under Hedging Obligations; provided, however, that: (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this covenant; and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(5) Indebtedness of the Issuer owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Issuer or any other Restricted Subsidiary; provided, however, that (a) any Indebtedness of the Issuer owed to a Restricted Subsidiary is unsecured and (b) upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Issuer or a Restricted Subsidiary, the Issuer or such Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (5);

(6) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Issuer or any Restricted Subsidiary with-respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(7) Purchase Money Indebtedness incurred by the Issuer or any Restricted Subsidiary;

(8) Non-Recourse Indebtedness of the Issuer or any Restricted Subsidiary incurred for the acquisition, development and/or improvement of real property and secured by Liens only on such real property;

(9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(10) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(11) Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Ratio Exception or clauses (2) or (3) above; and

(12) in addition to Indebtedness allowed pursuant to the other clauses in this definition of “Permitted Indebtedness,” Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate amount not to exceed $40.0 million at any time outstanding.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (13) above or is entitled to be incurred pursuant to the Ratio Exception, the Issuer shall, in its sole discretion, classify such item of Indebtedness and may divide and reclassify such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness outstanding under the Credit Facilities on the Issue Date shall be deemed to have been incurred under clause (1) above.

The Indenture does not restrict any Unrestricted Subsidiary from incurring Indebtedness nor will Indebtedness of any Unrestricted Subsidiaries be included in the calculation of the Consolidated Fixed Charge Coverage Ratio or the ratio of Consolidated Indebtedness to Consolidated Tangible Net Worth, or in any component of any definition that is part of such calculation, hereunder, as long as the Unrestricted Subsidiary incurring such Indebtedness remains an Unrestricted Subsidiary.

Limitations on Layering Indebtedness

Until the Notes receive an Investment Grade rating from both Rating Agencies (after which time the following covenant will no longer be in effect), the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinated to any other Indebtedness of the Issuer or of such Restricted Subsidiary, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) contractually made expressly subordinate to the Notes or the Guarantee of such Restricted Subsidiary, to the same extent and in the same manner as such Indebtedness is contractually subordinated to such other Indebtedness of the Issuer or such Restricted Subsidiary, as the case may be.

Limitations on Restricted Payments

Until the Notes receive an Investment Grade rating from both Rating Agencies (after which time the following covenant will no longer be in effect), the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(1) a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2) the Issuer cannot incur $1.00 of additional Indebtedness pursuant to the Ratio Exception; or

(3) the amount of such Restricted Payment, when added to, the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clause (2), (3) or (5) of the next paragraph), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(a) 50% of Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the fiscal quarter in which the Issue Date occurs to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

(b) 100% of the aggregate net cash proceeds or the fair market value of any assets to be used in a Permitted Business (other than securities) received by the Issuer either (x) as contributions to the common equity of the Issuer after the Issue Date or (y) from the issuance and sale of Qualified Equity Interests after the Issue Date, other than to the extent any such proceeds are used to redeem Notes in accordance with the third paragraph under “Optional Redemption,” plus

(c) the aggregate amount by which Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the Issue Date into Qualified Equity Interests (less the amount of any cash, or the fair value of assets, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange), plus

(d) in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included the computation of Consolidated Net Income) equal to the lesser of (i) the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus

(e) with respect to an Unrestricted Subsidiary that was designated as an Unrestricted Subsidiary after the Issue Date, upon a redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the fair market value of the Issuer’s proportionate interest in such Subsidiary immediately following such redesignation and (ii) the aggregate amount of the Issuer’s Investments in such Subsidiary to the extent such Investments reduced the amount available for subsequent Restricted Payments under this clause (3) and were not previously repaid or otherwise reduced, plus

(f) $40.0 million.

The foregoing provisions will not prohibit:

(1) the payment by the Issuer or any Restricted Subsidiary of any dividend within 60 days after the date of declaration thereof (including those declared prior to the Issue Date), if on the date of declaration the payment would have complied with the provisions of the Indenture;

(2) so long as no Default shall have occurred and be continuing at the time of or as a consequence of such redemption, the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests;

(3) so long as no Default shall have occurred and be continuing at the time of or as a consequence of such redemption, the redemption of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests or (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under the “Limitations on Additional Indebtedness” covenant and the other terms of the Indenture;

(4) so long as no Default shall have occurred and be continuing at the time of or as a consequence of such redemption, the redemption of Equity Interests of the Issuer held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service; provided, however, that the aggregate cash consideration paid for all such redemptions shall not exceed $3.0 million during any 12 month period; or

(5) repurchases of Equity Interests deemed to occur upon the exercise of stock options if the Equity Interests represent a portion of the exercise price thereof;

provided, however, that no issuance and sale of Qualified Equity Interests pursuant to clause (2) or (3) above shall increase the Restricted Payments Basket, except to the extent the proceeds thereof exceed the amounts used to effect the transactions described in such clause. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be approved in good faith by the board of directors, or the executive committee of the board of directors, of the Issuer, which resolution with respect thereto shall be delivered to the trustee.

Limitations on Dividends and Other Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary, to:

(a) pay dividends or make any other distributions on or in respect of its Equity Interests;

(b) make loans or advances or pay any Indebtedness or other obligation owed to the Issuer or any other Restricted Subsidiary; or

(c) transfer any of its assets to the Issuer or any other Restricted Subsidiary.

The preceding limitation will not apply to:

(1) encumbrances or restrictions existing under or by reason of applicable law;

(2) encumbrances or restrictions existing under the Indenture, the Notes and the Guarantees;

(3) non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

(4) encumbrances or restrictions existing under agreements existing on the date of the Indenture (including, without limitation, the Credit Agreement, the Letter of Credit Facilities and the 2012 Notes) as in effect on that date;

(5) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

(6) restrictions on the transfer of assets imposed under any agreement to sell such assets permitted under the Indenture to any Person pending the closing of such sale;

(7) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the assets of any Person, other than the Person or the assets so acquired and which encumbrance or restriction was not incurred in connection with, or in contemplation of the incurrence of such Acquired Indebtedness;

(8) encumbrances or restrictions arising in connection with Refinancing Indebtedness; provided, however, that any such encumbrances and restrictions are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to the agreements creating, or evidencing the Indebtedness being refinanced;

(9) customary provisions in leases, partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of leasehold interests or ownership interests in such partnership, limited liability company, joint venture or similar Person;

(10) Purchase Money Indebtedness incurred in compliance with the covenant described under “Limitations on Additional Indebtedness” that impose restrictions of the nature described in clause (c) above on the assets acquired;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12) any operating lease or Capitalized Lease Obligation, insofar as the provisions thereof limit the grant of a security interest in, or other assignment of, the related leasehold interest to any other Person; and

(13) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided, however, that such amendments or refinancings are, in the good faith judgment of the Issuer’s board of directors, or executive committee of the board of directors, no more materially restrictive, taken as a whole, with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

Limitations on Transactions with Affiliates

Until the Notes receive an Investment Grade rating from both Rating Agencies (after which time the following covenant will no longer be in effect), the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions involving aggregate consideration in excess of $2.0 million, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, loan or guarantee with, or for the benefit of, any Affiliate (an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that could be obtained in a comparable transaction at such time on an arm’s-length basis by the Issuer or that Restricted Subsidiary from a Person that is not an Affiliate of the Issuer or such Restricted Subsidiary; and

(2) the Issuer delivers to the trustee:

(a) with respect to any Affiliate Transaction involving aggregate value in excess of $10.0 million, an officers’ certificate certifying that such Affiliate Transaction complies with clause (1) above and a secretary’s certificate which sets forth and authenticates a resolution that has been adopted by a majority of Independent Directors approving such Affiliate Transaction; and

(b) with respect to any Affiliate Transaction involving aggregate value of $25.0 million or more, the certificates described in the preceding clause (a) and (x) a written opinion as to the fairness of such Affiliate Transaction to the Issuer or such Restricted Subsidiary from a financial point of view or (y) a written appraisal supporting the value of such Affiliate Transaction, in either case, issued by an Independent Financial Advisor.

The foregoing restrictions will not apply to:

(1) transactions exclusively between or among (a) the Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries; provided, however, in each case, that no Affiliate of the Issuer (other than another Restricted Subsidiary) owns Equity Interests of any such Restricted Subsidiary;

(2) reasonable director, officer, employee and consultant compensation (including bonuses) and other benefits (including retirement, health, stock and other benefit plans) and indemnification arrangements in each case consistent with past practices;

(3) loans and advances permitted by clause (3) of the definition of “Permitted Investments;”

(4) any agreement as in effect as of the Issue Date and described in the offering memorandum relating to the original notes or any extension, amendment or modification thereto (so long as any such extension, amendment or modification satisfies the requirements set forth in clause (1) of the first paragraph of this covenant) or any transaction contemplated thereby;

(5) Restricted Payments of the type described in clause (1), (2) or (4) of the definition of “Restricted Payment” and which are made in accordance with the covenant described under “Limitations on Restricted Payments;” or

(6) transactions in the ordinary course of business with M/I Financial Corp. or other Unrestricted Subsidiaries that are engaged in the business of originating mortgages on behalf of new home customers of the Issuer and its homebuilding Subsidiaries; provided that such transactions are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that could be obtained in a comparable transaction at such time on an arm’s-length basis by the Issuer or such Restricted Subsidiary from a Person that is not an Affiliate of the Issuer or such Restricted Subsidiary.

Limitations on Liens

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any nature whatsoever (other than Permitted Liens) against any assets of the Issuer or any Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom, which Lien secures Indebtedness or trade payables, unless contemporaneously therewith:

(1) in the case of any Lien securing an obligation that ranks pari passu with the Notes or a Guarantee, effective provision is made to secure the Notes or such Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(2) in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Guarantee, effective provision is made to secure the Notes or such Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

Limitations on Asset Sales

Until the Notes receive an Investment Grade rating from both Rating Agencies (after which time the following covenant will no longer be in effect), the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1) the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets included in such Asset Sale; and

(2) at least 75% of the total consideration received in such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents.

For purposes of clause (2) only (and not for purposes of the definition of “Net Available Proceeds”), the following shall be deemed to be cash:

(a) the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Issuer or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Issuer or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness;

(b) the amount of any obligations received from such transferee that are within 90 days converted by the Issuer or such Restricted Subsidiary to cash (to the extent of the cash actually so received); and

(c) the fair market value of any assets (including, but not limited to, Equity Interests in an entity engaged in a Permitted Business) received by the Issuer or any Restricted Subsidiary to be used by it in a Permitted Business.

If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.

If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or such Restricted Subsidiary shall, within a period of 360 days (commencing after the Issue Date) before or after the receipt of any Net Available Proceeds of any Asset Sale (provided, however, that if during such 360-day period after the receipt of any Net Available Proceeds, the Issuer (or the applicable Restricted Subsidiary) enters into a definitive binding agreement committing it to apply such Net Available Proceeds in accordance with the requirements of clause (3) of this paragraph after such 360th day, such 360-day period will be extended with respect to the amount of Net Available Proceeds so committed for a period not to exceed 120 days until such Net Available Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement)), apply an amount equal to all or any of the Net Available Proceeds therefrom to:

(1) repay, prepay, redeem or repurchase any Indebtedness under the Credit Facilities (which will be a permanent reduction of such Indebtedness);

(2) repay or prepay any Indebtedness which was secured by the assets sold in such Asset Sale;

(3) invest all or any part of the Net Available Proceeds thereof in the purchase of assets (other than securities, unless such securities represent Equity Interests in an entity engaged solely in a Permitted Business, such entity becomes a Restricted Subsidiary and the Issuer or a Restricted Subsidiary acquires voting and management control of such entity) or to make capital expenditures, in each case, to be used by or are useful to the Issuer or any Restricted Subsidiary in the Permitted Business; and/or

(4) make any combination of repayments, prepayments, redemptions, repurchases or Investments permitted by the foregoing clauses (1), (2) or (3).

Pending the final application of such Net Available Proceeds, the Issuer or any Restricted Subsidiary may temporarily reduce borrowings under the Credit Facilities or any other revolving credit facility, if any, or otherwise invest such Net Available Proceeds in Cash Equivalents, in each case in a manner not otherwise prohibited by the Indenture.

The amount of Net Available Proceeds not applied or invested as provided herein will constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds equals or exceeds $40.0 million, the Issuer will be required to make an offer to purchase from all holders and, if applicable, redeem (or make an offer to do so) any Pari Passu Indebtedness of the Issuer the provisions of which require the Issuer to redeem such Indebtedness with the proceeds from any Asset Sales (or offer to redeem), in an aggregate principal amount of Notes and such Pari Passu Indebtedness equal to the amount of such Excess Proceeds as follows:

(1) the Issuer will (a) make an offer to purchase (a “Net Proceeds Offer”) to all holders in accordance with the procedures set forth in the Indenture and (b) redeem (or make an offer to redeem) any such other Pari Passu Indebtedness, pro rata in proportion to the respective principal amounts of the Notes and such other Indebtedness required to be redeemed, the maximum principal amount of Notes and Pari Passu Indebtedness that may be redeemed out of the amount (the “Payment Amount”) of such Excess Proceeds;

(2) the offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the Indenture and the redemption price for such Pari Passu Indebtedness (the “Pari Passu Indebtedness Price”) shall be as set forth in the related documentation governing such Indebtedness;

(3) if the aggregate Offered Price of Notes validly tendered and not withdrawn by holders thereof exceeds the pro rata portion of the Payment Amount allocable to the Notes, Notes to be purchased will be selected on a pro rata basis; and

(4) upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

To the extent that the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the Payment Amount relating thereto, the Issuer may use such shortfall or a portion thereof, for general corporate purposes, subject to the provisions of the Indenture.

The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with this “Limitations on Asset Sales” covenant, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this “Limitations on Asset Sales” covenant by virtue of this compliance.

Limitations on Designation of Unrestricted Subsidiaries

As of the Issue Date, the Issuer designated each of M/I Financial Corp.; M/I Title Agency Ltd.; TransOhio Residential Title Agency Ltd.; Washington/Metro Residential Title Agency, LLC; K-Tampa, LLC; and The M/I Homes Foundation as Unrestricted Subsidiaries. The Issuer may designate any additional Subsidiary (including, without limitation, any Subsidiary acquired or created by the Issuer or any Restricted Subsidiary after the Issue Date) as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2) the Issuer would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to the “Limitations on Restricted Payments” covenant above, in either case, in an amount (the “Designation Amount”) equal to the fair market value of the Issuer’s proportionate interest in such Subsidiary on such date.

No Subsidiary shall be subject to a Designation as an “Unrestricted Subsidiary” (whether such Designation is on or after the Issue Date) unless such Subsidiary:

(1) has no Indebtedness other than Permitted Unrestricted Subsidiary Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are no less favorable to the Issuer or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer or such Restricted Subsidiary unless such agreement, contract, arrangement or understanding is permitted under the “Limitations on Transactions with Affiliates” covenant;

(3) is a Person with respect to which neither the Issuer nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results (other than guarantees in existence on the Issue Date); and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any Restricted Subsidiary, except for any guarantee given solely to support the pledge by the Issuer or any Restricted Subsidiary of the Equity Interests of such Unrestricted Subsidiary, which guarantee is not recourse to the Issuer or any Restricted Subsidiary, and except to the extent the amount thereof constitutes a Restricted Payment permitted pursuant to the covenant described under “Limitations on Restricted Payments.”

At any time any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by such Subsidiary as of such date. If, within five (5) days after such date, (a) the Issuer has not redesignated such Unrestricted Subsidiary as a Restricted Subsidiary and caused such Restricted Subsidiary to execute and deliver to the trustee a supplemental indenture and a notation of guarantee in accordance with the provisions of the “Additional Guarantees” covenant and (b) after giving effect to such redesignation and execution of a supplemental indenture and notation of guarantee, the Indebtedness is not permitted to be incurred under the covenant described under “Limitations on Additional Indebtedness” or the Lien is not permitted under the covenant described under “Limitations on Liens,” the Issuer shall be in default of the applicable covenant.

The Issuer may redesignate an Unrestricted Subsidiary (including any Subsidiary that was deemed to be designated as an Unrestricted Subsidiary on the Issue Date) as a Restricted Subsidiary only if:

(1) no Default shall have occurred and be continuing at the time of and after giving effect to such redesignation; and

(2) all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of the Indenture.

All designations and redesignations must be evidenced by resolutions of the board of directors, or the executive committee of the board of directors, of the Issuer, delivered to the trustee certifying compliance with the foregoing provisions.

Limitations on Mergers, Consolidations, Etc.

The Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into (other than a merger that satisfies the requirements of clause (1) below with a wholly owned Restricted Subsidiary solely for the purpose of changing the Issuer’s jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer or the Issuer and the Restricted Subsidiaries (taken as a whole) or (b) adopt a plan of liquidation unless, in either case:

(1) either:

(a) the Issuer will be the surviving or continuing Person; or

(b) the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in, the case of a plan of liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation or limited liability company organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture in form and substance satisfactory to the trustee, all of the obligations of the Issuer under the Notes, the Indenture and the Registration Rights Agreement; provided that at any time the Successor is a limited liability company, there shall be a co-issuer of the Notes that is a corporation;

(2) immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1) (b) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default shall have occurred and be continuing; and

(3) immediately after giving effect to such transaction and the assumption of the obligations set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (a) the Consolidated Net Worth of the Issuer or the Successor, as the case may be, would be at least equal to the Consolidated Net Worth of the Issuer immediately prior to such transaction and (b) the Issuer or the Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the Ratio Exception.

For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

Except as provided under the caption “Guarantees,” no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, whether or not affiliated with such Guarantor, unless:

(1) either:

(a) such Guarantor will be the surviving or continuing Person; or

(b) the Person formed by or surviving any such consolidation or merger assumes, by supplemental indenture in form and substance satisfactory to the trustee, all of the obligations of such Guarantor under the Guarantee of such Guarantor under the Indenture and the Registration Rights Agreement, and

(2) immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

Notwithstanding the foregoing, (a) any Restricted Subsidiary may merge into the Issuer or another Restricted Subsidiary, and (b) the requirements of the immediately preceding paragraph will not apply to any transaction pursuant to which such Guarantor is permitted to be released from its Guarantee in accordance with the provisions described under the section entitled “Guarantees.”

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the assets of the Issuer, will be deemed to be the transfer of all or substantially all of the assets of the Issuer.

Upon any consolidation, combination or merger of the Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor under the Notes or its Guarantee, the surviving entity formed by such consolidation or into which the Issuer or such Guarantor is merged or, to which the conveyance, lease or transfer is made will succeed to and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under the Indenture, the Notes and the Guarantees, with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor and, except in the case of a conveyance, transfer or lease, the Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Guarantee, as the case may be, and all of the Issuer’s or such Guarantor’s other obligations and covenants under the Notes, the Indenture and its Guarantee, if applicable.

Additional Guarantees

If, after the Issue Date, (a) the Issuer or any Restricted Subsidiary of the Issuer acquires or creates another Subsidiary (other than a Subsidiary that has been designated as an Unrestricted Subsidiary) or (b) any Unrestricted Subsidiary is redesignated a Restricted Subsidiary, then, in each such case, the Issuer shall, within five (5) days of such acquisition or creation, cause such Restricted Subsidiary to:

(1) execute and deliver to the trustee (a) a supplemental indenture in form and substance satisfactory to the trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture and (b) a notation of guarantee in respect of its Guarantee; and

(2) deliver to the trustee one or more opinions of counsel that such supplemental indenture (a) has been duly authorized, executed and delivered by such Restricted Subsidiary and (b) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms.

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, the Issuer will furnish to the holders of Notes, within the time periods specified in the SEC’s rules and regulations (including any grace periods or extensions permitted by the SEC):

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s independent registered public accounting firm; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file these reports.

In addition, whether or not required by the SEC, the Issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept the filing) and make the information available to securities analysts and prospective investors upon request. The Issuer and the Guarantors have agreed that, for so long as any Notes remain outstanding, the Issuer will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Notwithstanding the foregoing, to the extent the Issuer files the information and reports referred to in clauses (1) and (2) above with the SEC and such information is publicly available (including, without limitation, on the SEC’s website), the Issuer shall be deemed to be in compliance with its obligations to furnish such information to the holders of the Notes and to make such information available to securities analysts and prospective investors.

Events of Default

Under the Indenture, each of the following is an “Event of Default”:

(1) failure by the Issuer to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days;

(2) failure by the Issuer to pay the principal on any of the Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise;

(3) failure by the Issuer to comply with any of its agreements or covenants described above under “Certain Covenants—Limitations on Additional Indebtedness,” “Certain Covenants—Limitations on Restricted Payments,” “Certain Covenants—Limitations on Asset Sales” and “Certain Covenants—Limitations on Mergers, Consolidations, Etc.,” or in respect of its obligations to make a Change of Control Offer as described above under “Change of Control” and continuance of such a failure for 60 days;

(4) failure by the Issuer to comply with any other agreement or covenant in the Indenture and continuance of this failure for 60 days after notice of the failure has been given to the Issuer by the trustee or by the holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

(5) default under any mortgage, indenture or other instrument or agreement (other than the Notes and the Indenture) under which there may be issued or by which there may be secured or evidenced Indebtedness of the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(a) is caused by a failure to pay when due principal on such Indebtedness within the applicable express grace period;

(b) results in the acceleration of such Indebtedness prior to its express final maturity; or

(c) results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a) or (b) has occurred and is continuing, aggregates $25.0 million or more; provided, however, that if any such default is cured or waived or any acceleration rescinded or such Indebtedness is repaid within a period of ten (10) days from the continuation of such default beyond any applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the Indenture and any consequential acceleration of the Notes shall automatically be rescinded so long as such rescission does not conflict with any judgment or decree;

(6) one or more judgments or orders that exceed $25.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Issuer or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled, or rescinded within 60 days of being entered;

(7) the Issuer or any Significant Subsidiary pursuant to or within the meaning of any bankruptcy law:

(a) commences a voluntary case;

(b) consents to the entry of an order for relief against it in an involuntary case;

(c) consents to the appointment of a custodian of it or for all or substantially all of its assets; or

(d) makes a general assignment for the benefit of its creditors;

(8) a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

(a) is for relief against the Issuer or any Significant Subsidiary as debtor in an involuntary case;

(b) appoints a custodian of the Issuer or any Significant Subsidiary or a custodian for all or substantially all of the assets of the Issuer or any Significant Subsidiary; or

(c) orders the liquidation of the Issuer or any Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days; or

(9) any Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor from its Guarantee in accordance with the terms of the Indenture and the Guarantee).

If an Event of Default (other than an Event of Default specified in clause (7) or (8) above with respect to the Issuer), shall have occurred and be continuing under the Indenture, the trustee, by written notice to the Issuer, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the trustee, may declare all amounts owing under the Notes to be due and payable immediately. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall immediately become due and payable; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (7) or (8) with respect to the Issuer occurs, all outstanding Notes shall become due and payable without any further action or notice.

The trustee shall, within 30 days after the occurrence of any Default with respect to the Notes, give the holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the Notes or a Default in complying with “Certain Covenants—

Limitations on Mergers, Consolidations, Etc.,” the trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the holders.

No holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless the trustee:

(1) has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such holder and a request to act by holders of at least 25% in aggregate principal amount of Notes outstanding;

(2) has been offered indemnity satisfactory to it in its reasonable judgment; and

(3) has not received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in clause (1) of the first paragraph of this “Events of Default” section).

The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes, the holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except for nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(4) if the trustee has been paid its reasonable compensation and reimbursed for its expenses, disbursements and advances.

No such rescission shall affect any subsequent Default or Event of Default, or impair any right consequent thereto.

The holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the Trust Indenture Act. Subject to the provisions of the Indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee indemnity satisfactory to it. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

The Issuer is required to deliver to the trustee annually a statement regarding compliance with the Indenture and, upon any officer of the Issuer becoming aware of any Default, a statement specifying such Default and what action the Issuer is taking or proposes to take with respect thereto.

Legal Defeasance and Covenant Defeasance

The Indenture provides that the Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes. Legal defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and the Guarantees, and the Indenture shall cease to be of further effect as to all outstanding Notes and Guarantees, except as to:

(1) the rights of holders to receive payments in respect of the principal of and interest on the Notes when such payments are due from the trust funds referred to below;

(2) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trust, duties, and immunities of the trustee, and the Issuer’s obligation in connection therewith; and

(4) the legal defeasance provisions of the Indenture.

In addition, the Issuer may, at, its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to most of the covenants under the Indenture, except as described otherwise in the Indenture, and thereafter any omission to comply with such obligations shall not constitute a Default. In the event covenant defeasance occurs, certain Events of Default (not including non-payment and, solely for a period of 91 days following the deposit referred to in clause (1) of the next paragraph, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. Covenant defeasance will not be effective until such bankruptcy, rehabilitation and insolvency events no longer apply. The Issuer may exercise its legal defeasance option regardless of whether it previously exercised covenant defeasance.

In order to exercise either legal defeasance or covenant defeasance:

(1) the Issuer must irrevocably deposit with the trustee, in trust, for the benefit of the holders, U.S. legal tender, U.S. Government obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of and interest on the Notes on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the Notes, and the trustee must have a valid, perfected, exclusive security interest in such trust;

(2) in the case of legal defeasance, the Issuer shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

(a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law;

in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3) in the case of covenant defeasance, the Issuer shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

(4) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(5) the legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Issuer or any Restricted Subsidiary is a party or by which the Issuer or any Restricted Subsidiary is bound;

(6) the Issuer shall have delivered to the trustee an officers’ certificate stating that the deposit was not made by it with the intent of preferring the holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others; and

(7) the Issuer shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the conditions provided for, in the case of the officers’ certificate, in clauses (1) through (6) and, in the case of the opinion of counsel, clauses (1) (with respect to the validity and perfection of the security interest), (2) and/or (3) and (5) of this paragraph have been complied with.

If the funds deposited with the trustee to effect covenant defeasance are insufficient to pay the principal of and interest on the Notes when due, then the Issuer’s obligations and the obligations of Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled) as to all outstanding Notes when either:

(1) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been presented to the trustee for cancellation; or

(2) (a) all Notes not delivered to the trustee for cancellation otherwise have become due and payable or have been called for redemption pursuant to the provisions described under “Optional Redemption,” and the Issuer has irrevocably deposited or caused to be deposited with the trustee trust funds in trust in an amount of money sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the trustee for cancellation;

(b) the Issuer has paid all sums payable by it under the Indenture;

(c) the Issuer has delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be; and

(d) the trustee, for the benefit of the holders, has a valid, perfected, exclusive security interest in this trust.

In addition, the Issuer must deliver an officers’ certificate and an opinion of counsel (as to legal matters) stating that all conditions precedent to satisfaction and discharge have been complied with.

Transfer and Exchange

A holder will be able to register the transfer of or exchange Notes only in accordance with the provisions of the Indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Issuer, the registrar is not required (1) to register the transfer of or exchange any Note selected for redemption, (2) to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or (3) to register the transfer of or exchange any Note between a record date and the next succeeding interest payment date.

The original notes were, and the exchange notes will be, issued in registered form and the registered holder will be treated as the owner of such Note for all purposes.

Amendment, Supplement and Waiver

Subject to certain exceptions, the Indenture or the Notes may be amended, with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default in the payment of the principal or interest on the Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the holders of a majority in principal amount of the Notes then outstanding; provided, however, that:

(a) no such amendment may, without the consent of the holders of two-thirds in aggregate principal amount of Notes then outstanding, amend the obligation of the Issuer under “Change of Control” or the related definitions that could adversely affect the rights of any holder; and

(b) without the consent of each holder affected, the Issuer and the trustee may not:

(1) change the maturity of any Note;

(2) reduce the amount, extend the due date or otherwise affect the terms of any scheduled payment of interest on or principal of the Notes;

(3) reduce any premium payable upon optional redemption of the Notes, change the date on which any Notes are subject to redemption or otherwise alter the provisions with respect to the redemption of the Notes;

(4) make any Note payable in money or currency other than that stated in the Notes;

(5) modify or change any provision of the Indenture or the related definitions to affect the ranking of the Notes or any Guarantee in a manner that adversely affects the holders;

(6) reduce the percentage of holders necessary to consent to an amendment or waiver to the Indenture or the Notes;

(7) impair the rights of holders to receive payments of principal of or interest on the Notes;

(8) release any Guarantor from any of its obligations under its Guarantee or the Indenture, except as permitted by the Indenture; or

(9) make any change in these amendment and waiver provisions.

Notwithstanding the foregoing, the Issuer and the trustee may amend the Indenture, the Guarantees or the Notes, without the consent of any holder, to: (i) cure any ambiguity, defect or inconsistency; (ii) provide for uncertificated Notes in addition to or in place of certificated Notes; (iii) provide for the assumption of the Issuer’s obligations to the holders in the case of a merger, an acquisition or a sale of all or substantially all of the Issuer’s assets; (iv) release any Guarantor from any of its obligations under its Guarantee or the Indenture (to the extent permitted by the Indenture); (v) make any change that does not materially adversely affect the rights of any holder or the trustee; (vi) make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect in any material respect the legal rights under the Indenture of any such holder; (vii) add any Person as a Guarantor; (viii) comply with any requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; (ix) evidence and provide for the acceptance of appointment under the Indenture by a successor trustee; (x) secure all of the Notes; (xi) add to the covenants of the Issuer or any Guarantor for the benefit of the holders; (xii) surrender any right or power conferred upon the Issuer or any Guarantor; and (xiii) conform the text of the Indenture, the Guarantees or the Notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Guarantee or the Notes.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator or shareholder of the Issuer will have any liability for any obligations of the Issuer under the Notes or the Indenture or of any Guarantor under its Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. Notwithstanding the foregoing, no waiver or release of personal liability of directors, officers, employees, incorporators or shareholders will be effective to waive any liabilities of such persons under the U.S. federal securities laws, and any such waiver or release is void under Section 14 of the Securities Act. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees.

Concerning the Trustee

U.S. Bank National Association is the trustee under the Indenture and has been appointed by the Issuer as registrar and paying agent with regard to the Notes. The Indenture contains certain limitations on the rights of the trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his or her own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder, unless such holder shall have offered to the trustee security and indemnity satisfactory to the trustee.

Governing Law

The Indenture, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

“2012 Notes” means the Issuer’s 6.875% Senior Notes due 2012, governed by the indenture, dated as of March 24, 2005, among the Issuer, the guarantors named therein and U.S. Bank National Association, as trustee.

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referenced Person. For purposes of the covenant described under “Certain Covenants—Limitations on Transactions with Affiliates,” Affiliates shall be deemed to include, with respect to any Person, any other Person (1) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the voting stock of the referenced Person; (2) of which 10% or more of the voting stock is beneficially owned or held, directly or indirectly, by the referenced Person or (3) with respect to an individual, any immediate family member of such Person. For purposes of this definition, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Premium” means, with respect to a Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at November 15, 2014 (such redemption price being set forth in the table under “—Optional Redemption”) plus (2) all required interest payments due on such Note (excluding accrued and unpaid interest to such redemption date) through November 15, 2014, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

“Asset Acquisition” means:

(1) an Investment by the Issuer or any Restricted Subsidiary in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary, or shall be merged with or into the Issuer or any Restricted Subsidiary, or

(2) the acquisition by the Issuer or any Restricted Subsidiary of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation), in one transaction or a series of related transactions, of any assets (including Equity Interests) of the Issuer or any Restricted Subsidiaries, other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:

(1) transfers of cash or Cash Equivalents;

(2) transfers of assets (including Equity Interests) that are governed by, and made in accordance with, the provisions described under “Certain Covenants—Limitations on Mergers, Consolidations, Etc.;”

(3) Permitted Investments and Restricted Payments permitted under the covenant described under “Certain Covenants—Limitations on Restricted Payments;”

(4) the creation or realization of any Permitted Lien;

(5) transactions in the ordinary course of business, including, without limitation, sales (directly or indirectly), dedications and other donations to governmental authorities, leases and sales and leasebacks of (a) homes, improved land and unimproved land and (b) real estate (including related amenities and improvements);

(6) any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate fair market value of the assets transferred in such transaction or any such series of related transactions does not exceed $5.0 million;

(7) the surrender or waiver of contractual rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(8) a disposition of assets or property that are obsolete or that are no longer useful in the conduct of the business of the Issuer and/or any Restricted Subsidiaries; and

(9) an issuance of Equity Interests by a Restricted Subsidiary to the Issuer or to a Restricted Subsidiary.

“Attributable Indebtedness,” when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the Issuer’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining terms of any Capitalized Lease included in any such Sale and Leaseback Transaction.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means (1) securities, certificates and notes with maturities of 364 days or less from the date of acquisition that are within one of the following classifications: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) mortgage backed securities issued or fully guaranteed or insured by the Federal Home Loan Mortgage Corporation, Federal National Mortgage Association, or a similar government sponsored enterprise or mortgage agency, (c) securities issued by States, territories and possessions of the United States and their political subdivisions (municipalities), with ratings of at least “A” or the equivalent thereof by S&P or Moody’s, (d) time deposits, certificates of deposit, bankers’ acceptances, or similar short-term notes issued by a commercial bank domiciled and registered in the United States with capital and surplus in excess of $200 million, and which has (or the holding company of which has) a commercial paper rating of at least A-l or the equivalent thereof by S&P or P-l or the equivalent thereof by Moody’s, or (e) commercial paper of a domestic issuer rated at least A-l or the equivalent thereof by S&P or P-l or the equivalent thereof by Moody’s; and (2) money market mutual funds which invest in securities of the types listed in subclauses (a) through (e) of clause (1) above with a weighted average maturity of less than one year.

“Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause that person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of voting stock representing more than 50% of the voting power of the total outstanding voting stock of the Issuer;

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors (together with any new directors whose election to such board of directors or whose nomination for election by the shareholders of the Issuer was approved by a vote of the majority of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Issuer;

(3) (a) all or substantially all of the assets of the Issuer and the Restricted Subsidiaries are sold or otherwise transferred to any Person other than a wholly owned Restricted Subsidiary or one or more Permitted Holders or (b) the Issuer consolidates or merges with or into another Person other than a Permitted Holder or any Person other than a Permitted Holder consolidates or merges with or into the Issuer, in either case under this clause (3), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons owning voting stock representing in the aggregate 100% of the total voting power of the voting stock of the Issuer immediately prior to such consummation do not own voting stock representing a majority of the total voting power of the voting stock of the Issuer or the surviving or transferee Person; or

(4) the Issuer adopts a plan of liquidation or dissolution or any such plan is approved by the shareholders of the Issuer.

“Consolidated Amortization Expense” for any period means the amortization expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (which, for the avoidance of doubt, shall not include the amortization expense of Unrestricted Subsidiaries in the consolidated determination).

“Consolidated Cash Flow Available for Fixed Charges” for any period means, without duplication, the sum of the amounts for such period of:

(1) Consolidated Net Income; plus

(2) in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary only if a corresponding amount would be permitted at the date of determination to be distributed to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders:

(a) Consolidated Income Tax Expense;

(b) Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense);

(c) Consolidated Depreciation Expense;

(d) Consolidated Interest Expense; and

(e) all other non-cash items reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period;

in each case determined on a consolidated basis in accordance with GAAP; plus

(3) cash distributions from Unrestricted Subsidiaries to the extent such distributions have actually been received by the Issuer or a Restricted Subsidiary (provided, however, that with respect to such distributions to a Restricted Subsidiary, only to the extent that a corresponding amount would be permitted at the date of determination to be distributed to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders); minus

(4) the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period.

“Consolidated Depreciation Expense” for any period means the depreciation expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (which, for the avoidance of doubt, shall not include the depreciation expense of Unrestricted Subsidiaries in the consolidated determination).

“Consolidated Fixed Charge Coverage Ratio” means the ratio of Consolidated Cash Flow Available for Fixed Charges during the most recent four consecutive full fiscal quarters for which financial statements are available (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to Consolidated Interest Incurred for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow Available for Fixed Charges and Consolidated Interest Incurred shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence of any Indebtedness or the issuance of any preferred stock of the Issuer or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other preferred stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

(2) any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow Available for Fixed Charges (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition or other disposition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period;

provided, however, that Indebtedness incurred under revolving credit facilities shall be deemed to be the average daily balance of Indebtedness during such Four-Quarter Period (or any shorter period in which such facilities are in effect).

If the Issuer or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Issuer or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness as of the first day of the Four-Quarter Period.

In calculating Consolidated Interest Incurred for purposes of determining the denominator (but not the numerator) of the Consolidated Fixed Charge Coverage Ratio:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on this Indebtedness in effect on the Transaction Date;

(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(3) notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements with a term of at least one year after the Transaction Date relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

“Consolidated Income Tax Expense” for any period means the provision for taxes of the Issuer and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP (which, for the avoidance of doubt, shall not include the provision for taxes of Unrestricted Subsidiaries in the consolidated determination).

“Consolidated Indebtedness” means, as of any date, the total Indebtedness of the Issuer and the Restricted Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP (which, for the avoidance of doubt, shall not include the total Indebtedness of Unrestricted Subsidiaries in the consolidated determination).

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (which, for the avoidance of doubt, shall not include the total interest expense of Unrestricted Subsidiaries in the consolidated determination) and including without duplication:

(1) imputed interest on Capitalized Lease Obligations and Attributable Indebtedness;

(2) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings;

(3) the net costs associated with Hedging Obligations;

(4) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses;

(5) the interest portion of any deferred payment obligations;

(6) all other noncash interest expense;

(7) the product of (a) all dividend payments on any series of Disqualified Equity Interests of the Issuer or any preferred stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any preferred stock held by the Issuer or a wholly owned Restricted Subsidiary), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Issuer and the Restricted Subsidiaries, expressed as a decimal;

(8) interest amortized to land and housing costs;

(9) all interest payable with respect to discontinued operations; and

(10) all interest on any Indebtedness of any other Person guaranteed by the Issuer or any Restricted Subsidiary.

“Consolidated Interest Incurred” for any period means the sum, without duplication, of (1) Consolidated Interest Expense and (2) interest capitalized for such period by the Issuer and the Restricted Subsidiaries (which, for the avoidance of doubt, shall not include interest capitalized by Unrestricted Subsidiaries in the consolidated determination), but excluding interest amortized to land and housing costs.

“Consolidated Net Income” for any period means the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(1) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent that cash distributions have actually been received by the Issuer or any Restricted Subsidiaries during such period;

(2) except to the extent includible in the consolidated net income of the Issuer pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

(3) the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period;

(4) for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Issuer by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(5) other than for purposes of calculating the Restricted Payments Basket, any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Issuer or any Restricted Subsidiary or (b) any Asset Sale by the Issuer or any Restricted Subsidiary; and

(6) other than for purposes of calculating the Restricted Payments Basket, any extraordinary gain (or extraordinary loss), together with any related provision for taxes on any such extraordinary gain (or the tax effect of any such extraordinary loss), realized by the Issuer or any Restricted Subsidiary during such period.

In addition, any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to clause (3)(d) of the first paragraph under “Certain Covenants—Limitations on Restricted Payments” or decreased the amount of Investments outstanding pursuant to clause (13) of the definition of “Permitted Investments” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

“Consolidated Net Worth” means, with respect to any Person as of any date, the consolidated shareholders’ equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) (1) any amounts thereof attributable to Disqualified Equity Interests of such Person or its Subsidiaries or any amount attributable to Unrestricted Subsidiaries and (2) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by such Person or a Subsidiary of such Person.

“Consolidated Tangible Assets” means, as of any date, the total amount of assets of the Issuer and the Restricted Subsidiaries on a consolidated basis (which, for the avoidance of doubt, shall not include the assets of Unrestricted Subsidiaries in the consolidated determination), at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less, to the extent otherwise included, the amounts of (without duplication): (1) Intangible Assets; (2) any assets securing Non-Recourse Indebtedness; (3) minority interest in consolidated Subsidiaries held by Persons other than the Issuer or a Restricted Subsidiary; (4) treasury stock; and (5) Investments in and of Unrestricted Subsidiaries.

“Consolidated Tangible Net Worth” means, with respect to any Person as of any date, the Consolidated Net Worth of such Person as of such date less (without duplication) all Intangible Assets of such Person as of such date.

“Credit Agreement” means the Credit Agreement, dated June 9, 2010, among the Issuer, as borrower, and the banks and other financial institutions from time to time parties thereto as agents and lenders, and any related notes, guarantees, collateral and other security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), including, without limitation, by Subsidiaries, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time (including, without limitation, increases in the amount that may be borrowed thereunder and/or alterations of the maturity date thereof).

“Credit Facilities” means, with respect to the Issuer or any Restricted Subsidiaries:

(1) the Credit Agreement;

(2) any agreement with banks or other financial institutions from time to time with respect to the issuance of letters of credit, including, without limitation, the Letter of Credit Facilities, and any related notes, guarantees, collateral and other security documents, instruments and agreements executed in connection therewith, including, without limitation, by Restricted Subsidiaries, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time (including, without limitation, increases in the amount of letters of credit that may be borrowed thereunder and/or alterations of the maturity date thereof); and

(3) one or more debt facilities (which may be outstanding at the same time) or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans or other long-term indebtedness, including any notes, mortgages, guarantees, collateral and other security documents, instruments and agreements executed in connection therewith, including, without limitation, by Restricted Subsidiaries, and, in each case, any amendments, supplements, modifications, extensions, renewals, restatements or refunding thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Disqualified Equity Interests” of any Person means any Equity Interests of such Person that, by their terms, or by the terms of any related agreement or of any security into which they are convertible, puttable or exchangeable, are, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that are not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a change in control occurring prior to the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change in control provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under the caption “Change of Control” and such Equity Interests specifically provide that the Issuer will not redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to the provisions described under the caption “Change of Control.”

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States. For the purposes of calculating the financial tests contained in the Indenture, GAAP shall be applied as such principles and standards are in effect on the Issue Date.

“Guarantee” means the guarantee of the Notes by each Guarantor under the Indenture.

“Guarantor” means each Restricted Subsidiary of the Issuer on the Issue Date and each other Subsidiary that is required to become a Guarantor by the terms of the Indenture after the Issue Date, in each case, until such Subsidiary is released from its Guarantee.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to (1) any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates, (2) agreements or arrangements designed to protect such Person against fluctuations in foreign currency exchange rates in the conduct of its operations or (3) any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices, in each case entered into in the ordinary course of business for bona fide hedging purposes and not for the purpose of speculation.

“Indebtedness” of any Person at any date means, without duplication:

(1) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;

(5) the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such Person;

(6) all Capitalized Lease Obligations of such Person;

(7) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided, however, that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer’s Subsidiaries shall be counted only once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;

(9) all Attributable Indebtedness;

(10) to the extent not otherwise included in this definition, Hedging Obligations of such Person;

(11) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person; and

(12) the liquidation value of preferred stock of a Subsidiary of such Person issued and outstanding and held by any Person other than such Person (or one of its Restricted Subsidiaries).

Notwithstanding the foregoing, (a) earn-outs or similar profit sharing arrangements provided for in acquisition agreements which are determined on the basis of future operating earnings or other similar performance criteria (which are not determinable at the time of acquisition) of the acquired assets or entities and (b) accrued expenses, trade payables, customer deposits or deferred income taxes arising in the ordinary course of business shall not be considered Indebtedness. Any Indebtedness which is incurred at a discount to the principal amount at maturity thereof shall be deemed to have been incurred in the amount of the full principal amount at maturity thereof. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the fair market value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured. For purposes of clause (5), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to the Indenture.

“Independent Director” means a director of the Issuer who:

(1) is independent with respect to the transaction at issue;

(2) does not have any material financial interest in the Issuer or any of its Affiliates (other than as a result of holding securities of the Issuer); and

(3) qualifies as an “independent director” under the rules of the New York Stock Exchange or any other securities exchange on which a class of the Issuer’s capital stock is listed.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Issuer’s board of directors or the executive committee of the board of directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Issuer and its Affiliates; provided, however, that the prior rendering of services to the Issuer or an Affiliate of the Issuer shall not, by itself, disqualify the advisor.

“Intangible Assets” means, with respect to any Person, (a) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their carrying value (other than write-ups which occurred prior to the Issue Date and other than, in connection with the acquisition of an asset, the write-up of the value of such asset (within twelve months of its acquisition) to its fair market value in accordance with GAAP on the date of acquisition) and all other items which would be treated as intangibles on the consolidated balance sheet of such Person prepared in accordance with GAAP.

“Investment Grade” shall mean BBB- or higher by S&P and Baa3 or higher by Moody’s or the equivalent of such ratings by S&P or Moody’s.

“Investments” of any Person means:

(1) all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(2) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person;

(3) all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP; and

(4) the designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the fair market value thereof on the date such Investment is made. The amount of Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with the covenant described under “Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.” If the Issuer or any Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the fair market value of the Equity Interests of and all other Investments in such Subsidiary not sold or disposed of, which amount shall be determined by the board of directors, or the executive committee of the board of directors, of the Issuer. Notwithstanding the foregoing, redemptions of Equity Interests of the Issuer shall be deemed not to be Investments.

“Issue Date” means November 12, 2010.

“Joint Venture” means any Person (other than a Subsidiary) engaged in a Permitted Business in which the Issuer or a Guarantor holds any stock, partnership interest, joint venture interest, limited liability company interest or other equity interest.

“Letter of Credit Facilities” means collectively, (i) the Letter of Credit Agreement, dated July 27, 2009, by and between Regions Bank and the Issuer, as amended by First Amendment to Letter of Credit Agreement, dated August 16, 2010; (ii) the Credit Agreement, dated July 27, 2009, by and between The Huntington National Bank and the Issuer, as amended by Amendment No. 1 to Credit Agreement, dated August 16, 2010; (iii) the Continuing Letter of Credit Agreement, dated June 4, 2010, by and between Wells Fargo Bank, National Association and the Issuer; (iv) the Amended and Restated Master Letter of Credit Facility Agreement, dated August 16, 2010, by and between U.S. Bank National Association and the Issuer; and (v) the Continuing Agreement for Standby Letters of Credit, dated August 16, 2010, by and between Citibank, N.A. and the Issuer.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than cautionary filings in respect of operating leases).

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its debt rating business.

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of:

(1) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) of such Asset Sale;

(2) provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3) amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(4) payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

(5) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers’ certificate delivered to the trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

“Non-Recourse Indebtedness” with respect to any Person means Indebtedness of such Person for which (1) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was incurred within 90 days after the acquisition of such property and (2) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that is not subordinate as to payment with the Notes or the Guarantees, as applicable.

“Permitted Business” means the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date as described in the Issuer’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2009, and businesses that are reasonably related thereto or reasonable extensions thereof.

“Permitted Holders” means Robert H. Schottenstein, his wife, children, and siblings, any corporation, limited liability company or partnership in which he has voting control and is the direct and beneficial owner of a majority of the Equity Interests and any trust for the benefit of him, his wife or children.

“Permitted Investment” means:

(1) Investments by the Issuer or any Restricted Subsidiary in (a) any Restricted Subsidiary or (b) in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Issuer or a Restricted Subsidiary;

(2) Investments in the Issuer by any Restricted Subsidiary;

(3) loans and advances to directors, employees and officers of the Issuer and the Restricted Subsidiaries for bona fide business purposes and to purchase Equity Interests of the Issuer not in excess of $2.0 million at any one time outstanding;

(4) Hedging Obligations incurred pursuant to clause (4) of the second paragraph under the covenant described under “Certain Covenants—Limitations on Additional Indebtedness;”

(5) Cash Equivalents;

(6) receivables or loans owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade, creditors or customers;

(8) Investments made by the Issuer or any Restricted Subsidiary as a result of non-cash consideration (excluding any amounts deemed to be cash) received in connection with an Asset Sale made in compliance with the covenant described under “Certain Covenants—Limitations on Asset Sales;”

(9) lease, utility and other similar deposits in the ordinary course of business;

(10) Investments made by the Issuer or a Restricted Subsidiary for consideration consisting only of Qualified Equity Interests of the Issuer;

(11) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(12) Investments in existence on the Issue Date;

(13) Investments made by the Issuer or any Restricted Subsidiary in Unrestricted Subsidiaries or Joint Ventures; provided, however, that the aggregate cost for all Investments as determined in accordance with GAAP (excluding, however, the Issuer’s or any Restricted Subsidiary’s equity in the undistributed earnings or losses in each such Unrestricted Subsidiary or Joint Venture) made subsequent to the Issue Date pursuant to this clause (13) does not exceed fifteen percent (15%) of Consolidated Tangible Assets at any one time outstanding; and provided further, however, that no such Investment may be made if it causes or results (singly or with other actions or events) in (i) any violation of any other covenant or condition of the Indenture or (ii) any other Default; and

(14) other Investments in an aggregate amount not to exceed $40.0 million at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value).

The amount of Investments outstanding at any time pursuant to clause (14) above shall be deemed to be reduced:

(a) upon the disposition or repayment of or return on any Investment made pursuant to clause (14) above, by an amount equal to the return of capital with respect to such Investment to the Issuer or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes; and

(b) upon a redesignation of an Unrestricted Subsidiary (other than any Unrestricted Subsidiary that was designated as an Unrestricted Subsidiary on the Issue Date) as a Restricted Subsidiary, by an amount equal to the lesser of (x) the fair market value of the Issuer’s proportionate interest in such Subsidiary immediately following such redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (14) above.

“Permitted Liens” means the following types of Liens:

(1) (a) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business and (b) Liens for taxes, assessments or governmental charges or claims, in either case, for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(2) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(3) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations, in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(4) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(5) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff;

(6) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided, however, that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness which is not owed to that bank;

(7) leases or subleases (or any Liens related thereto) granted to others that do not materially interfere with the ordinary course of business of the Issuer or any Restricted Subsidiary;

(8) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(9) Liens securing all of the Notes and Liens securing any Guarantee;

(10) Liens in favor of the Issuer or a Guarantor;

(11) (i) Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date and (ii) Liens securing Refinancing Indebtedness to the extent such Refinancing Indebtedness is permitted to be secured pursuant to clause (4) of the definition thereof;

(12) Liens securing Indebtedness under the Credit Facilities;

(13) Liens securing Non-Recourse Indebtedness of the Issuer or any Restricted Subsidiary permitted to be incurred under the Indenture; provided, however, that such Liens apply only to the property financed out of the net proceeds of such Non-Recourse Indebtedness within 90 days after the incurrence of such Non-Recourse Indebtedness;

(14) Liens securing Purchase Money Indebtedness, which indebtedness is permitted to be incurred under the Indenture; provided, however, that such Liens apply only to the property acquired, constructed or improved with the proceeds of such Purchase Money Indebtedness within 90 days after the incurrence of such Purchase Money Indebtedness;

(15) Liens securing Acquired Indebtedness permitted to be incurred under the Indenture; provided, however, that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary; and provided further, however, that the Liens were not incurred in connection with, or in contemplation of the incurrence of such Acquired Indebtedness;

(16) Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Issuer or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(17) Liens to secure Attributable Indebtedness permitted to be incurred under the Indenture; provided, however, that any such Lien shall not extend to or cover any assets of the Issuer or any Restricted Subsidiary other than the assets which are the subject of the Sale and Leaseback Transaction in which the Attributable Indebtedness is incurred;

(18) attachment or judgment Liens not giving rise to a Default and which are being contested in good faith by appropriate proceedings;

(19) easements, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary course of business of the Issuer and its Subsidiaries;

(20) zoning restrictions, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such real property in the ordinary course of business of the Issuer and its Subsidiaries or the value of such real property for the purpose of such business;

(21) any option, contract or other agreement to sell an asset; provided, however, that such sale is not otherwise prohibited under the Indenture;

(22) Liens on property existing at the time of acquisition thereof by the Issuer or any Subsidiary; provided, however, that such Liens were not entered into in contemplation of such acquisition;

(23) any interest or title of a lessor under any lease, whether or not characterized as an operating lease or Capitalized Lease Obligation; provided, however, that such Liens do not extend to any property or assets which is not leased property subject to such lease;

(24) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Issuer or any of its Subsidiaries in the ordinary course of business; and

(25) in addition to Liens allowed pursuant to the other clauses in this definition of “Permitted Liens,” Liens securing Indebtedness of the Issuer or any Restricted Subsidiary permitted to be incurred under the Indenture (including all Indebtedness permitted to be secured by the other provisions of this definition, but excluding Non-Recourse Indebtedness) in an aggregate principal amount not exceeding 20% of Consolidated Tangible Assets at any one time outstanding (after giving effect to the incurrence of such Indebtedness and the use of the proceeds thereof).

“Permitted Unrestricted Subsidiary Debt” means Indebtedness of an Unrestricted Subsidiary:

(1) as to which neither the Issuer nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise, in each case, other than guarantees by the Issuer that are in existence on the Issue Date; and

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action, against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Issuer or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost, (2) such Indebtedness shall not be secured by any asset other than the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property to which such asset is attached and (3) such Indebtedness shall be incurred within 90 days before or after such acquisition of such asset by the Issuer or such Restricted Subsidiary or such installation, construction or improvement.

“Qualified Equity Interests” means Equity Interests of the Issuer other than Disqualified Equity Interests; provided, however, that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary or financed, directly or indirectly, using funds (1) borrowed from the Issuer or any Subsidiary until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by the Issuer or any Subsidiary (including, without limitation, in respect of any employee stock ownership or benefit plan).

“Qualified Equity Offering” means the issuance and sale of Qualified Equity Interests of the Issuer to Persons other than any Permitted Holder or any other Person who is not, prior to such issuance and sale, an Affiliate of the Issuer.

“Rating Agencies” means (1) S&P and (2) Moody’s.

“Ratio Exception” has the meaning set forth in the proviso in the first paragraph of the covenant described under “Certain Covenants—Limitations on Additional Indebtedness.”

“Refinancing Indebtedness” means Indebtedness of the Issuer or a Restricted Subsidiary issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used substantially concurrently to redeem, repay or refinance in whole or in part, or constituting an amendment of, any Indebtedness of the Issuer or any Restricted Subsidiary (the “Refinanced Indebtedness”) in a principal amount not in excess of the principal amount of the Refinanced Indebtedness so repaid or amended (plus the amount of any premium paid and the amount of reasonable expenses incurred by the Issuer or any Restricted Subsidiary in connection with such repayment or amendment) (or, if such Refinancing Indebtedness refinances Indebtedness under a revolving credit facility or other agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such revolving credit facility or other agreement); provided, however, that:

(1) if the Refinanced Indebtedness was subordinated to or pari passu with the Notes or the Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is expressly pari passu with (in the case of Refinanced Indebtedness that was pari passu with) or subordinate in right of payment to (in the case of Refinanced Indebtedness that was subordinated to) the Notes or the Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(2) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) six months after the maturity date of the Notes;

(3) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid, redeemed or refinanced that is scheduled to mature on or prior to the maturity date of the Notes; and

(4) the Refinancing Indebtedness is secured only to the extent, if at all, and by the assets, that the Refinanced Indebtedness being repaid, redeemed, refinanced, extended or amended is secured.

“Registration Rights Agreement” means the registration rights agreement dated as of the Issue Date among the Issuer, the Guarantors and the initial purchasers.

“Restricted Payment” means any of the following:

(1) the declaration or payment of any dividend or any other distribution on Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer, but excluding (a) dividends or distributions payable solely in Qualified Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Issuer or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority shareholders of any Restricted Subsidiary;

(2) the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer, but excluding any such Equity Interests held by the Issuer or any Restricted Subsidiary;

(3) any Investment other than a Permitted Investment; or

(4) any redemption prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be; in respect of Subordinated Indebtedness.

“Restricted Payments Basket” has the meaning given to such term in the first paragraph of the covenant described under “Certain Covenants—Limitations on Restricted Payments.”

“Restricted Subsidiary” means any Subsidiary of the Issuer, other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Rating Group or any successor to its debt rating business.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue

Date and (2) any Restricted Subsidiary, not otherwise a Significant Subsidiary pursuant to clause (1) of this definition, that (x) is subject to any event described in clause (7) or (8) under “—Events of Default” that has occurred and is continuing and (y) when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries pursuant to clause (1) of this definition and as to which, at such time, any event described in clause (7) or (8) under “—Events of Default” has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary that is subordinated in right of payment to the Notes or the Guarantees, respectively.

“Subsidiary” means, with respect to any Person:

(1) any corporation, limited liability company, association or other business entity (other than a partnership) of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to November 15, 2014; provided, however, that if the period from the redemption date to November 15, 2014 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to November 15, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Unrestricted Subsidiary “ means (1) each of M/I Financial Corp.; M/I Title Agency Ltd.; TransOhio Residential Title Agency Ltd.; Washington/Metro Residential Title Agency, LLC; K-Tampa, LLC; and The M/I Homes Foundation, (2) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the board of directors, or the executive committee of the board of directors, of the Issuer in accordance with the covenant described under “Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries,” and (3) any Subsidiary of an Unrestricted Subsidiary, unless, in each case, any such Subsidiary is redesignated a Restricted Subsidiary after the Issue Date in accordance with the requirements of the covenant described under “Limitations on Designation of Unrestricted Subsidiaries.”

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

Book-Entry, Delivery and Form of Notes

The original notes are represented by one or more global notes (the “Global Notes”) in definitive form that were deposited on or about May 8, 2012 with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the “Global Note Holder”). The exchange notes will also be issued in the form of one or more Global Notes that will be deposited with, or on behalf of DTC, and registered in the name of DTC or its nominee. DTC will maintain the Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof through its book-entry facilities. Beneficial interests in the Notes will be shown on, and transfers of the Notes will be effected only through, records maintained by DTC and its participants.

DTC has advised the Issuer as follows:

DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, including the Euroclear System and Clearstream Banking, Société Anonyme, Luxembourg (collectively, the “Participants” or the “Depositary’s Participants”), and to facilitate the clearance and settlement of transactions in these securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary’s Participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depositary’s Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Depositary’s Participants or the Depositary’s Indirect Participants. Pursuant to procedures established by DTC, ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depositary’s Participants) and the records of the Depositary’s Participants (with respect to the interests of the Depositary’s Indirect Participants).

The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the Notes will be limited to such extent.

So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole holder of outstanding Notes represented by such Global Notes under the Indenture. Except as provided below, owners of Notes will not be entitled to have Notes registered in their names and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions, or approvals to the trustee thereunder. None of the Issuer, the Guarantors or the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

Payments in respect of the principal, premium, if any, and interest on any Notes registered in the name of a Global Note Holder on the applicable record date will be payable by the trustee to or at the direction of such Global note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer and the trustee may treat the Persons in whose names any Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Issuer nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest). The Issuer believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by the Depositary’s Participants and the Depositary’s Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.

If an Event of Default occurs, any Person having a beneficial interest in the Global Notes may, through the Depositary’s Participants or the Depositary’s Indirect Participants upon request to the trustee and confirmation of such beneficial interest by-the Depositary or its Participants or Indirect Participants, exchange such beneficial interest for Notes in definitive form. Upon any such issuance, the trustee is required to register such Notes in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof). Such Notes would be issued in fully-registered form and would be subject to applicable legal requirements.

Neither the Issuer nor the trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of Notes, and the Issuer and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. federal income tax consequences relating to the exchange of the original notes for the exchange notes pursuant to the exchange offer and the ownership and disposition of the exchange notes acquired by holders pursuant to the exchange offer.

This summary deals only with original notes and exchange notes that are held as capital assets by a holder who exchanges original notes for exchange notes pursuant to the exchange offer. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to such holders in light of their personal circumstances. This discussion also does not address tax consequences to holders that may be subject to special tax rules, including, without limitation, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt organizations, partnerships and other pass-through entities, persons holding original notes or exchange notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, persons that acquired original notes in connection with employment or other performance of services, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, U.S. expatriates, controlled foreign corporations and passive foreign investment companies. In addition, the discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any U.S. federal tax considerations other than income taxation (such as Medicare contribution taxation or estate or gift taxation). Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder, as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively. The Company has not sought, and will not seek, any rulings from the Internal Revenue Service (the “IRS”) regarding the matters discussed below. There can be no assurance that the IRS or a court will not take positions concerning the tax consequences of the exchange of the original notes for the exchange notes and the ownership or disposition of the exchange notes that are different from those discussed below.

As used herein, a “U.S. Holder” means a beneficial owner of an original note or exchange note that is for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) the administration of which is subject to the primary supervision of a court within the United States and one or more U.S. persons as described in Section 7701(a)(30) of the Code have authority to control all substantial decisions of the trust, or (b) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used herein, a “Non-U.S. Holder” means a beneficial owner of an original note or exchange note that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is a beneficial owner of original notes or exchange notes, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Holders that are partnerships (and partners in such partnerships) are urged to consult their own tax advisors regarding the tax consequences of exchanging original notes for exchange notes and of holding or disposing of exchange notes.

HOLDERS CONSIDERING THE EXCHANGE OF ORIGINAL NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE, AND LOCAL LAWS AND TAX TREATIES.

Exchange Offer

The exchange of the original notes for the exchange notes pursuant to the exchange offer will not be treated as a taxable event for U.S. federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the original notes. Consequently, a holder will not recognize gain or loss upon receipt of an exchange note in exchange for an original note. The holding period of an exchange note will include the holding period of the original note exchanged for such exchange note, and the initial tax basis of an exchange note will be the same as the adjusted tax basis in the exchanged original note immediately before the exchange.

Contingent Payments

In certain circumstances (see “Description of Notes—Optional Redemption” and “Description of Notes—Change of Control”), the Company may be obligated to pay amounts on the exchange notes to some or all holders of the exchange notes that are in excess of the interest and principal of the exchange notes. Certain debt instruments that provide for one or more contingent payments are subject to U.S. Treasury regulations governing contingent payment debt instruments. A payment is not treated as a contingent payment under these U.S. Treasury regulations if, as of the issue date of the debt instrument, the likelihood that such payment will be made is “remote” or such contingency is considered “incidental.” The Company intends to take the position that the possibility that any such excess payment will be made is remote and/or incidental so that such possibility will not cause the exchange notes to be treated as contingent payment debt instruments. The Company’s determination that these contingencies are remote and/or incidental is binding on holders of exchange notes unless a holder discloses its contrary position to the IRS in the manner that is required by applicable U.S. Treasury regulations. The Company’s determination is not, however, binding on the IRS. It is possible that the IRS might take a different position from that described above, in which case the timing, character and amount of taxable income in respect of the exchange notes may be materially and adversely different from that described in this section. The remainder of this discussion assumes that the exchange notes are not contingent payment debt instruments.

U.S. Holders

Taxation of Interest

Interest on the exchange notes generally will be taxable to a U.S. Holder as ordinary income:

•	when it accrues, if the U.S. Holder uses the accrual method of accounting for U.S. federal income tax purposes; or

•	when it is received, if the U.S. Holder uses the cash method of accounting for U.S. federal income tax purposes.

Market Discount

If a U.S. Holder purchased an original note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount that was less than its “revised issue price,” the amount of the difference will be treated as market discount for U.S. federal income tax purposes. Any market discount applicable to an original note will carry over to the exchange note received in exchange for such original note. The amount of any market discount will be treated as de minimis and will be disregarded if it is less than one-quarter of one percent (0.0025%) of the revised issue price of the original note, multiplied by the number of complete years to maturity at the time that such original note was purchased by the U.S. Holder. For this purpose, the “revised issue price” of an original note equals the issue price of the original note, reduced by the portion of the issue price that was allocable to interest that accrued prior to the date the original note was issued (“pre-issuance accrued interest”). The rules described below do not apply to a U.S. Holder who purchased an original note that has de minimis market discount.

Under the market discount rules, a U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange, redemption, retirement or other taxable disposition of, an exchange note as ordinary income to the extent of any accrued market discount (on the original note or the exchange note) that has not previously been included in income. If a U.S. Holder disposes of an exchange note in an otherwise nontaxable transaction (other than certain specified nonrecognition transactions), the U.S. Holder will be required to include any accrued market discount as ordinary income as if the U.S. Holder had sold the exchange note at its then fair market value. In addition, a U.S. Holder may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the original note or the exchange note received in exchange for the original note.

Market discount accrues ratably during the period from the date on which a U.S. Holder acquired the original note through the maturity date of the exchange note (for which the original note was exchanged), unless the U.S. Holder makes an irrevocable election to accrue market discount under a constant yield method. A U.S. Holder may elect to include market discount in income currently as it accrues (either ratably or under the constant yield method), in which case the rule described above regarding deferral of interest deductions will not apply. If a U.S. Holder elects to include market discount in income currently, the U.S. Holder’s adjusted tax basis in an exchange note will be increased by any market discount included in income. A U.S. Holder’s election to include market discount in income currently, once made, will apply to all market discount obligations acquired by the U.S. Holder during or after the first taxable year in which the election is made and may not be revoked without the consent of the IRS. U.S. Holders should consult their own tax advisors before making this election.

Amortizable Bond Premium

If a U.S. Holder purchased an original note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount in excess of its principal amount (excluding amounts allocated to pre-issuance accrued interest), the excess will be treated as bond premium. Any bond premium applicable to an original note will carry over to the exchange note received in exchange for such original note. A U.S. Holder generally may elect to amortize bond premium over the remaining term of an exchange note on a constant yield method. In such case, the U.S. Holder will reduce the amount required to be included in income each year with respect to interest on the exchange note by the amount of amortizable bond premium allocable to that year. Because we may call the notes under certain circumstances at a price in excess of their principal amount, the deduction for amortizable bond premium may be reduced or delayed. A U.S. Holder’s election to amortize bond premium on a constant yield method, once made, applies to all taxable bonds held or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year for which the election is made and may not be revoked without the consent of the IRS.

If a U.S. Holder elected to amortize bond premium on an original note, such election will carry over to the exchange note received in exchange for that original note. If a U.S. Holder does not make this election, the U.S. Holder will be required to include in gross income the full amount of interest on the exchange note in accordance with the U.S. Holder’s regular method of accounting and will include the premium in the tax basis of the exchange note for purposes of computing the amount of any gain or loss recognized on a taxable disposition of the exchange note. U.S. Holders should consult their own tax advisors concerning the computation and amortization of any bond premium on the exchange notes.

Sale or Other Disposition of Exchange Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of an exchange note, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between:

•

the amount of cash proceeds and the fair market value of any property received on such disposition (less any amount attributable to accrued and unpaid interest, which generally will be taxable as ordinary income to the extent not previously included in gross income); and

•	the U.S. Holder’s adjusted tax basis in the exchange note.

A U.S. Holder’s adjusted tax basis in an exchange note generally will equal the price that the U.S. Holder paid for the original note exchanged for such exchange note (excluding amounts allocated to pre-issuance accrued interest), increased by market discount previously included in gross income and decreased (but not below zero) by payments previously received other than stated interest payments and by amortized bond premium. Gain or loss that is recognized on the sale or other disposition of the exchange note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the sale or other disposition, the holding period of the exchange note is more than one year. Non-corporate taxpayers are generally subject to reduced rates of U.S. federal income taxation on net long-term capital gains. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments of interest on, and the proceeds of a sale or other disposition (including a retirement or redemption) of, exchange notes held by a U.S. Holder, unless such U.S. Holder is an exempt recipient. Backup withholding generally will apply to such payments unless the U.S. Holder provides the Company or the appropriate intermediary with a correct taxpayer identification number and complies with certain certification procedures, or the U.S. Holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. A U.S. Holder subject to backup withholding may be allowed a credit in the amount withheld against such U.S. Holder’s U.S. federal income tax liability and, if withholding results in an overpayment of tax, such U.S. Holder may be entitled to a refund, provided that the requisite information is properly furnished to the IRS on a timely basis.

Non-U.S. Holders

Taxation of Interest

Payments of interest on the exchange notes to a Non-U.S. Holder will qualify for the “portfolio interest exception,” and thus will be exempt from U.S. federal withholding tax, if the Non-U.S. Holder certifies as to its nonresident status as described below, provided that:

•

interest paid on the exchange notes is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (see “—Income or Gains Effectively Connected With a U.S. Trade or Business” below);

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of the stock of the Company;

•	the Non-U.S. Holder is not a controlled foreign corporation with respect to which the Company is a related person within the meaning of the Code; and

•	the Non-U.S. Holder is not a bank receiving interest on a loan agreement entered into in the ordinary course of its trade or business.

A Non-U.S. Holder may meet the certification requirement disclosed above by providing an IRS Form W-8BEN or appropriate substitute form to the Company, or the Company’s paying agent, certifying, under penalties of perjury, that it is not a U.S. person. If the Non-U.S. Holder holds the exchange note through a financial institution or other agent acting on the Non-U.S. Holder’s behalf, the Non-U.S. Holder generally will be required to provide appropriate documentation to the agent. The Non-U.S. Holder’s agent generally will then be required to provide appropriate certifications to the Company or the Company’s paying agent, either directly or through other intermediaries. Special certification rules apply to foreign estates and trusts and, in certain circumstances, certifications as to foreign status of trust owners or beneficiaries may have to be provided to the Company or the Company’s paying agent.

Payments of interest that do not qualify for the portfolio interest exemption as described above, and that are not effectively connected with the conduct of a trade or business in the U.S., will be subject to U.S. federal withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate such withholding tax. To claim the benefit provided by an applicable tax treaty, a Non-U.S. Holder generally must provide a properly completed and executed IRS Form W-8BEN to establish its entitlement to the applicable exemption or reduction of the U.S. federal withholding tax under the treaty.

Sale or Other Disposition of Exchange Notes

Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of the exchange notes, unless:

•

the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and generally, if a treaty applies, the gain is attributable to a United States permanent establishment maintained by such Non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax as described below under “—Income or Gains Effectively Connected With a U.S. Trade or Business;” or

•

the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are satisfied, in which case any gain (net of certain U.S. source capital losses) will be subject to U.S. federal income tax at a rate of 30% (or a lower applicable treaty rate).

Income or Gains Effectively Connected With a U.S. Trade or Business

If any interest on the exchange notes or gain from the sale, exchange or other disposition of the exchange notes is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax on a net income basis generally in the same manner as a U.S. Holder. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed place of business maintained by the holder in the United States.

Payments of interest that are effectively connected with a U.S. trade or business are not subject to the 30% withholding tax. To claim exemption from withholding, the Non-U.S. Holder must certify its qualification, which may be done by filing IRS Form W-8ECI or W-8BEN, as applicable. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits, subject to adjustments, that is effectively connected with its U.S. trade or business may be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable tax treaty might provide for a lower rate.

Backup Withholding and Information Reporting

In general, no backup withholding will be required with respect to payments received on the exchange notes or proceeds from the sale or other disposition (including retirement or redemption) of the exchange notes received by a Non-U.S. Holder if the Non-U.S Holder has provided the Company, or the Company’s paying agent, with an IRS Form W-8BEN (or a suitable substitute form) directly or through an intermediary or otherwise establishes an exemption and the Company does not have actual knowledge or reason to know that the holder is a U.S. person. However, interest paid to a Non-U.S. Holder will be subject to information reporting requirements, even if no tax is required to be withheld from such payment. Backup withholding is not an additional tax. A Non-U.S. Holder subject to backup withholding may be allowed a credit in the amount withheld against such Non-U.S. Holder’s U.S. federal income tax liability and, if withholding results in an overpayment of tax, such Non-U.S. Holder may be entitled to a refund, provided that the requisite information is furnished to the IRS on a timely basis.

Legislation Affecting Taxation of Notes Held By or Through Foreign Entities

Under legislation enacted in 2010 (“FATCA legislation”), payments to certain foreign entities (whether as the beneficial owner or as an intermediary for the beneficial owner) after December 31, 2012, of interest on, and the gross proceeds from the sale or other disposition of, a debt obligation of a U.S. issuer will be subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied. IRS administrative guidance defers such withholding tax to interest income paid on or after January 1, 2014 or gross proceeds paid on or after January 1, 2015.

FATCA legislation contains a grandfather provision that generally exempts from withholding any income paid on, or gross proceeds from the sale or other disposition of, a debt obligation that is outstanding on March 18, 2012. However, proposed Treasury regulations not yet in effect would, if adopted, extend this grandfather provision to debt obligations outstanding on January 1, 2013, unless such debt obligation undergoes a “significant modification” (within the meaning of Section 1.1001-3 of the Treasury regulations promulgated under the Code) after such date. Although the proposed Treasury regulations are not effective unless and until finalized, we anticipate that this legislation will not apply to the exchange notes (unless the terms of the exchange notes were to be significantly modified after January 1, 2013).

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF EXCHANGING ORIGINAL NOTES FOR EXCHANGE NOTES AND HOLDING AND DISPOSING OF EXCHANGE NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for the one-year period following the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until the date that is 180 days from the date of the original issuance of the exchange notes, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of one year following the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the reasonable fees and disbursements of one counsel for the initial purchasers of the original notes). We also have agreed to indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with the validity of the exchange notes will be passed upon for us by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio. Certain matters related to the laws of the State of Florida and the laws of the State of Indiana will be passed upon for us by our Chief Legal Officer.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-4 that we filed with the SEC registering the offering and issuance of the exchange notes. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about us and the exchange notes that, as permitted by the rules and regulations of the SEC, we have not included in this prospectus. A copy of the registration statement can be obtained at the address set forth below. You should read the entire registration statement for further information about us and the exchange notes.

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., in Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers, like us, who file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

In addition, our common shares are listed on the New York Stock Exchange, and similar information concerning us can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

Our internet website address is http://mihomes.com. We make available, free of charge, on or through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that are filed with or furnished to the SEC, and amendments to those reports, as soon as reasonably practicable after we electronically file such reports with, or furnish them to, the SEC. The contents of our website are not part of this prospectus, and the reference to our website does not constitute incorporation by reference in this prospectus of the information contained at that site.

INCORPORATION BY REFERENCE

We are “incorporating by reference” certain documents in this prospectus, which means that we are disclosing important information to you by referring you to other documents that contain such information. The information incorporated by reference in this prospectus is an important part of this prospectus. We incorporate by reference the following documents that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC on February 27, 2012;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, as filed with the SEC on April 27, 2012; and

•	our Current Reports on Form 8-K filed with the SEC on February 2, 2012, May 3, 2012 (two reports) and May 9, 2012.

We are also incorporating by reference in this prospectus all other documents (other than current reports furnished under Item 2.02 or 7.01 of Form 8-K and exhibits filed with such reports that are related to such items) that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination or completion of the offering of exchange notes under this prospectus.

Any statement contained in this prospectus or in a document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document that is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents incorporated by reference in this prospectus (including exhibits specifically incorporated by reference in those documents). Written or telephone requests should be directed to:

M/I Homes, Inc.

3 Easton Oval, Suite 500

Columbus, Ohio 43219

Attention: J. Thomas Mason, Chief Legal Officer

(614) 418-8000

$30,000,000

M/I Homes, Inc.

Offer to exchange

up to $30 million aggregate principal amount of outstanding unregistered 8.625% Senior Notes due 2018 for

an equal principal amount of 8.625% Senior Notes due 2018 which have been registered under the Securities Act of 1933, as amended

PROSPECTUS

June 19, 2012